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SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

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☐	Preliminary Information Statement
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☒	Definitive Information Statement

COGENT COMMUNICATIONS GROUP, INC. (Name of Registrant as Specified In Its Charter)
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1015 31st Street N.W.
Washington, D.C. 20007
(202) 295-4200

INFORMATION STATEMENT

        This Information Statement is being furnished to the stockholders of Cogent Communications Group, Inc., a Delaware corporation (the "Company" or "Cogent") in connection with the amendment of the Company's Fourth Amended and Restated Certificate of Incorporation ("Existing Charter") to increase the number of shares of Common Stock to 600 million, to amend the antidilution provisions of the Company's existing Series G Participating Convertible Preferred Stock (the "Series G Preferred Stock") and Series H Participating Convertible Preferred Stock (the "Series H Preferred Stock") and to authorize 50,000 additional shares of authorized but unissued and undesignated preferred stock (the "Undesignated Preferred Stock"). The Company has issued shares of its Series I Participating Convertible Preferred Stock (the "Series I Preferred Stock") and Series J Participating Convertible Preferred Stock (the "Series J Preferred Stock") and these shares will become convertible into shares of Common Stock upon the amendment of the Company's Existing Charter.

        The Series I Preferred Stock was issued in the merger of Symposium Gamma, Inc. ("Gamma") with and into a wholly-owned merger subsidiary of the Company (the "Gamma Merger"). The Series J Preferred Stock was issued in the merger of Symposium Omega, Inc. ("Omega") with and into a wholly-owned merger subsidiary of the Company (the "Omega Merger," and collectively with the Gamma Merger, the "Mergers"). This amendment to the Existing Charter and the Mergers are described in more detail in this Information Statement. This Information Statement will be first mailed to stockholders on or about May 8, 2004.

        As a result of the issuance of Series I Preferred Stock in connection with the Gamma Merger and the issuance of Series J Preferred Stock in connection with the Omega Merger, and as described more fully in the proposal and set forth on the table on page 8, the current holders of the Company's Common Stock will be substantially diluted. In addition, by electing to forego their anti-dilution protection, the holders of Series G and Series H Preferred Stock will be diluted to a greater extent than if they had not foregone such anti-dilution protection. As of March 31, 2004, assuming no anti-dilution adjustment to the Series G and Series H Preferred Stock and the conversion of all of the Company's convertible preferred stock (including the conversion of the Series I and Series J Preferred Stock at the conversion rates that will be applicable to such shares at the time that the proposed amendment to the Existing Charter becomes effective), the Series I and Series J Preferred Stock would represent approximately 26.5% of the total issued and outstanding equity of the Company, and the equity securities of the Company outstanding prior to the Omega and Gamma Mergers would represent approximately 73.4% of the total issued and outstanding equity of the Company. If the anti-dilution provisions of the Series G and Series H Preferred Stock had not been amended as described herein, the Series I and Series J Preferred Stock would represent approximately 22.9% of the total issued and outstanding equity of the Company, and the equity securities of the Company outstanding prior to the Omega and Gamma Mergers would represent approximately 77.1% of the total issued and outstanding equity of the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND A PROXY.

Consent Date; Outstanding Shares; Voting Rights

        It is anticipated that prior to the mailing of this information statement (the "Consent Date"), certain of the Company's stockholders, including holders of at least a majority of the Series G Preferred Stock and a majority of the Series H Preferred Stock, each voting as a separate class, will act by written consent to approve the proposal described in this Information Statement. It is anticipated that on the Consent Date, the Company's issued and outstanding capital stock will consist of:

  •
  13,995,164 shares of common stock, par value $.001 per share (the "Common Stock"), which was held by approximately 460 holders of record;

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  11,000 shares of Series F Participating Convertible Preferred Stock, par value $.001 per share (the "Series F Preferred Stock");

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  41,030 shares of Series G Preferred Stock, par value $.001 per share;

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  52,023 shares of Series H Preferred Stock, par value $.001 per share;

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  2,575 shares of Series I Preferred Stock, par value $.001 per share; and

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  3,891 shares of Series J Preferred Stock, par value $.001 per share.

        Holders of shares of our Common Stock are entitled to one vote for every share held, and holders of our Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock and Series J Preferred Stock are entitled to a number of votes per share equal to the number of shares of Common Stock issuable upon conversion of such shares of preferred stock. Each share of Series F Preferred Stock is convertible into 6,200 shares of Common Stock; each share of Series G Preferred Stock is convertible into between 5,759 and 19,617 shares of Common Stock (depending on the specific terms of the sub-series); and each share of Series H Preferred Stock is convertible into 769 shares of Common Stock. Prior to the amendment of the Existing Charter, neither the Series I Preferred Stock nor the Series J Preferred Stock are convertible into shares of our Common Stock, and as a result, holders of shares of our Series I Preferred Stock and Series J Preferred Stock currently are not entitled to vote. After the amendment of the Existing Charter, each share of Series I Preferred Stock will be convertible into 6,200 shares of Common Stock and each share of Series J Preferred Stock will be convertible into 30,998 shares of Common Stock.

Dissenters' Rights of Appraisal

        Under the laws of the State of Delaware and the Company's governing documents, stockholders will not have the right to dissent and obtain payment for their shares in connection with the proposals described in this Information Statement.

Note Regarding Share and Per Share Data

        In connection with the completion of the merger of Allied Riser Communications Corporation ("Allied Riser") with a subsidiary of the Company, which is discussed in the footnotes to the financial statements accompanying this Information Statement, the Company completed a ten-for-one reverse stock split with respect to its Common Stock. All share and per-share information contained in and accompanying this Information Statement reflects the occurrence of that reverse stock split.

PROPOSAL
AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION

        The Board of Directors has adopted, subject to stockholder approval, Amendment No. 1 to the Fourth Amended and Restated Certificate of Incorporation of the Company, a copy of which is attached hereto as Appendix A (the "Charter Amendment"). It is anticipated that on the Consent Date, stockholders holding capital stock of the Company representing a number of votes sufficient to approve the proposal, including holders of at least a majority of the Series G Preferred Stock and a majority of the Series H Preferred Stock, each voting as a separate class, will give their written consent to approve the adoption of the Charter Amendment.

        The Charter Amendment will:

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  increase the number of authorized shares of the Company's Common Stock from 395 million shares to 600 million shares by authorizing 205 million additional shares of authorized but unissued common stock;

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  increase the number of authorized shares of the Undesignated Preferred Stock from 120,000 shares to 170,000 shares by authorizing 50,000 additional shares of authorized but unissued Undesignated Preferred Stock; and

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  amend each of the certificates of designation of the Series G Preferred Stock and the Series H Preferred Stock to exclude from the definition of "Additional Shares of Common Stock" the issuance of Series I Preferred Stock and Series J Preferred Stock.

        The Charter Amendment will become effective upon its filing with the Secretary of State of the State of Delaware. Except as described herein, the Company has no current plan, proposal or arrangement, written or otherwise, to issue the additional Common Stock or the Undesignated Preferred Stock. However, the Company may from time to time issue some or all of the additional Common Stock or Undesignated Preferred Stock in connection with one or more acquisitions, financings or other transactions deemed to be in the Company's best interests.

DESCRIPTION OF OUR BUSINESS

        We provide high-speed Internet access to businesses and other telecommunications service providers. These customers are located in buildings directly connected to Cogent's fiber optic network. Services are provided in these locations to our customers utilizing Ethernet interfaces. We call these services our "on-net" services. We also offer services to customers utilizing leased circuits providing more traditional Internet access speeds of T1, E1, E3, and T3. We call these services our "off-net" services. The discussion below includes information on our French and Spanish and related European operations. However, because our French and Spanish operations were acquired in January 2004, the financial statements and other financial information included in our annual report reflect the results of operation of only our U.S. and Canadian operations.

        In the buildings in which we offer our on-net services, we typically place a rack of equipment allowing us to terminate our optical signal from the metropolitan network and provide interconnection to our end customers either through cross connects within carrier-neutral facilities or riser facilities that we own, operate and terminate in our customer's suite.

        We also provide high speed Internet access and rack co-location in approximately 27 data centers in the United States and Europe.

        In the United States and Canada, our network is linked to approximately 860 buildings in more than 20 metropolitan markets. In these markets, our network is constructed of dark fiber that we control pursuant to long-term supply agreements. This dark fiber connects at hubs (or central office locations) that we have constructed in each key market. Within these hub facilities, we deploy our metropolitan optical equipment, our core routing technology and a physical interconnection to our intercity long haul fiber-optic network. In Europe our network links approximately 39 markets, primarily in France and Spain, in which we have 42 on-net buildings.

        Our intercity network is comprised of approximately 12,500 route-miles and 25,000 fiber-miles in North America and approximately 10,000 route-kilometers and 20,000 fiber-kilometers in France and Spain (and an additional 5,000 route-kilometers and 10,000 fiber-kilometers in Germany upon delivery and integration of the German network). Our North American and European networks are interconnected via two leased high capacity STM-16 circuits. We interconnect our network at approximately 30 locations worldwide with over 400 other Internet service providers providing for our internetworking capacity. Our network has been optimized for transmission using Internet Protocol, or "IP". Our network has been designed to offer these services at speeds that we believe have not been generally and commercially available from our competitors. In addition to the core services described above, we also support a number of non-core products. These products include email, shared web hosting, managed web hosting, and dial up Internet access. We continue to support these products as customer contracts require.

        Our network incorporates assets that we have purchased and deployed in connection with the nine major corporate acquisitions we have completed. Our acquisition strategy has focused on targets that employ technology that is complementary to the technology that we have deployed. The network equipment and infrastructure we acquired in these transactions have generally been re-deployed in an architecture meeting our network design criteria.

DESCRIPTION OF THE MERGERS

        Each of the Mergers was entered into as part of a multi-step transaction through which the Company was able to expand its operations into Europe. The structure of each of the Mergers was essentially the same. The Company's principal stockholders, together with BNP Europe Telecom & Media Fund II, LP and Natio Vie Developpement 3, FCPR (collectively, the "Gamma/Omega Investors"), invested funds in the Delaware corporations Symposium Gamma, Inc. and Symposium Omega, Inc., which each acquired the European assets that the Company wished to acquire. The Company negotiated the terms under which the assets would be acquired by Gamma and Omega then acquired the assets using the funds invested in each of them. After acquiring the assets, Gamma and Omega merged into subsidiaries of the Company in return for the issuance of the Series I Preferred Stock and the Series J Preferred Stock of the Company, respectively, to their stockholders. The Gamma/Omega Investors made their investments on the condition that the terms of the Series I and Series J Preferred Stock be substantially the same as those of the Series G Preferred Stock. Because the Series G Preferred Stock was issued in a number of sub-series, the conversion price of the Series I and Series J Preferred Stock was set at the average conversion price of the Series G Preferred Stock. In addition, in order to preserve parity with the Series G Preferred Stock, the Gamma/Omega Investors required as a condition of their investment that holders of the Series G and Series H Preferred Stock waive their anti-dilution protection with respect to issuance of the Series I and Series J Preferred Stock.

The Gamma Merger

        In the third quarter of 2003, the Company became aware that LNG Holdings SA ("LNG") might be available for purchase. LNG and its operating subsidiaries operated a European telecommunications network and were on the verge of insolvency. The Company initially determined that it did not want to acquire the entire LNG operations at that time. However, the Company was interested in certain aspects of the LNG businesses and, given the Company's history of acquiring troubled assets, reconsidered and undertook further discussions with the owners of LNG with a view towards some type of transaction. The owners of LNG rejected any proposal other than a transaction in which they could transfer their entire ownership in LNG to a new owner. In order to prevent LNG from liquidating and to preserve the Company's ability to structure an acceptable acquisition, in November 2003, the Company's chief executive officer formed and became the sole stockholder of Symposium, Inc. ("Symposium"), which acquired a 90% interest in LNG in return for the indemnification and release of the former owners from any liabilities associated with LNG and the commitment on the part of Symposium to cause at least $2 million to be invested in the LNG subsidiaries.

        In January 2004, LNG transferred its interest in Firstmark Communications Participations S.à.r.l. ("FMCP") to Gamma in return for a commitment by Gamma to invest at least $2 million in the operations of LambdaNet France, one of FMCP's subsidiaries. Gamma also undertook to obtain the release of LNG from certain guarantees of obligations of FMCP's French operating subsidiary. In January 2004, Gamma merged with a wholly-owned subsidiary of the Company. Under the merger agreement all of the issued and outstanding shares of Gamma common stock were converted into 2,575 shares of the Company's Series I Preferred Stock. The 2,575 shares of the Series I Preferred Stock will be convertible into approximately 16.0 million shares of the Company's common stock upon approval of the Charter Amendment.

The Omega Merger

        LNG also had a subsidiary operating company that provides telecommunications service in Germany. The Company explored the possibility of acquiring the German operations, however, it was unable to reach an acceptable agreement with the creditors of the German subsidiary, primarily a consortium of German banks. When it became apparent that the Company would not likely acquire the German operations of LNG, it began to pursue other opportunities in Germany. In the first quarter of

2004, the Company identified as an attractive acquisition certain telecommunication assets formerly operated as part of the Carrier One network. In March 2004, Gamma signed a binding term sheet to acquire from the owner of the former Carrier One network, GLH GmbH, a German fiber optic network, two strands of fiber optic cable by means of a pre-paid lease and certain equipment in Germany for approximately 2.3 million euros. The German network includes a pair of single mode fibers under a fifteen-year prepaid lease (known as an indefeasible right of use or IRU), network equipment, and the co-location rights to facilities in approximately thirty-five points of presence in Germany. The agreement includes monthly service fees of approximately 85,000 euros for co-location, power and maintenance of the pair of single mode fibers. In conjunction with this transaction, the Gamma/Omega Investors purchased shares in Omega in return for $19.5 million. Omega then merged into the Company with the Gamma/Omega Investors receiving 3,891 shares of Series J Preferred Stock. The Series J Preferred Stock will be convertible into approximately 120.6 million shares of our Common Stock upon approval of the Charter Amendment. It is anticipated that the network will be delivered in full by May 2004. The Company intends to integrate this German network into its existing European networks and introduce point-to-point transport, transit services and its North American product set in Germany.

Terms of the Series I Preferred Stock and Series J Preferred Stock

        A summary of certain of the rights and preferences of the Series I Preferred Stock and Series J Preferred Stock is set forth below. The complete designation of the rights and preferences of the Series I Preferred Stock and Series J Preferred Stock is set forth in the certificates of designation in the forms attached hereto as Appendices B and C, respectively. The rights and preferences of the Series I Preferred Stock and Series J Preferred Stock are independent from and not related to one another except as described below under "Antidilution."

Dividends

        The holders of the Series I Preferred Stock and the Series J Preferred Stock will be entitled to receive out of legally available funds, dividends (on an as-converted-to-Common-Stock basis) payable when and if dividends are declared by the Board of Directors with respect to the Common Stock. The Company has no current plan, proposal or arrangement, written or otherwise, to pay dividends with respect to the Common Stock.

Conversion

        Each share of the Series I Preferred Stock and the Series J Preferred Stock may be converted into shares of Common Stock at the election of its holder at any time after the Charter Amendment becomes effective (the "Convertibility Date").

        After the Convertibility Date, each share of the Series I Preferred Stock will be automatically converted into approximately 6,200 shares of Common Stock upon the affirmative election of the holders of at least 80% of the outstanding shares of the Series I Preferred Stock. Each share of the Series I Preferred is convertible into approximately 6,200 shares of Common Stock and will be convertible into an aggregate of approximately 16.0 million shares of Common Stock representing 3.1% of the fully diluted authorized and outstanding shares of Common Stock as of the completion of the Gamma Merger (assuming conversion of all of the Company's issued and outstanding securities that are convertible into Common Stock and exercise of all outstanding options and warrants or any other rights to purchase or acquire other equity interests in the Company).

        After the Convertibility Date, each share of the Series J Preferred Stock will be automatically converted into approximately 30,998 shares of Common Stock upon the affirmative election of the holders of at least 80% of the outstanding shares of the Series J Preferred Stock. Each share of the Series J Preferred is convertible into approximately 30,998 shares of Common Stock and will be convertible into an aggregate of approximately 120.6 million shares of Common Stock representing 23.4% of the fully diluted authorized and outstanding shares of Common Stock after as of the completion of the Omega Merger (assuming conversion of all of the Company's issued and outstanding securities that are convertible into Common Stock and exercise of all outstanding options and warrants or any other rights to purchase or acquire other equity interests in the Company).

        The conversion price will be subject to adjustment as provided in the paragraph below (relating to antidilution). The Series I Preferred Stock and the Series J Preferred Stock will be automatically converted into Common Stock, at their then applicable conversion rates in the event of an underwritten public offering of shares of the Company at a total offering of not less than $50 million at a post-money valuation of the Company of $500 million (a "Qualifying PO").

Sinking Fund Provisions

        Neither the Series I Preferred Stock nor the Series J Preferred Stock are subject to sinking fund provisions.

Restrictions on Alienability

        Neither the Series I Preferred Stock nor the Series J Preferred Stock are subject to restrictions on alienability.

Antidilution

        Proportional adjustments will be made for stock splits, stock dividends, recapitalizations, and the like. The conversion prices of the Series I Preferred Stock and the Series J Preferred Stock will be adjusted on a weighted average basis for issuances of additional equity securities at a purchase price below the then-effective applicable conversion prices of the Series I Preferred Stock and the Series J Preferred Stock (subject to exceptions). In addition, if there is an adjustment to the conversion price of the Series F Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock or the Series J Preferred Stock, then all such series of preferred stock shall receive the same proportional adjustment.

Voting Rights and Protective Provisions

        After the Convertibility Date, the Series I Preferred Stock and the Series J Preferred Stock will vote together with the Common Stock and not as separate classes, except as required by law with respect to any amendment or waiver of any provisions of the Company's proposed Charter Amendment or Bylaws that adversely affects the rights, preferences and privileges of the Series I Preferred Stock or the Series J Preferred Stock. Each share of the Series I Preferred Stock and the Series J Preferred Stock will have a number of votes equal to the number of shares of Common Stock then issuable upon conversion of such share on all matters except for the election of directors for which the Series J Preferred Stock will have no vote.

Liquidation Preference; Participation

        Upon an acquisition, dissolution, liquidation, or winding up of the Company, the holders of the Series I Preferred Stock, the Series J Preferred Stock and the other holders of preferred stock of the Company shall be entitled to receive, out of the assets of the Company remaining after all of the Company's debts and liabilities have been paid or otherwise provided for, but before any payments have been made to the holders of Common Stock, an amount payable in cash on account of each share of Series I Preferred Stock and each share of Series J Preferred Stock plus any declared but unpaid dividends amounts equal to and with the preference as follows: (1) the holders of the Series F Preferred Stock, Series G Preferred Stock, Series I Preferred Stock and Series J Preferred Stock will be entitled to receive on a pari passu basis a return of an amount equal to the amount paid, or deemed to have been paid, for such preferred stock; (2) the holders of the Series G Preferred Stock will be entitled to $82 million, the holders of Series I Preferred Stock will be entitled to receive $5.2 million, the Series J Preferred Stock will be entitled to receive $38.9 million and the holders of the Series H Preferred Stock will receive $8.8 million; (3) the holders of the Series F Preferred Stock shall receive $18.1 million; and (4) the holders of the Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock and Series J Preferred Stock will be entitled to share with the holders of Common Stock in any remaining proceeds on an as converted to Common Stock basis.

        An "acquisition" includes a merger, consolidation, or sale of all or substantially all of the assets of the Company in any transaction or series of related transactions in which the stockholders of the Company do not own 50% of the voting power of the surviving corporation.

Redemption

        Neither the Series I Preferred Stock nor the Series J Preferred Stock will be redeemable.

Registration Rights Agreement and Stockholders Agreement

        The holders of the Series F Preferred Stock, Series G Preferred Stock, Series I Preferred Stock and Series J Preferred Stock have entered into a Fourth Amended and Restated Registration Rights Agreement with the Company, that provides for, among other things, registration rights with respect to Common Stock issued to the parties to the agreement. The holders of the Series F Preferred Stock, Series G Preferred Stock, Series I Preferred Stock and Series J Preferred Stock have also entered into a Third Amended and Restated Stockholders Agreement, that provides for, among other things, an agreement by these parties to vote shares of Common Stock held by them for directors of the Company so as to elect as directors of the Company persons designated by certain of the parties to such agreement as well as the right to participate on a proportional basis in any future equity offerings by the Company.

Dilutive Effect on Existing Equity Securities

        Due to the issuance of the Series I Preferred Stock in connection with the Gamma Merger and the issuance of the Series J Preferred Stock in connection with the Omega Merger, our existing Common Stock and Preferred Stock, as a percentage of the total number of shares of the Company's equity securities assuming conversion of the Preferred Stock, has been substantially diluted.

	Percentage of Outstanding Common Stock Owned (Assuming Conversion of Preferred Stock)
Existing Class of Equity Securities	Before Issuance of Series I Preferred Stock and Series J Preferred Stock	After Issuance of Series I Preferred Stock and Series J Preferred Stock (assuming no anti-dilution adjustment to Series G and Series H Preferred Stock)	After Issuance of Series I Preferred Stock and Series J Preferred Stock (assuming anti-dilution adjustment to Series G and Series H Preferred Stock)
Common Stock	3.7%	2.7%	2.2%
Existing Preferred Stock	96.2%	70.7%	74.9%
Series I Preferred Stock	—	3.1%	2.7%
Series J Preferred Stock	—	23.4%	20.2%

        Additionally, in the event of any dissolution, liquidation, or winding up of the Company, at least $7.7 million will be paid in cash to holders of the Series I Preferred Stock, at least $58.4 million will be paid in cash to holders of the Series J Preferred Stock, at least $29.1 million will be paid in cash to the holders of the Series F Preferred Stock, at least $123.0 million will be paid in cash to the holders of the Series G Preferred Stock and at least $8.8 million will be paid in cash to the holders of the Series H Preferred Stock before any payment is made to the holders of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of shares of the Company's capital stock as of March 31, 2004, (1) assuming conversion of all of the shares of Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock into common stock at their then-effective conversion rates, and (2) assuming that the Series I Preferred Stock and the Series J Preferred Stock were convertible on that date and assuming conversion of all of the shares of the Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock and Series J Preferred Stock into Common Stock at their then effective conversion rates, by:

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  each stockholder known to us to be a beneficial owner of more than 5% of any class of voting capital stock;

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  each of our directors;

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  each of our named executive officers; and

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  all of our executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options, warrants and securities convertible into common stock held by that person that are exercisable as of March 31, 2004 or exercisable within 60 days thereof are deemed beneficially owned. Except as indicated in the footnotes to this table, we believe that each stockholder named in the following table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name, except to the extent shared by a spouse under applicable law. This table is based on information supplied by officers, directors and principal stockholders. As of March 31, 2004, assuming conversion of all of the Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock into Common Stock at their then effective conversion rates, there would have been 377,999,564 shares of Common Stock outstanding. If the Series I Preferred Stock and Series J Preferred Stock had been convertible as of March 31, 2004, and assuming conversion of all of the outstanding preferred stock of the Company, including the Series I Preferred Stock and Series J Preferred Stock, into Common Stock at their then effective conversion rates, there would have been 514,567,326 shares of Common Stock outstanding.

        Unless otherwise noted, the address for each stockholder below is: c/o Cogent Communications Group, Inc., 1015 31st Street, N.W., Washington D.C. 20007.

Name and Address	Number of Shares	Percent Ownership as of March 31, 2004	Number of Shares after convertibility of Series I Preferred Stock and Series J Preferred Stock	Percent Ownership after convertibility of Series I Preferred Stock and Series J Preferred Stock
Entities affiliated with Jerusalem Venture Partners Building One Mahla, Jerusalem 91487(1)	80,015,134	21.18%	98,632,617	19.18%
Entities affiliated with Worldview Technology Partners 435 Tasso Street, #120 Palo Alto, CA 94301(2)	59,903,503	15.86	66,105,487	12.85
Entities affiliated with Oak Investment Partners IX, LP One Gorham Island Westport, CT 06880(3)	60,702,017	16.07	79,300,901	15.42
Entities affiliated with Broadview Capital Partners One Bridge Plaza(4) Fort Lee, NJ 07024	33,051,668	8.75	40,230,837	7.82
Entities affiliated with BNP Europe Telecom and Media Fund II, L.P.(5)	—	—	77,495,350	15.07
Cisco Systems Capital Corporation(6)	68,199,901	18.05	68,199,901	13.26
David Schaeffer(7)	16,940,378	4.48	16,940,378	3.29
H. Helen Lee(8)	1,817,693	*	1,817,693	*
Erel Margalit	80,015,134	21.18	98,632,617	19.18
Edward Glassmeyer	60,702,017	16.07	79,300,901	15.42
Timothy Weingarten	59,903,503	15.86	66,105,487	12.85
Steven Brooks	33,051,668	8.75	40,230,837	7.82
Mark Schleifer(9)	210,000	*	210,000	*
Robert Beury(10)	210,000	*	210,000	*
Directors and executive officers as a group persons) (11)	253,481,250	67.10	304,078,770	59.12

*
Less than 1%

(1)
Includes shares held by entities affiliated with Jerusalem Venture Partners, of which Mr. Margalit is Managing General Partner and Mr. Carus is a General Partner and CFO, including: (a) JVP III, LP, (b) JVP III (Israel) LP, (c) JVP Entrepreneurs Fund LP, (d) JVP IV, LP, (e) JVP-IV-A LP, and (f) JVP IV (Israel) LP. Messrs. Margalit and Carus disclaim beneficial ownership of such shares.

(2)
Includes shares held by entities affiliated with Worldview Technology Partners, including: (a) Worldview Technology Partners III, LP, (b) Worldview Technology International III, LP, (c) Worldview Strategy III, LP, (d) Worldview III Carrier Fund, LP, (e) Worldview Technology Partners IV, LP, (f) Worldview Technology International IV, LP, and (g) Worldview Strategic Partners IV, LP. Mr. Weingarten disclaims beneficial ownership of such shares.

(3)
Includes shares of preferred stock held by: Oak Investment Partners IX, LP, Oak IX Affiliates Fund, LP, and Oak IX Affiliates (Annex), LP. Mr. Glassmeyer disclaims beneficial ownership of such shares.

(4)
Includes shares held by entities affiliated with Broadview Capital Partners, including: (a) BCI Holdings LP, (b) Broadview Holdings LLP, (c) Broadview BCPSBS Fund, (d) Broadview Capital Partners Affiliates Fund, (e) Broadview Capital Partners Management and (f) Broadview Capital Partners Qualified Purchaser Fund.

(5)
Includes shares held by Natio Vie Developpement 3, Fonds Commun de Placement a Risque ("NVD3"), and BNP Europe Telecom & Media Fund II ("BNP ETMF"). BNP ETMF may be deemed to beneficially own the shares held by NVD3 by virtue of their relationship, whereby BNP Private Equity SA ("BNP PE") is the management company of NVD3 and BNP PE shares certain common directors with General Business Finance and Investments Ltd. ("GBFI"), the general partner of BNP ETMF. Pursuant to the terms of the merger agreement pursuant to which the Series I and Series J Preferred Stock were issued, Jean Jacques Bertrand became a member of the Company's Board of Directors on April 8, 2004. Mr. Bertrand is a member of the Board of Directors of BNP PE and is a director and one of the shareholders of GBFI. Mr. Bertrand disclaims beneficial ownership of the shares held by NVD3 and BNP ETMF except to the extent of any indirect pecuniary interest in such entity.

(6)
Includes 11,000 shares of Series F Preferred Stock, convertible into 68,199,901 shares of Common Stock.

(7)
Includes 295,424 shares of Common Stock, 160,424 of which are owned directly by Mr. Schaeffer and 135,000 shares of which are held by the Schaeffer Descendant's Trust. Mr. Schaeffer disclaims beneficial ownership of such shares. Also includes 16,538 shares of Series H Preferred Stock, convertible into 12,721,545 shares of Common Stock.

(8)
Includes 2,363 shares of Series H Preferred Stock, convertible into 1,817,693 shares of Common Stock.

(9)
Includes 273 shares of Series H Preferred Stock, convertible into 210,000 shares of Common Stock.

(10)
Includes 273 shares of Series H Preferred Stock, convertible into 210,000 shares of Common Stock.

(11)
See footnotes (1) through (6) above. Consists of David Schaeffer, H. Helen Lee, Mark Schleifer, Robert Beury, Erel Margalit, Edward Glassmeyer, Timothy Weingarten, Steven Brooks, Michael Carus, R. Brad Kummer, Timothy O'Neill and Thaddeus Weed.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        You should read this Information Statement together with the financial statements and related notes and other information accompanying this Information Statement. The results discussed therein are not necessarily indicative of the results to be expected in any future periods. Certain matters discussed therein are forward-looking statements. This Information Statement may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws, including any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect" or "anticipate" and other similar words. Such forward-looking statements may be contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations," (attached to this Information Statement in Appendix D) among other places.

        Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties. Key risks to our Company are described in our annual report for the fiscal year ended December 31, 2002 on Form 10-K and our other documents filed from time to time with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statement.

FINANCIAL INFORMATION REGARDING THE COMPANY

Financial Statements

        The Company's audited balance sheets as of December 31, 2003 and 2002 and audited statements of operations, statements of stockholders' equity and statements of cash flows for the years ended 2003, 2002 and 2001 and related notes to the financial statements are attached to this Information Statement in Appendix E (the "Audited Financial Statements").

        Included in this Information Statement is an unaudited pro forma consolidated balance sheet as of December 31, 2003 and unaudited pro forma consolidated statements of operations for the twelve months ending December 31, 2003 and the related notes to the unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of operations (the "Pro Forma Financial Statements"). The Pro Forma Financial Statements give effect to the Gamma Merger (including the Company's January 2004 acquisition of FMCP) and the Omega Merger.

Supplementary Financial Information

        The following tables present unaudited quarterly financial information for eight quarters ended December 31, 2003. The Company believes this information reflects all adjustments (consisting only of normal recurring adjustments) that it considers necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The results for any quarter are not necessarily indicative of results for any future period (in thousands, except per share data):

	Three months ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
	(in thousands, except share and per share amounts)
Net service revenue	$14,233	$15,519	$15,148	$14,522
Cost of network operations, including amortization of deferred compensation	10,739	12,282	12,067	13,236
Operating loss	(14,880)	(16,568)	(15,901)	(33,878)
Gain—Cisco credit facility—troubled debt restructuring	—	—	215,432	—
Gain—Allied Riser note exchange	24,802	—	—	—
Net (loss) income	1,914	(22,796)	196,462	(34,837)
Net (loss) income applicable to common stock	1,914	(22,796)	144,462	(34,837)
Net (loss) income per common share—basic	0.55	(6.54)	18.48	(2.64)
Net (loss) income per common share—diluted	0.14	(6.54)	0.86	(2.64)
Weighted-average number of shares outstanding—basic	3,483,838	3,483,838	10,628,612	13,204,582
Weighted-average number of shares outstanding—diluted	13,845,149	3,483,838	228,595,536	13,204,582

	Three months ended
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002
	(in thousands, except share and per share amounts)
Net service revenue	$3,542	$18,578	$15,960	$13,833
Cost of network operations, including amortization of deferred compensation	6,908	16,007	14,243	12,166
Operating loss	(16,684)	(15,523)	(16,875)	(13,192)
Net loss	(17,959)	(24,562)	(25,409)	(23,914)
Net loss applicable to common stock	(17,959)	(24,562)	(25,409)	(23,914)
Net loss per common share	(6.81)	(7.18)	(7.34)	(6.86)
Weighted-average number of shares outstanding	2,637,951	3,419,582	3,463,995	3,483,838

Management's Discussion and Analysis of Financial Condition and Results of Operations

        Attached to this Information Statement in Appendix D is management's discussion and analysis of the Company's financial condition, changes in financial condition and results of operations for each of the fiscal years and interim periods covered by the Audited Financial Statements and the Unaudited Financial Statements. We encourage you to read the full text of Appendix D to gain a better understanding of the Company's historical financial statements.

Quantitative and Qualitative Disclosures About Market Risk

        All of our financial interests that are sensitive to market risk are entered into for purposes other than trading. Our primary market risk exposure is related to our marketable securities. We place our marketable securities investments in instruments that meet high credit quality standards as specified in our investment policy guidelines. Marketable securities were approximately $12.0 million at December 31, 2003, $7.9 million of which are considered cash equivalents and mature in 90 days or less and $4.1 million are short-term investments consisting of commercial paper and certificates of deposit. Approximately $0.8 million of these investments are restricted for collateral against letters of credit totaling $0.8 million.

        We also own approximately $1.6 million of commercial paper investments ($ 0.7 million) and a Canadian treasury bill ($ 0.9 million) that are classified as other long-term assets. These investments are restricted for collateral against letters of credit totaling approximately $1.6 million.

        As described in Item 2 in our annual report on Form 10-K, effective on July 31, 2003, we restructured our debt with Cisco Capital and reduced the principal amount outstanding to $17.0 million. The restructured debt is evidenced by an amended and restated note (the "New Note") for $17.0 million payable to Cisco Capital. The New Note was issued under the current credit agreement that is to be repaid in three installments. No interest is payable on the New Note for the first 30 months unless we default under the terms of the Amended and Restated Credit Agreement. Principal and interest is paid as follows: a $7.0 million principal payment is due after 30 months, a $5.0 million principal payment plus interest accrued is due in 42 months, and a final principal payment of $5.0 million plus interest is due in 54 months. When the New Note accrues interest, interest accrues at the 90-day LIBOR rate plus 4.5%.

        If market rates were to increase immediately and uniformly by 10% from the level at December 31, 2003, the change to our interest sensitive assets and liabilities would have an immaterial effect on our financial position, results of operations and cash flows over the next fiscal year. A 10% increase in the weighted-average interest rate for the year ended December 31, 2003 would have increased our interest expense for the period by approximately $1.7 million.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited condensed combined pro forma financial statements ("the pro forma financial statements") and explanatory notes have been prepared to give effect to the mergers between the Company and Gamma and the Company and Omega using the purchase method of accounting for business combinations. The mergers are being accounted for as purchase business combination as defined by Statement of Financial Accounting Standards ("SFAS") No. 141. The Company is the acquiring enterprise for purposes of accounting for the merger.

        In accordance with Article 11 of Regulation S-X under the Securities Act, an unaudited condensed combined pro forma balance sheet ("the pro forma balance sheet") as of December 31, 2003, and unaudited condensed combined pro forma statement of operations ("the pro forma statement of operations") for the year ended December 31, 2003, have been prepared to reflect, for accounting purposes, the mergers of Gamma, Omega and the Company. The Gamma Merger resulted in Firstmark Communications Participations S.à.r.l. becoming a indirect subsidiary of the Company and the Omega Merger resulted in the Company's acquisition of certain network assets in Germany, each as more fully described in "Description of the Mergers" on page 5.

        The following pro forma financial statements have been prepared based upon the historical financial statements of the Company, FMCP and Omega. The pro forma financial statements should be read in conjunction with (a) the historical consolidated financial statements of the Company as of December 31, 2003 and 2002, for the years ended December 31, 2003, 2002 and 2001, and (b) the historical consolidated financial statements and related notes thereto of FMCP filed in the Company's amendment to Form 8-K filed on March 30, 2004.

        The pro forma balance sheet as of December 31, 2003, assumes that the January 5, 2004 acquisition of FMCP and the March 30, 2004 acquisition of Omega, were completed on December 31, 2003. The pro forma balance sheet includes historical audited consolidated balance sheet data of the Company and FMCP. Omega was formed in March 2004, accordingly there is no historical unaudited consolidated balance sheet data for Omega as of December 31, 2003.

        The pro forma statement of operations assumes that the mergers occurred on January 1, 2003. The pro forma statements of operations for the year ended December 31, 2003, include the historical audited consolidated statements of operations data of the Company and FMCP. Omega was formed in March 2004, accordingly there is no historical unaudited statement of operations data for Omega for the year ended December 31, 2003.

        The pro forma financial statements are provided for illustrative purposes only, and are not necessarily indicative of the operating results or financial position that would have occurred if these transactions had been consummated at the beginning of the period or on the date indicated, nor are they necessarily indicative of any future operating results or financial position. The pro forma financial statements do not include any adjustments related to any restructuring charges, profit improvements, potential costs savings, or one-time charges which may result from these transactions or the final result of valuations of property, plant and equipment, intangible assets, debt, and other obligations. The Company is currently integrating the operations of FMCP, which will involve additional costs.

Unaudited Condensed Combined Pro Forma Balance Sheet
As of December 31, 2003
(dollars in thousands)

	Historical Cogent	Historical FMCP	FMCP and Omega Pro Forma Acquisition Adjustments		Cogent, FMCP & Omega Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,875	$2,159	$2,575	(a)	$32,063
			19,454	(g)
Short-term investments	4,115	—			4,115
Accounts receivable, net	5,066	6,782			11,848
Accounts receivable, related parties	—	143	(143	)(b)	—
Accounts receivable, other	—	2,872			2,872
Prepaid expenses and other current assets	905	2,987			3,892

Total current assets	17,961	14,943			54,790
PROPERTY AND EQUIPMENT, net	314,406	131,952	(75,494	)(c)	370,864
GOODWILL AND OTHER INTANGIBLE ASSETS, net	8,109	909	(54	)(d)	8,964
OTHER ASSETS, net	3,964	4,145			8,109

Total assets	$344,440	$151,949			$442,727

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$7,296	15,043			22,339
Accounts payable—related parties	—	9,751	(9,751	)(b)	—
Accounts payable—other	—	1,737			1,737
Accrued liabilities	7,885	4,819	506	(e)	13,210
Current maturities of capital lease obligations	3,646	—			3,646
Current maturities of debt	—	3,609			3,609

Total current liabilities	18,827	34,959			44,541
CAPITAL LEASE OBLIGATIONS, net of current maturities	58,107	48,429			106,536
LONG-TERM LIABILITIES:
Amended and Restated Cisco Note	17,842	—			17,842
Convertible notes, net of discount	4,107	—			4,107
Advances from related parties	—	271,187	(269,932	)(b)	1,255
Other long term liabilities	803	860			1,663

Total liabilities	99,686	355,435			175,944

STOCKHOLDERS' EQUITY:
Convertible preferred stock, Series F	10,904	—			10,904
Convertible preferred stock, Series G	40,787	—			40,787
Convertible preferred stock, Series H	45,990	—			45,990
Convertible preferred stock, Series I	—	—	2,575	(a)	2,575
Convertible preferred stock, Series J	—	—	19,454	(g)	19,454
Common stock	14	—			14
Additional paid-in capital	232,461	16	(16	)(f)	232,461
Warrants	764	—			764
Deferred compensation	(32,680)	—			(32,680)
Accumulated other comprehensive income	628	2,625	(2,625	)(f)	628
Treasury stock	(90)	—			(90)
Accumulated deficit	(54,024)	(206,128)	206,128	(f)	(54,024)

Total stockholders' equity	244,754	(203,487)			266,783

Total liabilities and stockholders' equity	$344,440	$151,948			$442,727

Notes to the Unaudited Condensed Combined Pro Forma Balance Sheet
As of December 31, 2003

        (a)   Represents $2.5 million of cash raised by Gamma for the sale of Gamma common stock. In January 2004, Gamma merged with the Company. Under the merger agreement all of the issued and outstanding shares of Gamma common stock were converted into 2,575 shares of the Company's Series I Preferred Stock and Cogent became Gamma and FMCP's sole shareholder. The 2,575 shares of Series I Preferred Stock are convertible into approximately 16.0 million shares of the Company's common stock.

        (b)   Advances from related parties represent amounts due to LNG Holdings S.A. ("LNG"), FMCP's former parent company. On January 5, 2004 LNG, a Luxembourg corporation, conveyed to Gamma all debt owed to LNG by FMCP and its subsidiaries. In February 2004, Lambdanet France, one of FMCP's subsidiaries, repaid LNG $1.3 million. The pro forma adjustment of $269.9 million reduces advances from related parties to this amount, since it was repaid in cash. The debts of LambdaNet Communications Deutschland AG ("LNCD") to LNG, reflected as amounts due to related parties and accounts receivable, were also assigned to Gamma. Since these amounts were conveyed to Gamma, they were eliminated in the consolidation of the Company and FMCP. LNCD is a subsidiary of LNG that was not acquired by Gamma, or the Company.

        (c)   Represents the allocation of $75.5 million of $76.6 million of negative goodwill to FMCP's property and equipment.

        (d)   Represents the estimated fair value of acquired intangible assets of $1.1 million reduced by the allocation of $1.2 million of $76.6 million of negative goodwill. Acquired intangibles include customer contracts and will be amortized over their estimated useful lives of 2 years.

        (e)   Represents the estimated costs associate with the transaction.

        (f)    Represents the elimination of the historical equity of FMCP.

        The FMCP purchase price allocation is preliminary and may change upon final determination of the fair value of the assets and liabilities acquired.

FMCP	AMOUNTS IN THOUSANDS
Fair value of assets acquired	$78,832
Less: valuation of Series I preferred stock	(2,575)

Fair value of liabilities assumed	76,257

        (g)   Represents $19.5 million of cash raised by Omega for the sale of Omega common stock. In March 2004, Omega merged with the Company. Under the merger agreement all of the issued and outstanding shares of Omega common stock were converted into 3,891 shares of the Company's Series J Preferred Stock and the Company became Gamma and Omega's sole shareholder. The 3,891 shares of Series J Preferred Stock are convertible into approximately 120.6 million shares of the Company's common stock.

Unaudited Condensed Combined Pro forma Statement of Operations
For Year Ended December 31, 2003
(in thousands, except share and per share data)

	Historical Cogent	Historical FMCP	FMPC & Omega Pro Forma Acquisition Adjustments			Cogent, FMCP & Omega Pro Forma Combined
Revenues:
Net Revenues	$59,422	$24,423	$			$83,845
Revenue with affiliated companies	—	2,108				2,108

Total Revenues	59,422	26,530				85,952
Operating expenses:
Cost of network services	48,324	5,026				53,350
Cost of revenue from affiliated companies	—	7,867				7,867
Selling, general & administrative	43,938	22,149				66,087
Impairment of assets	—	1,865				1,865
Loss on disposal of assets	—	1,414				1,414
Depreciation & amortization	48,387	16,764		(9,316	)(a)	55,835

Total operating expenses	140,649	55,085				186,418
Operating (loss) income	(81,227)	(28,554)				(100,465)
Gain—Allied Riser note exchange	24,802	—				24,802
Gain on debt extinguishment		105,283				105,283
Gain—Cisco debt restructuring	215,432	—				215,432
Exchange gain, net		75				75
Interest expense	(19,776)	(8,309)				(28,085)
Interest income and other	1,512	5				1,517

Net income before cumulative effect of accounting change	140,743	68,499				218,557
Cumulative effect on prior years of applying SFAS 143		(289)				(289)

Net income	140,743	68,209				218,268

Beneficial conversion charges	(52,000)	—		(2,575	)(b)	(74,029)
				(19,454	)(d)

Net income available to common shareholders	$88,743	$68,209				$144,240

Earnings Per Share
Basic net income per common share	$18.17					$28.18
Beneficial conversion charge	$(6.71)					$(9.56)

Basic net income per common share available to common shareholders	$11.46					$18.63

Diluted net income per common share	$0.89					$0.74
Beneficial conversion charge	$(0.33)					$(0.25)

Diluted net income per common share available to common shareholders	$0.56					$0.49

Basic weighted average shares	7,744,350					7,744,350

Fully diluted weighted average shares	158,777,953			15,962,585	(c)	295,345,715

				120,605,177	(e)

Notes to the Unaudited Condensed Combined Pro forma Statement of Operations
For Year Ended December 31, 2003

        (a)   Represents the reduction to depreciation and amortization expense of approximately $9.5 million from the allocation of negative goodwill to property and equipment and intangible assets and the increase to amortization expense of $0.2 million from the amortization of acquired intangible assets. Acquired intangibles include customer contracts and will be amortized over their estimated useful lives of 2 years.

        (b)   Represents the beneficial conversion charge of $2.6 million that will be recorded since the conversion prices on the Series I Preferred Stock at issuance is less than the trading price of the Company's Common Stock on that date.

        (c)   Represents the increase in fully diluted shares outstanding due to the issuance of the Series I Preferred Stock. The Series I Preferred Stock is convertible into approximately 16.0 million shares of the Company's Common Stock.

        (d)   Represents the beneficial conversion charge of $19.5 million that will be recorded since the conversion prices on the Series J Preferred Stock at issuance is less than the trading price of the Company's Common Stock on that date.

        (e)   Represents the increase in fully diluted shares outstanding due to the issuance of the Series J Preferred Stock. The Series I Preferred Stock is convertible into approximately 120.6 million shares of the Company's Common Stock.

By Order of the Board of Directors
/s/ DAVID SCHAEFFER David Schaeffer, Chairman and Chief Executive Officer

Dated: April    , 2004
Washington, D.C.

APPENDIX A

AMENDMENT NO. 1 TO THE FOURTH AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION

        Cogent Communications Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

        DOES HEREBY CERTIFY:

  1.
  The name of the Corporation is Cogent Communications Group, Inc.

  2.
  The Fourth Amended and Restated Certificate of Incorporation of the Corporation (the "Existing Charter"), which was filed with the Secretary of State of the State of Delaware on July 31, 2003, is hereby amended in the form of Amendment No. 1 as follows:

  a.
  Article 4.A. Authorized Shares—the first paragraph of the current text reads as follows:

      "The total number of shares of capital stock of all classes that the Corporation will have the authority to issue is three hundred ninety-five million one hundred twenty thousand (395,120,000) shares, of which: (i) three hundred ninety-five million (395,000,000) shares, of a par value of $.001 per share, shall be of a class designated "Common Stock"; and (ii) one hundred twenty thousand (120,000) shares, of a par value of $.001 per share, of authorized but unissued Preferred Stock."

      Such text shall be replaced with the following text:

      "The total number of shares of capital stock of all classes that the Corporation will have the authority to issue is six hundred million one hundred seventy thousand (600,170,000) shares, of which: (i) six hundred million (600,000,000) shares, of a par value of $.001 per share, shall be of a class designated "Common Stock"; and (ii) one hundred seventy thousand (170,000) shares, of a par value of $.001 per share, of authorized Preferred Stock, of which 110,519 shares have been issued and designated pursuant to several Certificates of Designations, and of which 59,481 shares shall be unissued and undesignated."

    b.
    Section 4(i)(4) of each of the Certificates of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of the following sub-series of Series G Participating Convertible Preferred Stock shall be amended to read in their entirety as set forth in Exhibit A in order to exempt the issuance of Series I Participating Convertible Preferred Stock and Series J Participating Convertible Preferred Stock from the anti-dilution provisions thereof:

    i.
    Series G-1 Convertible Participating Preferred Stock,
    ii.
    Series G-2 Convertible Participating Preferred Stock,
    iii.
    Series G-3 Convertible Participating Preferred Stock,
    iv.
    Series G-4 Convertible Participating Preferred Stock,
    v.
    Series G-5 Convertible Participating Preferred Stock,
    vi.
    Series G-6 Convertible Participating Preferred Stock,
    vii.
    Series G-7 Convertible Participating Preferred Stock,
    viii.
    Series G-8 Convertible Participating Preferred Stock,
    ix.
    Series G-9 Convertible Participating Preferred Stock,
    x.
    Series G-10 Convertible Participating Preferred Stock,
    xi.
    Series G-11 Convertible Participating Preferred Stock,
    xii.
    Series G-12 Convertible Participating Preferred Stock,

      xiii.
      Series G-13 Convertible Participating Preferred Stock,
      xiv.
      Series G-14 Convertible Participating Preferred Stock,
      xv.
      Series G-15 Convertible Participating Preferred Stock,
      xvi.
      Series G-16 Convertible Participating Preferred Stock,
      xvii.
      Series G-17 Convertible Participating Preferred Stock, and
      xviii.
      Series G-18 Convertible Participating Preferred Stock,

    c.
    Section 4(i)(4) of the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of the Series H Participating Convertible Preferred Stock shall be amended to read in its entirety as set forth in Exhibit B in order to exempt the issuance of Series I Participating Convertible Preferred Stock and Series J Participating Convertible Preferred Stock from the anti-dilution provisions thereof.

        The remaining text of the Existing Charter shall remain the same.

  3.
  This Certificate of Amendment was duly adopted by the stockholders of the Corporation in accordance with the Certificate of Incorporation of the Corporation and Section 242 of the Delaware General Corporation Law.

Exhibit A

        (4)   "Additional Shares of Common Stock" shall mean, with respect to any shares of Series G Preferred Stock, all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Article 4(i), whether or not subsequently reacquired or retired by the Corporation other than (1) shares of Common Stock issued upon conversion of any Preferred Stock, (2) up to 10,000 shares of Common Stock issued or issuable pursuant to options, warrants or other rights (as adjusted for any stock splits, reverse stock splits, recapitalizations and similar capital events) issued to employees, officers or directors of, or consultants or advisors to the Corporation or any Subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors, (3) up to 2,000,000 shares of Common Stock issued or issuable pursuant to options, warrants or other rights (as adjusted for any stock splits, reverse stock splits, recapitalizations and similar capital events) issued to investors in or lenders to the Corporation, (4) additional convertible debt or equity issued in exchange for, upon conversion of, or as paid-in-kind interest payment on, the 7.50% convertible notes due 2007 of Allied Riser Communications Corporation outstanding on the Original Issue Date and in accordance with the terms of such convertible notes as in effect on the Original Issue Date, (5) shares of Common Stock issued or issuable upon the conversion of the Series I Participating Convertible Preferred Stock of the Corporation, and (6) shares of Common Stock issued or issuable upon the conversion of the Series J Participating Convertible Preferred Stock of the Corporation.

Exhibit B

        (4)   "Additional Shares of Common Stock" shall mean, with respect to any shares of Series H Preferred Stock, all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Article 4(i), whether or not subsequently reacquired or retired by the Corporation other than (1) shares of Common Stock issued upon conversion of any Preferred Stock, (2) up to 10,000 shares of Common Stock issued or issuable pursuant to options, warrants or other rights (as adjusted for any stock splits, reverse stock splits, recapitalizations and similar capital events) issued to employees, officers or directors of, or consultants or advisors to the Corporation or any Subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors, (3) up to 2,000,000 shares of Common Stock issued or issuable pursuant to options, warrants or other rights (as adjusted for any stock splits, reverse stock splits, recapitalizations and similar capital events) issued to investors in or lenders to the Corporation, (4) additional convertible debt or equity issued in exchange for, upon conversion of, or as paid-in-kind interest payment on, the 7.50% convertible notes due 2007 of Allied Riser Communications Corporation outstanding on the Original Issue Date and in accordance with the terms of such convertible notes as in effect on the Original Issue Date, (5) shares of Common Stock issued or issuable upon the conversion of the Series I Participating Convertible Preferred Stock of the Corporation, and (6) shares of Common Stock issued or issuable upon the conversion of the Series J Participating Convertible Preferred Stock of the Corporation.

        IN WITNESS WHEREOF, the undersigned has executed this certificate this      day of April, 2004, and hereby affirms that this Certificate of Amendment is the act and deed of the Corporation and that the facts stated herein are true.

By:

Name: David Schaeffer Title: President

APPENDIX B

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS
AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS

OF

SERIES I PARTICIPATING CONVERTIBLE PREFERRED STOCK

OF

COGENT COMMUNICATIONS GROUP, INC.

PURSUANT TO SECTION 151 OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

        Cogent Communications Group, Inc., a Delaware corporation (the "Corporation"), hereby certifies that, pursuant to the authority contained in Article IV of its Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation (the "Board"), by unanimous written consent dated January 5, 2004 duly adopted resolutions, which resolutions remain in full force and effect as of the date hereof, establishing, in accordance with the provisions set forth in Article IV of the Corporation's Certificate of Incorporation, a series of authorized preferred stock of the Corporation having a par value of $0.001 per share, which series shall (i) be issuable as "Series I Participating Convertible Preferred Stock" (the "Series I Preferred Stock"), (ii) consist of a total of 3,000 shares, and (iii) have the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof:

I.     CERTAIN DEFINITIONS.

        Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of this resolution, the meanings herein specified.

        "Common Stock" shall mean the common stock, par value $0.001 per share, of the Corporation.

        "Convertibility Date" shall mean the earlier of June 30, 2004 and the date on which the corporation files an amendment to its Certificate of Incorporation amending the terms of each sub-series of its Series G Participating Convertible Preferred Stock providing that the issuance of shares of its Series I Preferred Stock or the conversion of such shares into Common Stock shall not be deemed an issuance of "Additional Shares of Common Stock" as that term is defined in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of such sub-series of Series G Participating Convertible Preferred Stock.

        "Junior Stock—Primary" shall mean the Series H Participating Convertible Preferred Stock with respect to the Series H Primary Liquidation Preference, the Series G Participating Convertible Preferred Stock with respect to the Series G Secondary Liquidation Preference, the Series F Participating Convertible Preferred Stock with respect to the Series F Secondary Liquidation Preference and any other class or series of capital stock of the Corporation authorized on or after the Original Issue Date (as defined herein) ranking junior to the Series I Preferred Stock in respect of the right to receive dividends or, with respect to the Primary Liquidation Preference (as defined herein), to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable.

        "Junior Stock—Secondary" shall mean the Series F Participating Convertible Preferred Stock with respect to the Series F Secondary Liquidation Preference and any other class or series of capital stock of the Corporation authorized on or after the Original Issue Date ranking junior to the Series I Preferred Stock in respect of the right to receive dividends or, with respect to the Secondary Liquidation Preference (as defined herein), to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable.

        "Junior Stock" shall mean the Junior Stock—Primary and the Junior Stock—Secondary, collectively.

        "Pari Passu Stock—Primary" shall mean the Series G Participating Convertible Preferred Stock with respect to the Series G Primary Liquidation Preference, the Series F Participating Convertible Preferred Stock with respect to the Series F Primary Liquidation Preference and any other class or series of capital stock of the Corporation authorized on or after the Original Issue Date ranking pari passu with the Series I Preferred Stock in respect of the right to receive dividends or, with respect to the Primary Liquidation Preference, to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable.

        "Pari Passu Stock—Secondary" shall mean the Series G Participating Convertible Preferred Stock with respect to the Series G Secondary Liquidation Preference, the Series H Participating Convertible Preferred Stock with respect to the Series H Primary Liquidation Preference, and any other class or series of capital stock of the Corporation authorized on or after the Original Issue Date ranking pari passu with the Series I Preferred Stock in respect of the right to receive dividends or, with respect to the Secondary Liquidation Preference, to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable.

        "Pari Passu Stock" shall mean the Pari Passu Stock—Primary and the Pari Passu Stock—Secondary, collectively.

        "Participating Preferred Stock" shall mean the Series F, G, H and I Participating Convertible Preferred Stock, par value $.001 per share, and any other series of Preferred Stock of the Corporation that participates with the Common Stock in liquidation after payment of all liquidation preferences.

        "Preferred Stock" shall mean the preferred stock, par value $.001 per share, of the Corporation, however designated.

        "Senior Stock—Primary" shall mean any class or series of capital stock of the Corporation authorized on or after the Original Issue Date ranking senior to the Series I Preferred Stock in respect of the right to receive dividends or, with respect to the Primary Liquidation Preference, to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable.

        "Senior Stock—Secondary" shall mean the Series F Participating Convertible Preferred Stock with respect to the Series F Primary Liquidation Preference, the Series G Participating Convertible Preferred Stock with respect to the Series G Primary Liquidation Preference and any other class or series of capital stock of the Corporation authorized on or after the Original Issue Date ranking senior to the Series I Preferred Stock in respect of the right to receive dividends or, with respect to the Secondary Liquidation Preference, to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable.

        "Senior Stock" shall mean the Senior Stock—Primary and the Senior Stock—Secondary, collectively.

        "Series F Adjustment Factor" shall mean the fraction designated as "Adjustment Factor" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series F Participating Convertible Preferred Stock.

        "Series F Primary Liquidation Preference" shall mean the liquidation proceeds payable to the Series F Participating Convertible Preferred Stock of the Corporation designated as "Primary Liquidation Preference" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series F Participating Convertible Preferred Stock.

        "Series F Secondary Liquidation Preference" shall mean the liquidation proceeds payable to the Series F Participating Convertible Preferred Stock of the Corporation designated as "Secondary Liquidation Preference" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series F Participating Convertible Preferred Stock.

        "Series G Controlling Adjustment Factor" shall mean the smallest fraction designated as "Adjustment Factor" in the various Certificates of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of each of the sub-series of the Series G Participating Convertible Preferred Stock.

        "Series G Primary Liquidation Preference" shall mean the liquidation proceeds payable to each of the sub-series of the Series G Participating Convertible Preferred Stock of the Corporation designated as "Primary Liquidation Preference" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series G Participating Convertible Preferred Stock.

        "Series G Secondary Liquidation Preference" shall mean the liquidation proceeds payable to the Series G Participating Convertible Preferred Stock of the Corporation designated as "Secondary Liquidation Preference" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series G Participating Convertible Preferred Stock.

        "Series H Adjustment Factor" shall mean the fraction designated as "Adjustment Factor" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series H Participating Convertible Preferred Stock.

        "Series H Primary Liquidation Preference" shall mean the liquidation proceeds payable to the Series H Participating Convertible Preferred Stock of the Corporation designated as "Primary Liquidation Preference" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series H Participating Convertible Preferred Stock.

2.     Voting.

        (a)   Except as otherwise required by the General Corporation Law or provided in this Certificate, the shares of Series I Preferred Stock shall be voted together with the shares of the Common Stock without distinction as to class or series at each annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, upon the following basis: each holder of a share of Series I Preferred Stock will be entitled to one vote for each share of Common Stock such holder of Series I Preferred Stock would receive upon conversion of such share of Series I Preferred Stock held by such stockholder into Common Stock. Such determination shall be made (1) with respect to a meeting of the stockholders of the Corporation on the record date fixed for meeting, or (2) with respect to a written consent of the stockholders of the Corporation, on the effective date of such written consent.

        (b)   For so long as at least 20% of the shares of Series I Preferred Stock outstanding as of the Original Issue Date remains outstanding, the Corporation shall not make an underwritten public offering of its stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, other than a Qualified Offering (as defined herein) without the consent of holders of at least 80% of the Series G Participating Convertible Preferred Stock of the Corporation and Series I Preferred Stock taken together and, in each case, then outstanding.

3.     Preferences on Liquidation, Dissolution etc.

        (a)    Liquidation Preference.

          (i)    Upon any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, after payment of all amounts owing to holders of any Senior Stock—Primary, the holders of outstanding shares of Series I Preferred Stock will be entitled to receive, out of the assets of the Corporation remaining after all of the Corporation's debts and liabilities have been paid or otherwise provided for, but before any payments have been made to the holders of Common Stock, the Series F Participating Convertible Preferred Stock with respect to the Series F Secondary Liquidation Preference, the Series G Participating Convertible Preferred Stock with respect to the Series G Secondary Liquidation Preference, the Series H Participating Convertible Preferred Stock with respect to the Series H Primary Liquidation Preference, or any other Junior Stock—Primary or Pari-Passu Stock—Secondary, an amount equal to $1,000 per share, subject to appropriate adjustment for stock splits, stock dividends, recapitalizations, reclassifications and similar events which increase or decrease the number of outstanding shares of Series I Preferred Stock (the "Primary Liquidation Preference"). If upon any such dissolution, liquidation, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available to be distributed as aforesaid among the holders of the Series I Preferred Stock, the Series G Participating Convertible Preferred Stock, the Series F Participating Convertible Preferred Stock and any other Pari Passu Stock—Primary shall be insufficient to permit the payment in full to them of the Primary Liquidation Preference, the Series F Primary Liquidation Preference, the Series G Primary Liquidation Preference, and any other liquidation preferences ranking pari passu therewith and owing with respect to any other Pari Passu Stock—Primary, then the entire assets of the Corporation so to be distributed shall be distributed ratably based upon their respective pari passu liquidation preferences among such holders of the Series I Preferred Stock, the Series G Participating Convertible Preferred Stock, the Series F Participating Convertible Preferred Stock and any other Pari Passu Stock—Primary.

          (ii)   Upon any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, after payment of the Primary Liquidation Preference, the Series F Primary Liquidation Preference, the Series G Primary Liquidation Preference and any other amounts owing to holders of any other Pari Passu Stock—Primary and Senior Stock—Secondary, the holders of outstanding shares of Series I Preferred Stock will be entitled to receive, out of the assets of the Corporation remaining after all of the Corporation's debts and liabilities have been paid or otherwise provided for, but before any payments have been made to the holders of Common Stock or any Junior Stock, an amount equal to $2,000 per share, subject to appropriate adjustment for stock splits, stock dividends, recapitalizations, reclassifications and similar events which increase or decrease the number of outstanding shares of Series I Preferred Stock (the "Secondary Liquidation Preference" and together with the Primary Liquidation Preference, the "Liquidation Preferences"). If upon any such dissolution, liquidation, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available to be distributed as aforesaid among the holders of the Series I Preferred Stock, the Series G Participating Convertible Preferred Stock, the

  Series H Participating Convertible Preferred Stock and any other Pari Passu Stock—Secondary shall be insufficient to permit the payment in full to them of the Secondary Liquidation Preference, the Series G Secondary Liquidation Preference and the Series H Primary Liquidation Preference and any other liquidation preferences ranking pari passu therewith and owing with respect to any other Pari Passu Stock—Secondary, then the entire assets of the Corporation so to be distributed shall be distributed ratably based upon their respective pari passu liquidation preferences among such holders of the Series I Preferred Stock, the Series G Participating Convertible Preferred Stock, the Series H Participating Convertible Preferred Stock and any other Pari Passu Stock—Secondary.

        (b)    Remaining Liquidating Distributions.    After payment has been made in full to the holders of Series I Preferred Stock, the Senior Stock, the Pari Passu Stock and any Junior Stock of their liquidation preferences, all remaining assets of the Corporation available for distribution shall be distributed ratably to the holders of the Participating Preferred Stock and the holders of the Common Stock, assuming for purposes of such calculation that all outstanding shares of Participating Preferred Stock are converted into shares of Common Stock at their then applicable conversion rates and that the Convertibility Date shall have occurred.

        (c)    Assets other than Cash.    If assets other than cash are to be distributed to any holders of Series I Preferred Stock or Common Stock pursuant to Article 3 hereof, the amount received by such holders upon receipt of those assets shall be deemed to be the fair market value of such assets as determined in good faith by the Board of Directors of the Corporation in accordance with sound financial practice. If shares of stock or other securities are distributed to any holders of Series I Preferred Stock or Common Stock pursuant to Article 3 hereof, the fair market value shall mean per share or unit of such security, at any date, the average of the daily market prices for the twenty trading business days ending on the second trading day immediately preceding the date of distribution. The market price for each such business day shall be the last sales price on such day as reported on the consolidated transaction reporting system for the principal securities exchange on which the shares of stock or other securities being distributed pursuant to Article 3 hereof is then listed or admitted to trading (or, if applicable, the last sale price reported by the National Association of Securities Dealers Automated Quotation Service ("NASDAQ") National Market System), or, if no sale takes place on such day on any such exchange or no such sale is quoted on such system, the average of the closing bid and asked prices on such day as so reported, or, if such securities are not then listed or admitted to trading on any stock exchange, the market price for each such business day shall be the average of the reported closing bid and asked prices on such day in the over-the-counter market, as reported by NASDAQ. If no market prices are reported, then the market price shall be the fair market value as determined in good faith by the Board of Directors. If such securities are subject to an agreement or other restriction limiting their free marketability, the loss of that marketability shall be considered by the Board of Directors in making its determination of fair market value.

        (d)    Amount Payable in Mergers, etc.    The following events shall be treated as a liquidation, dissolution or winding up within the meaning of this Article 3: (i) a consolidation, merger or reorganization of the Corporation with or into any other corporation or corporations in which the stockholders of the Corporation immediately before such event shall own fifty percent (50%) or less (calculated on an as converted basis, fully diluted) of the voting securities of the surviving corporation, (ii) any transaction or series of related transactions in which at least fifty percent (50%) of the Corporation's voting power is transferred, (iii) the sale, transfer or lease of all or substantially all of the assets of the Corporation or (iv) any acquisition of shares of capital stock of the Corporation (whether through a direct issuance by the Corporation, negotiated stock purchase, a tender for such shares, merger, consolidation or otherwise) by any party or group that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Corporation immediately prior to such purchase, the effect of which is that such party or group beneficially owns at least a majority of such voting power immediately after such event (each a "Change of Control Transaction"). All consideration payable to the stockholders of the Corporation in connection with any such Change of Control Transaction, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation that are senior to the Series I Preferred Stock), in connection with any such Change of Control Transaction, shall be, as applicable, paid by the purchaser to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of, the Series I Preferred Stock, the Pari Passu Stock and any Junior Stock in accordance with the preferences and priorities set forth in Articles 3(a) and 3(b) above, with such preferences and priorities specifically intended to be applicable in any such Change of Control Transaction as if such transaction were a liquidation, dissolution or winding up within the meaning of this Article 3. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Article 3(d), including causing the definitive agreement relating to such Change of Control Transaction to provide for a rate at which the shares of Series I Preferred Stock are converted into or exchanged for cash, new securities or other property that gives effect to the provisions of this Article 3, or otherwise causing such shares to be redeemed in a manner consistent with the provisions of this Article 3. The amount deemed distributed to the holders of Series I Preferred Stock upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity, as applicable. The provisions of this Article 3(d) shall not apply to any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Corporation or (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation which is incorporated in the United States of America which does not change the rights, privileges or preferences or the relative proportions of the stockholders as to each other as to before such event.

        (e)    Election to Convert.    Notwithstanding anything contained herein to the contrary, a holder of shares of Series I Preferred Stock may elect to convert any or all of such shares of Series I Preferred Stock into Common Stock at any time after the Convertibility Date prior to close of business of the Company on the date prior to the day on which any liquidation preference provided for in this Article 3 is to be paid. Any such conversion shall be at the then Applicable Conversion Rate and on the other terms and conditions set forth in Article 4 below.

        4.    Conversion Rights.    Conversion of the Series I Preferred Stock into shares of Common Stock shall be subject to the following provisions:

          (a)    Optional Conversion.    Subject to and in compliance with the provisions of this Article 4, any shares of Series I Preferred Stock may, at the option of the holder, be converted at any time from and after the Convertibility Date into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series I Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Conversion Rate" then in effect (determined as provided in Article 4(b)) by the number of shares of Series I Preferred Stock being converted.

          (b)    Conversion Rates.    The conversion rate in effect at any time for conversion of the Series I Preferred Stock (the "Conversion Rate") shall be the quotient obtained by dividing $1,000 by the "Conversion Price," calculated as provided in Article 4(c).

          (c)    Applicable Conversion Prices.    The Conversion Price shall initially be $0.16130000 (the "Conversion Price"). The initial Conversion Price shall be adjusted from time to time in accordance with this Article 4. All references to a Conversion Price herein shall mean the Conversion Price as so adjusted.

          (d)    Mechanics of Conversion.    Each holder of Series I Preferred Stock who wishes to convert the same into shares of Common Stock pursuant to this Article 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series I Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series I Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not available therefor, in Common Stock (at the Common Stock's fair market value as determined by the Board of Directors as of the date of such conversion) any declared and unpaid dividends on the shares of Series I Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series I Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. Upon conversion of only a portion of the number of shares of Series I Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series I Preferred Stock representing the unconverted portion of the certificate so surrendered.

          (e)    Adjustment for Stock Splits and Combinations.    If the Corporation shall at any time or from time to time after the date that the first share of the Series I Preferred Stock is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series I Preferred Stock, the Conversion Price in effect immediately before that subdivision with respect to the Series I Preferred Stock shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series I Preferred Stock, the Conversion Price in effect immediately before the combination with respect to the Series I Preferred Stock shall be proportionately increased. Any adjustment under this Article 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (f)    Adjustment for Common Stock Dividends and Distributions.    If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event, unless an equivalent dividend is paid to the holders of the Series I Preferred Stock in respect of such stock, the Conversion Prices that are then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, to the price determined by multiplying each Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each Conversion Price shall be adjusted pursuant to this Article 4(f) to reflect the actual payment of such dividend or distribution; and provided further, that if an adjustment has been made to any Conversion Price on the fixing of the record date for a dividend or distribution, no additional adjustment shall be made when such dividend is paid or distribution is made.

          (g)    Adjustments for Other Dividends and Distributions.    If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event, unless an equivalent dividend is paid to the holders of the Series I Preferred Stock in respect of such stock, provision shall be made so that the holders of Series I Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their shares of Series I Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Article 4 with respect to the rights of the holders of such shares of Series I Preferred Stock or with respect to such other securities by their terms; provided, however, that if such a provision has been made on the fixing of the record date for a dividend or distribution, no additional provision shall be made when such dividend is paid or distribution is made.

          (h)    Adjustment for Reclassification. Exchange and Substitution.    If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series I Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Article 4), in any such event each holder of shares of Series I Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such Series I Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          (i)    Sale of Shares Below Applicable Conversion Price.

            (1)   If at any time or from time to time after the Original Issue Date, the Corporation issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than (i) pursuant to a transaction described in Articles 4(e) - (h) above for which adjustment was made as provided in the applicable Article or (ii) the issuance of Common Stock, or options or warrants to purchase Common Stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, as approved by two-thirds (2/3rds) of the then sitting members of the Board of Directors, in any event for an Effective Price (as hereinafter defined) less than the then-effective Conversion Price, then in each such case the then existing Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale (or such deemed issuance or sale), to a price determined by multiplying the then Conversion Price by a fraction (the "Adjustment Factor") (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration received (as defined in subsection (j)(2)) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding and (B) the number of shares of Common Stock issuable upon conversion of the then outstanding Preferred Stock and the exercise of all outstanding rights, warrants and options to purchase Common Stock or Convertible Securities (as defined below). Notwithstanding the foregoing, if at any time or from time to time after the Original Issue Date, the Corporation adjusts the conversion price of the Series F or Series H Participating Convertible Preferred Stock or any sub-series of the Series G Participating Convertible Preferred Stock pursuant to Article 4(i)(1) of the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of such Preferred Stock, the Conversion Price shall be reduced (in lieu of any applicable adjustment pursuant to the first sentence of this subsection (i)(1)), as of the opening of business on the date of such adjustment, to a price determined by multiplying the Conversion Price in effect prior to the applicable issue or sale (or deemed issue or sale) by the smallest of the Adjustment Factor, the Series F Adjustment Factor, the Series G Controlling Adjustment Factor and the Series H Adjustment Factor, as applicable.

            (2)   For the purpose of making any adjustment required under this Article 4(i), the "Aggregate Consideration" received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

            (3)   For the purpose of the adjustment required under this Article 4(i), if the Corporation issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the effective Conversion Price, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No readjustment in respect of any rights, options or Convertible Securities pursuant to this Article 4(i) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price that was in effect on the original adjustment date or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and the date of such readjustment for which no adjustment was made. No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series I Preferred Stock.

            (4)   "Additional Shares of Common Stock" shall mean, with respect to shares of Series I Preferred Stock, all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Article 4(i), whether or not subsequently reacquired or retired by the Corporation other than (1) shares of Common Stock issued upon conversion of any Preferred Stock, (2) up to 10,000 shares of Common Stock issued or issuable pursuant to options, warrants or other rights (as adjusted for any stock splits, reverse stock splits, recapitalizations and similar capital events) issued to employees, officers or directors of, or consultants or advisors to the Corporation or any Subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors, (3) up to 2,000,000 shares of Common Stock issued or issuable pursuant to options, warrants or other rights (as adjusted for any stock splits, reverse stock splits, recapitalizations and similar capital events) issued to investors in or lenders to the Corporation, (4) additional convertible debt or equity issued in exchange for, upon conversion of, or as paid-in-kind interest payment on, the 7.50% convertible notes due 2007 of Allied Riser Communications Corporation outstanding on the Original Issue Date and in accordance with the terms of such convertible notes as in effect on the Original Issue Date, and (5) up to 3,000 shares of Series I Preferred Stock.

            (5)   The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Article 4(i), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Article 4(i), for such Additional Shares of Common Stock.

          (j)    Accountants' Certificate of Adjustment.    In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series I Preferred Stock, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of shares of Series I Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Applicable Conversion Price for such series in effect prior to and after giving effect to such adjustment or readjustment, (3) the number of Additional Shares of Common Stock and (4) the type and amount, if any, of other property which at the time would be received upon conversion of such shares of such Series I Preferred Stock.

          (k)    Notices of Record Date.    Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, any Change of Control Transaction, any sale of all or substantially all of the Corporation's assets or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series I Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and the material terms of such transaction, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up.

          (l)    Automatic Conversion.

            (1)   On or after the Convertibility Date, each share of Series I Preferred Stock shall automatically be converted into shares of Common Stock, based on the Conversion Price, at any time upon the affirmative election of the holders of at least eighty percent (80%) of the outstanding shares of the Series I Preferred Stock and Series G Participating Convertible Preferred Stock voting together as a single class. Each share of Series I Preferred Stock shall automatically be converted into shares of Common Stock based on the Conversion Price immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (i) the aggregate pre-money valuation of the Corporation is at least five hundred million dollars ($500,000,000); and (ii) the gross cash proceeds (before underwriting discounts, commissions and fees) are at least fifty million dollars ($50,000,000)(a "Qualified Offering"). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Article 5.

            (2)   On or after the Convertibility Date, upon the occurrence of an event specified in paragraph (1) above, the outstanding shares of Series I Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series I Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series I Preferred Stock the holders of Series I Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series I Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such shares of Series I Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay in cash or, at the option of the Corporation, Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion), or, at the option of the Corporation, both, all declared and unpaid dividends on such shares of Series I Preferred Stock being converted, to and including the date of such conversion.

          (m)    Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of Series I Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series I Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

          (n)    Reservation of Stock Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series I Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series I Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series I Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (o)    Notices.    Any notice required by the provisions of this Article 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having' been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, having specified next day of delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

          (p)    Payment of Taxes.    The Corporation shall pay all taxes imposed by the State of Delaware (or any other jurisdiction in which the Company is then located or conducting business) (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of any shares of Preferred Stock.

          (q)    Dilution or Impairment.    The Corporation shall not, without the appropriate vote of the stockholders under the General Corporation Law of the State of Delaware and Article 7 of this Certificate, amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series I Preferred Stock against dilution or other impairment.

5.     Dividend Rights.

        (a)   In the event dividends are paid on any share of Common Stock, Pari Passu Stock or Junior Stock, the Company shall pay an additional dividend on all outstanding shares of Series I Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock, Pari Passu Stock or Junior Stock.

        (b)   The provisions of Article 5(a) shall not apply to a dividend payable in Common Stock.

6.     Residual Rights.

        All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in Article IV of the Certificate of Incorporation shall be vested in the Common Stock.

7.     Amendment.

        No provision of this Certificate may be amended, modified or waived without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of the Series I Preferred Stock.

* * * * *

        IN WITNESS WHEREOF, Cogent Communications Group, Inc. has caused this Certificate of Designations to be executed and delivered in its name and on its behalf on January 5, 2004.

COGENT COMMUNICATIONS GROUP, INC.
By:	/s/ DAVID SCHAEFFER
	Name:	David Schaeffer
	Title:	President

APPENDIX C

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS
AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS

OF

SERIES J PARTICIPATING CONVERTIBLE PREFERRED STOCK

OF

COGENT COMMUNICATIONS GROUP, INC.

PURSUANT TO SECTION 151 OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

        Cogent Communications Group, Inc., a Delaware corporation (the "Corporation"), hereby certifies that, pursuant to the authority contained in Article IV of its Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation (the "Board"), at a meeting on March 19, 2004 at which a quorum was present throughout, duly adopted resolutions, which resolutions remain in full force and effect as of the date hereof, establishing, in accordance with the provisions set forth in Article IV of the Corporation's Certificate of Incorporation, a series of authorized preferred stock of the Corporation having a par value of $0.001 per share, which series shall (i) be issuable as "Series J Participating Convertible Preferred Stock" (the "Series J Preferred Stock"), (ii) consist of a total of 3,891 shares, and (iii) have the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof:

1.     Certain Definitions.

        Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of this resolution, the meanings herein specified.

        "Common Stock" shall mean the common stock, par value $0.001 per share, of the Corporation.

        "Convertibility Date" shall mean the earlier of June 30, 2004 and the date on which the corporation files an amendment to its Certificate of Incorporation amending the terms of each sub-series of its Series G Participating Convertible Preferred Stock providing that the issuance of shares of its Series J Preferred Stock or the conversion of such shares into Common Stock shall not be deemed an issuance of "Additional Shares of Common Stock" as that term is defined in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of such sub-series of Series G Participating Convertible Preferred Stock.

        "Junior Stock—Primary" shall mean the Series I Participating Convertible Preferred Stock with respect to the Series I Secondary Liquidation Preference, the Series H Participating Convertible Preferred Stock with respect to the Series H Primary Liquidation Preference, the Series G Participating Convertible Preferred Stock with respect to the Series G Secondary Liquidation Preference, the Series F Participating Convertible Preferred Stock with respect to the Series F Secondary Liquidation Preference and any other class or series of capital stock of the Corporation authorized on or after the Original Issue Date (as defined herein) ranking junior to the Series J Preferred Stock in respect of the right to receive dividends or, with respect to the Primary Liquidation Preference (as defined herein), to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable.

        "Junior Stock—Secondary" shall mean the Series F Participating Convertible Preferred Stock with respect to the Series F Secondary Liquidation Preference and any other class or series of capital stock of the Corporation authorized on or after the Original Issue Date ranking junior to the Series J Preferred Stock in respect of the right to receive dividends or, with respect to the Secondary Liquidation Preference (as defined herein), to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable.

        "Junior Stock" shall mean the Junior Stock—Primary and the Junior Stock-Secondary, collectively.

        "Pari Passu Stock—Primary" shall mean the Series I Participating Convertible Preferred Stock with respect to the Series I Primary Liquidation Preference, the Series G Participating Convertible Preferred Stock with respect to the Series G Primary Liquidation Preference, the Series F Participating Convertible Preferred Stock with respect to the Series F Primary Liquidation Preference and any other class or series of capital stock of the Corporation authorized on or after the Original Issue Date ranking pari passu with the Series J Preferred Stock in respect of the right to receive dividends or, with respect to the Primary Liquidation Preference, to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable.

        "Pari Passu Stock—Secondary" shall mean the Series I Participating Convertible Preferred Stock with respect to the Series I Secondary Liquidation Preference, the Series H Participating Convertible Preferred Stock with respect to the Series H Primary Liquidation Preference, the Series G Participating Convertible Preferred Stock with respect to the Series G Secondary Liquidation Preference, and any other class or series of capital stock of the Corporation authorized on or after the Original Issue Date ranking pari passu with the Series J Preferred Stock in respect of the right to receive dividends or, with respect to the Secondary Liquidation Preference, to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable.

        "Pari Passu Stock" shall mean the Pari Passu Stock—Primary and the Pari Passu Stock—Secondary, collectively.

        "Participating Preferred Stock" shall mean the Series F, G, H, I and J Participating Convertible Preferred Stock, par value $.001 per share, and any other series of Preferred Stock of the Corporation that participates with the Common Stock in liquidation after payment of all liquidation preferences.

        "Preferred Stock" shall mean the preferred stock, par value $.001 per share, of the Corporation, however designated.

        "Senior Stock—Primary" shall mean any class or series of capital stock of the Corporation authorized on or after the Original Issue Date ranking senior to the Series J Preferred Stock in respect of the right to receive dividends or, with respect to the Primary Liquidation Preference, to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable.

        "Senior Stock—Secondary" shall mean the Series F Participating Convertible Preferred Stock with respect to the Series F Primary Liquidation Preference, the Series G Participating Convertible Preferred Stock with respect to the Series G Primary Liquidation Preference, the Series I Participating Convertible Preferred Stock with respect to the Series I Primary Liquidation Preference and any other class or series of capital stock of the Corporation authorized on or after the Original Issue Date ranking senior to the Series J Preferred Stock in respect of the right to receive dividends or, with respect to the Secondary Liquidation Preference, to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable.

        "Senior Stock" shall mean the Senior Stock—Primary and the Senior Stock—Secondary, collectively.

        "Series F Adjustment Factor" shall mean the fraction designated as "Adjustment Factor" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series F Participating Convertible Preferred Stock.

        "Series F Primary Liquidation Preference" shall mean the liquidation proceeds payable to the Series F Participating Convertible Preferred Stock of the Corporation designated as "Primary Liquidation Preference" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series F Participating Convertible Preferred Stock.

        "Series F Secondary Liquidation Preference" shall mean the liquidation proceeds payable to the Series F Participating Convertible Preferred Stock of the Corporation designated as "Secondary Liquidation Preference" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series F Participating Convertible Preferred Stock.

        "Series G Controlling Adjustment Factor" shall mean the smallest fraction designated as "Adjustment Factor" in the various Certificates of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of each of the sub-series of the Series G Participating Convertible Preferred Stock.

        "Series G Primary Liquidation Preference" shall mean the liquidation proceeds payable to each of the sub-series of the Series G Participating Convertible Preferred Stock of the Corporation designated as "Primary Liquidation Preference" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series G Participating Convertible Preferred Stock.

        "Series G Secondary Liquidation Preference" shall mean the liquidation proceeds payable to the Series G Participating Convertible Preferred Stock of the Corporation designated as "Secondary Liquidation Preference" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series G Participating Convertible Preferred Stock.

        "Series H Adjustment Factor" shall mean the fraction designated as "Adjustment Factor" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series H Participating Convertible Preferred Stock.

        "Series H Primary Liquidation Preference" shall mean the liquidation proceeds payable to the Series H Participating Convertible Preferred Stock of the Corporation designated as "Primary Liquidation Preference" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series H Participating Convertible Preferred Stock.

        "Series I Adjustment Factor" shall mean the fraction designated as "Adjustment Factor" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series I Participating Convertible Preferred Stock.

        "Series I Primary Liquidation Preference" shall mean the liquidation proceeds payable to the Series I Participating Convertible Preferred Stock of the Corporation designated as "Primary Liquidation Preference" in the Certificate of Designations, Preferences and Relative, Participating,

Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series I Participating Convertible Preferred Stock.

        "Series I Secondary Liquidation Preference" shall mean the liquidation proceeds payable to the Series I Participating Convertible Preferred Stock of the Corporation designated as "Secondary Liquidation Preference" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series I Participating Convertible Preferred Stock.

2.     Voting.

        (a)   Except as otherwise required by the General Corporation Law or provided in this Certificate, the shares of Series J Preferred Stock shall be voted together with the shares of the Common Stock without distinction as to class or series at each annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, upon the following basis: each holder of a share of Series J Preferred Stock will be entitled to one vote for each share of Common Stock such holder of Series J Preferred Stock would receive upon conversion of such share of Series J Preferred Stock held by such stockholder into Common Stock. Such determination shall be made (1) with respect to a meeting of the stockholders of the Corporation on the record date fixed for meeting, or (2) with respect to a written consent of the stockholders of the Corporation, on the effective date of such written consent.

        (b)   Notwithstanding the provisions of Article 2(a) hereof, shares of Series J Preferred Stock shall not be entitled to a vote with respect to the election of directors of the Corporation.

        (c)   For so long as at least 20% of the shares of Series J Preferred Stock outstanding as of the Original Issue Date remains outstanding, the Corporation shall not make an underwritten public offering of its stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, other than a Qualified Offering (as defined herein) without the consent of holders of at least 80% of the Series G Participating Convertible Preferred Stock, the Series I Participating Convertible Preferred Stock and the Series J Preferred Stock (on an as if converted to Common Stock basis) taken together and, in each case, then outstanding.

3.     Preferences on Liquidation, Dissolution etc.

        (a)    Liquidation Preference.

          (i)    Upon any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, after payment of all amounts owing to holders of any Senior Stock—Primary, the holders of outstanding shares of Series J Preferred Stock will be entitled to receive, out of the assets of the Corporation remaining after all of the Corporation's debts and liabilities have been paid or otherwise provided for, but before any payments have been made to the holders of Common Stock, the Series F Participating Convertible Preferred Stock with respect to the Series F Secondary Liquidation Preference, the Series G Participating Convertible Preferred Stock with respect to the Series G Secondary Liquidation Preference, the Series H Participating Convertible Preferred Stock with respect to the Series H Primary Liquidation Preference, the Series I Participating Convertible Preferred Stock with respect to the Series I Secondary Liquidation Preference, or any other Junior Stock—Primary or Pari-Passu Stock—Secondary, an amount equal to $5,000 per share, subject to appropriate adjustment for stock splits, stock dividends, recapitalizations, reclassifications and similar events which increase or decrease the number of outstanding shares of Series J Preferred Stock (the "Primary Liquidation Preference"). If upon any such dissolution, liquidation, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available to be distributed as aforesaid among the holders of the Series J Preferred Stock, the Series I Participating Convertible Preferred Stock, the

  Series G Participating Convertible Preferred Stock, the Series F Participating Convertible Preferred Stock and any other Pari Passu Stock—Primary shall be insufficient to permit the payment in full to them of the Primary Liquidation Preference, the Series F Primary Liquidation Preference, the Series G Primary Liquidation Preference, the Series I Primary Liquidation Preference, and any other liquidation preferences ranking pari passu therewith and owing with respect to any other Pari Passu Stock—Primary, then the entire assets of the Corporation so to be distributed shall be distributed ratably based upon their respective pari passu liquidation preferences among such holders of the Series J Preferred Stock, the Series I Participating Convertible Preferred Stock, the Series G Participating Convertible Preferred Stock, the Series F Participating Convertible Preferred Stock and any other Pari Passu Stock—Primary.

          (ii)   Upon any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, after payment of the Primary Liquidation Preference, the Series F Primary Liquidation Preference, the Series G Primary Liquidation Preference, the Series I Primary Liquidation Preference and any other amounts owing to holders of any other Pari Passu Stock—Primary and Senior Stock—Secondary, the holders of outstanding shares of Series J Preferred Stock will be entitled to receive, out of the assets of the Corporation remaining after all of the Corporation's debts and liabilities have been paid or otherwise provided for, but before any payments have been made to the holders of Common Stock or any Junior Stock, an amount equal to $10,000 per share, subject to appropriate adjustment for stock splits, stock dividends, recapitalizations, reclassifications and similar events which increase or decrease the number of outstanding shares of Series J Preferred Stock (the "Secondary Liquidation Preference" and together with the Primary Liquidation Preference, the "Liquidation Preferences"). If upon any such dissolution, liquidation, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available to be distributed as aforesaid among the holders of the Series J Preferred Stock, the Series I Participating Convertible Preferred Stock, the Series H Participating Convertible Preferred Stock, the Series G Participating Convertible Preferred Stock, and any other Pari Passu Stock—Secondary shall be insufficient to permit the payment in full to them of the Secondary Liquidation Preference, the Series G Secondary Liquidation Preference, the Series I Secondary Liquidation Preference and the Series H Primary Liquidation Preference and any other liquidation preferences ranking pari passu therewith and owing with respect to any other Pari Passu Stock—Secondary, then the entire assets of the Corporation so to be distributed shall be distributed ratably based upon their respective pari passu liquidation preferences among such holders of the Series J Preferred Stock, the Series I Participating Convertible Preferred Stock, the Series G Participating Convertible Preferred Stock, the Series H Participating Convertible Preferred Stock and any other Pari Passu Stock—Secondary.

        (b)    Remaining Liquidating Distributions.    After payment has been made in full to the holders of Series J Preferred Stock, the Senior Stock, the Pari Passu Stock and any Junior Stock of their liquidation preferences, all remaining assets of the Corporation available for distribution shall be distributed ratably to the holders of the Participating Preferred Stock and the holders of the Common Stock, assuming for purposes of such calculation that all outstanding shares of Participating Preferred Stock are converted into shares of Common Stock at their then applicable conversion rates and that the Convertibility Date shall have occurred.

        (c)    Assets other than Cash.    If assets other than cash are to be distributed to any holders of Series J Preferred Stock or Common Stock pursuant to Article 3 hereof, the amount received by such holders upon receipt of those assets shall be deemed to be the fair market value of such assets as determined in good faith by the Board of Directors of the Corporation in accordance with sound financial practice. If shares of stock or other securities are distributed to any holders of Series J Preferred Stock or Common Stock pursuant to Article 3 hereof, the fair market value shall mean per share or unit of such security, at any date, the average of the daily market prices for the twenty trading business days ending on the second trading day immediately preceding the date of distribution. The market price for each such business day shall be the last sales price on such day as reported on the consolidated transaction reporting system for the principal securities exchange on which the shares of stock or other securities being distributed pursuant to Article 3 hereof is then listed or admitted to trading (or, if applicable, the last sale price reported by the National Association of Securities Dealers Automated Quotation Service ("NASDAQ") National Market System), or, if no sale takes place on such day on any such exchange or no such sale is quoted on such system, the average of the closing bid and asked prices on such day as so reported, or, if such securities are not then listed or admitted to trading on any stock exchange, the market price for each such business day shall be the average of the reported closing bid and asked prices on such day in the over-the-counter market, as reported by NASDAQ. If no market prices are reported, then the market price shall be the fair market value as determined in good faith by the Board of Directors. If such securities are subject to an agreement or other restriction limiting their free marketability, the loss of that marketability shall be considered by the Board of Directors in making its determination of fair market value.

        (d)    Amount Payable in Mergers, etc.    The following events shall be treated as a liquidation, dissolution or winding up within the meaning of this Article 3: (i) a consolidation, merger or reorganization of the Corporation with or into any other corporation or corporations in which the stockholders of the Corporation immediately before such event shall own fifty percent (50%) or less (calculated on an as converted basis, fully diluted) of the voting securities of the surviving corporation, (ii) any transaction or series of related transactions in which at least fifty percent (50%) of the Corporation's voting power is transferred, (iii) the sale, transfer or lease of all or substantially all of the assets of the Corporation or (iv) any acquisition of shares of capital stock of the Corporation (whether through a direct issuance by the Corporation, negotiated stock purchase, a tender for such shares, merger, consolidation or otherwise) by any party or group that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Corporation immediately prior to such purchase, the effect of which is that such party or group beneficially owns at least a majority of such voting power immediately after such event (each a "Change of Control Transaction"). All consideration payable to the stockholders of the Corporation in connection with any such Change of Control Transaction, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation that are senior to the Series J Preferred Stock), in connection with any such Change of Control Transaction, shall be, as applicable, paid by the purchaser to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of, the Series J Preferred Stock, the Pari Passu Stock and any Junior Stock in accordance with the preferences and priorities set forth in Articles 3(a) and 3(b) above, with such preferences and priorities specifically intended to be applicable in any such Change of Control Transaction as if such transaction were a liquidation, dissolution or winding up within the meaning of this Article 3. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Article 3(d), including causing the definitive agreement relating to such Change of Control Transaction to provide for a rate at which the shares of Series J Preferred Stock are converted into or exchanged for cash, new securities or other property that gives effect to the provisions of this Article 3, or otherwise causing such shares to be redeemed in a manner consistent with the provisions of this Article 3. The amount deemed distributed to the holders of Series J Preferred Stock upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity, as applicable. The provisions of this Article 3(d) shall not apply to any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Corporation or (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation which is incorporated in the United States of America which does not change the rights, privileges or preferences or the relative proportions of the stockholders as to each other as to before such event.

        (e)    Election to Convert.    Notwithstanding anything contained herein to the contrary, a holder of shares of Series J Preferred Stock may elect to convert any or all of such shares of Series J Preferred Stock into Common Stock at any time after the Convertibility Date prior to close of business of the Company on the date prior to the day on which any liquidation preference provided for in this Article 3 is to be paid. Any such conversion shall be at the then Applicable Conversion Rate and on the other terms and conditions set forth in Article 4 below.

        4.    Conversion Rights.    Conversion of the Series J Preferred Stock into shares of Common Stock shall be subject to the following provisions:

          (a)    Optional Conversion.    Subject to and in compliance with the provisions of this Article 4, any shares of Series J Preferred Stock may, at the option of the holder, be converted at any time from and after the Convertibility Date into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series J Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Conversion Rate" then in effect (determined as provided in Article 4(b)) by the number of shares of Series J Preferred Stock being converted.

          (b)    Conversion Rates.    The conversion rate in effect at any time for conversion of the Series J Preferred Stock (the "Conversion Rate") shall be the quotient obtained by dividing $5,000 by the "Conversion Price," calculated as provided in Article 4(c).

          (c)    Applicable Conversion Prices.    The Conversion Price shall initially be $0.16130000 (the "Conversion Price"). The initial Conversion Price shall be adjusted from time to time in accordance with this Article 4. All references to a Conversion Price herein shall mean the Conversion Price as so adjusted.

          (d)    Mechanics of Conversion.    Each holder of Series J Preferred Stock who wishes to convert the same into shares of Common Stock pursuant to this Article 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series J Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series J Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not available therefor, in Common Stock (at the Common Stock's fair market value as determined by the Board of Directors as of the date of such conversion) any declared and unpaid dividends on the shares of Series J Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series J Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. Upon conversion of only a portion of the number of shares of Series J Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series J Preferred Stock representing the unconverted portion of the certificate so surrendered.

          (e)    Adjustment for Stock Splits and Combinations.    If the Corporation shall at any time or from time to time after the date that the first share of the Series J Preferred Stock is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series J Preferred Stock, the Conversion Price in effect immediately before that subdivision with respect to the Series J Preferred Stock shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series J Preferred Stock, the Conversion Price in effect immediately before the combination with respect to the Series J Preferred Stock shall be proportionately increased. Any adjustment under this Article 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (f)    Adjustment for Common Stock Dividends and Distributions.    If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event, unless an equivalent dividend is paid to the holders of the Series J Preferred Stock in respect of such stock, the Conversion Prices that are then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, to the price determined by multiplying each Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each Conversion Price shall be adjusted pursuant to this Article 4(f) to reflect the actual payment of such dividend or distribution; and provided further, that if an adjustment has been made to any Conversion Price on the fixing of the record date for a dividend or distribution, no additional adjustment shall be made when such dividend is paid or distribution is made.

          (g)    Adjustments for Other Dividends and Distributions.    If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event, unless an equivalent dividend is paid to the holders of the Series J Preferred Stock in respect of such stock, provision shall be made so that the holders of Series J Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their shares of Series J Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Article 4 with respect to the rights of the holders of such shares of Series J Preferred Stock or with respect to such other securities by their terms; provided, however, that if such a provision has been made on the fixing of the record date for a dividend or distribution, no additional provision shall be made when such dividend is paid or distribution is made.

          (h)    Adjustment for Reclassification. Exchange and Substitution.    If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series J Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Article 4), in any such event each holder of shares of Series J Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such Series J Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          (i)    Sale of Shares Below Applicable Conversion Price.

            (1)   If at any time or from time to time after the Original Issue Date, the Corporation issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than (i) pursuant to a transaction described in Articles 4(e) - (h) above for which adjustment was made as provided in the applicable Article or (ii) the issuance of Common Stock, or options or warrants to purchase Common Stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, as approved by two-thirds (2/3rds) of the then sitting members of the Board of Directors, in any event for an Effective Price (as hereinafter defined) less than the then-effective Conversion Price, then in each such case the then existing Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale (or such deemed issuance or sale), to a price determined by multiplying the then Conversion Price by a fraction (the "Adjustment Factor") (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration received (as defined in subsection (j)(2)) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding and (B) the number of shares of Common Stock issuable upon conversion of the then outstanding Preferred Stock and the exercise of all outstanding rights, warrants and options to purchase Common Stock or Convertible Securities (as defined below). Notwithstanding the foregoing, if at any time or from time to time after the Original Issue Date, the Corporation adjusts the conversion price of the Series F, Series H or Series I Participating Convertible Preferred Stock or any sub-series of the Series G Participating Convertible Preferred Stock pursuant to Article 4(i)(1) of the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of such Preferred Stock, the Conversion Price shall be reduced (in lieu of any applicable adjustment pursuant to the first sentence of this subsection (i)(1)), as of the opening of business on the date of such adjustment, to a price determined by multiplying the Conversion Price in effect prior to the applicable issue or sale (or deemed issue or sale) by the smallest of the Adjustment Factor, the Series F Adjustment Factor, the Series G Controlling Adjustment Factor, the Series H Adjustment Factor and the Series I Adjustment Factor as applicable.

            (2)   For the purpose of making any adjustment required under this Article 4(i), the "Aggregate Consideration" received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

            (3)   For the purpose of the adjustment required under this Article 4(i), if the Corporation issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the effective Conversion Price, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No readjustment in respect of any rights, options or Convertible Securities pursuant to this Article 4(i) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price that was in effect on the original adjustment date or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and the date of such readjustment for which no adjustment was made. No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series J Preferred Stock.

            (4)   "Additional Shares of Common Stock" shall mean, with respect to shares of Series J Preferred Stock, all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Article 4(i), whether or not subsequently reacquired or retired by the Corporation other than (1) shares of Common Stock issued upon conversion of any Preferred Stock, (2) up to 10,000 shares of Common Stock issued or issuable pursuant to options, warrants or other rights (as adjusted for any stock splits, reverse stock splits, recapitalizations and similar capital events) issued to employees, officers or directors of, or consultants or advisors to the Corporation or any Subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors, (3) up to 2,000,000 shares of Common Stock issued or issuable pursuant to options, warrants or other rights (as adjusted for any stock splits, reverse stock splits, recapitalizations and similar capital events) issued to investors in or lenders to the Corporation, (4) additional convertible debt or equity issued in exchange for, upon conversion of, or as paid-in-kind interest payment on, the 7.50% convertible notes due 2007 of Allied Riser Communications Corporation outstanding on the Original Issue Date and in accordance with the terms of such convertible notes as in effect on the Original Issue Date, (5) up to 3,000 shares of Series I Preferred Stock, and (6) up to 3,891 shares of Series J Preferred Stock.

            (5)   The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Article 4(i), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Article 4(i), for such Additional Shares of Common Stock.

          (j)    Accountants' Certificate of Adjustment.    In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series J Preferred Stock, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of shares of Series J Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Applicable Conversion Price for such series in effect prior to and after giving effect to such adjustment or readjustment, (3) the number of Additional Shares of Common Stock and (4) the type and amount, if any, of other property which at the time would be received upon conversion of such shares of such Series J Preferred Stock.

          (k)    Notices of Record Date.    Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, any Change of Control Transaction, any sale of all or substantially all of the Corporation's assets or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series J Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and the material terms of such transaction, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up.

          (l)    Automatic Conversion.

            (1)   On or after the Convertibility Date, each share of Series J Preferred Stock shall automatically be converted into shares of Common Stock, based on the Conversion Price, at any time upon the affirmative election of the holders of at least eighty percent (80%) of the outstanding shares of the Series J Preferred Stock, the Series I Participating Convertible Preferred Stock and the Series G Participating Convertible Preferred Stock voting together as a single class. Each share of Series J Preferred Stock shall automatically be converted into shares of Common Stock based on the Conversion Price immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (i) the aggregate pre-money valuation of the Corporation is at least five hundred million dollars ($500,000,000); and (ii) the gross cash proceeds (before underwriting discounts, commissions and fees) are at least fifty million dollars ($50,000,000) (a "Qualified Offering"). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Article 5.

            (2)   On or after the Convertibility Date, upon the occurrence of an event specified in paragraph (1) above, the outstanding shares of Series J Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series J Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series J Preferred Stock the holders of Series J Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series J Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such shares of Series J Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay in cash or, at the option of the Corporation, Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion), or, at the option of the Corporation, both, all declared and unpaid dividends on such shares of Series J Preferred Stock being converted, to and including the date of such conversion.

          (m)    Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of Series J Preferred Stock. All shares of Common Stock (including fractions thereof)

  issuable upon conversion of more than one share of Series J Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

          (n)    Reservation of Stock Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series J Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series J Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series J Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (o)    Notices.    Any notice required by the provisions of this Article 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having' been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, having specified next day of delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

          (p)    Payment of Taxes.    The Corporation shall pay all taxes imposed by the State of Delaware (or any other jurisdiction in which the Company is then located or conducting business) (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of any shares of Preferred Stock.

          (q)    Dilution or Impairment.    The Corporation shall not, without the appropriate vote of the stockholders under the General Corporation Law of the State of Delaware and Article 7 of this Certificate, amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series J Preferred Stock against dilution or other impairment.

5.     Dividend Rights.

        (a)   In the event dividends are paid on any share of Common Stock, Pari Passu Stock or Junior Stock, the Company shall pay an additional dividend on all outstanding shares of Series J Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock, Pari Passu Stock or Junior Stock.

        (b)   The provisions of Article 5(a) shall not apply to a dividend payable in Common Stock.

6.     Residual Rights.

        All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in Article IV of the Certificate of Incorporation shall be vested in the Common Stock.

7.     Amendment.

        No provision of this Certificate may be amended, modified or waived without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of the Series J Preferred Stock.

* * * * *

        IN WITNESS WHEREOF, Cogent Communications Group, Inc. has caused this Certificate of Designations to be executed and delivered in its name and on its behalf on March     , 2004.

COGENT COMMUNICATIONS GROUP, INC.
By:	/s/ DAVID SCHAEFFER
	Name:	David Schaeffer
	Title:	President

APPENDIX D

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the financial statements and related notes and the other financial information included elsewhere in this report. This discussion contains forward-looking statements about our business and operations. Our actual results could differ materially from those anticipated in such forward-looking statements.

General Overview

        We were formed on August 9, 1999 as a Delaware corporation. We began invoicing our customers for our services in April 2001. We provide our high-speed Internet access service to our customers in buildings directly connected to our fiber optic network which we call our "on-net" services. We charge monthly fees for on-net services. Our April 2, 2002 acquisition of certain assets of PSINet, Inc. added a new element to our operations in that in addition to our current high-speed Internet access business, we began operating a more traditional Internet service provider business, with lower speed connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies). We call these services our "off-net" services. Our February 4, 2002, merger with Allied Riser also added a new element to our operations as we began offering voice services in Toronto, Canada through our subsidiary, Shared Technologies of Canada. On January 5, 2004 we acquired Firstmark Communications Participations S.a.r.l. the parent company to LambdaNet France and LambdaNet Spain, as new European subsidiaries. These companies provide both on-net and off-net services.

        Our core product set, which we actively market, is comprised of three primary product groups. Our Type I on-net Internet access allows customers to directly connect to our network in approximately 860 North American buildings. These connections utilize facilities, which are controlled by us up to the customer premise. We operate in-building facilities that include riser distribution and cables as well as cross connections or horizontal connections directly to the customers' terminating equipment. The customers traffic is then transmitted across our network by equipment located within the building in which the service is sold exists.

        Our second major product group is Type II dedicated Internet access. This product includes customers located in buildings in we do not have direct fiber connectivity. We utilize traditional T1, E1, E3 and T3 transport circuits leased from local telecomm providers to provide this service. The majority of these circuits are leased from an incumbent local exchange carrier, or a competitive or alternate local exchange carrier. These dedicated transport circuits terminate at the customer's location and are then connected at the receiving location to our fiber optic Internet backbone. We operate fifty-two point of presence ("POP") locations that are aggregation points for these services in North America.

        The third major product line that we actively support is co-location services within the data centers that we operate. Within these centers we provide our customers rack space in which the customer may place its own equipment or servers. We generally include with those racks dedicated Internet access bandwidth service to those customers.

        We believe that our Type I Ethernet services provides us the greatest gross margin. For this service there is little additional equipment or services required to connect additional customers in our lit buildings to our network. The primary focus of our direct sales force is to sell these Type I products in the approximately 860 buildings which we have "on-net" in North America. These buildings include large commercial office buildings in which we sell our services to companies that utilize dedicated Internet access to support their businesses. We also sell into carrier neutral co-location facilities, telehouses, data centers and carrier hotels where we sell dedicated Internet access to companies that incorporate our services into their final products. We believe that these businesses generally utilize Internet access as one of their primary components in offering services to their end customers.

        Our Type II services are sold through a telesales organization to small and medium sized businesses that are located in buildings generally within a ten-mile radius of our fifty-two POPs in North America. The dedicated Internet access sold to these customers is generally of significantly lower speeds than those services sold in our Type I facilities. We believe that these products generally produce lower gross margins because each sale requires us to purchase dedicated Type II circuit from a local service provider. This circuit is generally provided as a transport link and is then connected between the customer premise and our POP. We then provide layer 3 transit services over these links. When possible we attempt to only commit to layer I transport purchase contracts that corresponded to the term of our dedicated Internet access contract with our customers. In some instances we have acquired customers in which the layer 1 contract term and the dedicated Internet access term may not coincide.

        In our data centers, we actively market our co-location and bandwidth services. These facilities are on-net to us. We believe that the incremental costs associated with adding additional customers within these facilities are attributable only to the incremental power used by the customer's equipment. Our facilities have significant additional capacity to add customers and we do not anticipate needing to spend additional capital to augment these facilities.

        We continue to support non-core products we have assumed in our acquisitions of various companies. These products include managed hosting, shared hosting, email services, dial up Internet access, voice services and point to point transport services. We do not actively market these services with the exception of point-to-point transport services in our European region and voice services in Canada.

        As we have acquired various operations of other companies we have attempted to maintain a common network architecture. Each of the acquired networks, as it is integrated into our network, is reconfigured to mirror our layer 3 IP architecture. We have strived to consolidate services on a common network platform. We also have consolidated various information technology systems and back office processes into a standard architecture, where possible, which is supported throughout all of our operating geographic regions. This integration process continues as we continue the transition from acquired legacy systems to our standard information technology platforms.

Recent Developments

        Resolution of Default Under Cisco Credit Facility and Sale of Series F and Series G Preferred Stock. Prior to July 31, 2003 we were party to a $409 million credit facility with Cisco Systems Capital Corporation ("Cisco Capital"). The credit facility required compliance with certain financial and operational covenants. We were in violation of a financial covenant as of December 31, 2002 and as a result Cisco Capital could have accelerated the due date of our indebtedness. These developments are discussed in greater detail below under "Liquidity and Capital Resources".

        On June 12, 2003, our Board of Directors unanimously adopted a resolution authorizing us to consummate a transaction with Cisco Capital and Cisco Systems, Inc. ("Cisco") that would restructure our indebtedness to Cisco Capital as well as to offer and sell a new series of preferred stock to certain of our existing stockholders in order to acquire the cash needed to complete the restructuring. On June 26, 2003, our stockholders approved these transactions.

        In order to complete the restructuring we entered into an agreement (the "Exchange Agreement") with Cisco and Cisco Capital pursuant to which, among other things, Cisco and Cisco Capital agreed to cancel the principal amount of indebtedness plus accrued interest and return warrants exercisable for the purchase of 0.8 million shares of our common stock (the "Cisco Warrants") in exchange for our cash payment of $20.0 million, the issuance of 11,000 shares of our Series F participating convertible preferred stock, and the issuance of an amended and restated promissory note for the aggregate principal amount of $17.0 million. At the closing of the restructuring on July 31, 2003, we were indebted to Cisco Capital for a total of $269.1 million ($262.8 million of principal and $6.3 million of accrued interest).

        In order to complete the restructuring we also entered into an agreement (the "Purchase Agreement") with certain of our existing preferred stockholders (the "Investors"), pursuant to which we agreed to issue and sell to the Investors in several sub-series, 41,030 shares of our Series G participating convertible preferred stock for $41.0 million in cash.

        On July 31, 2003, we closed the transactions contemplated by the Exchange Agreement and the Purchase Agreement.

        On January 5, 2004 we acquired Firstmark Communications Participations S.a.r.l, the parent company to LambdaNet Communications France SAS and LambdaNet Communications Espana SA (together, "LambdaNet France and Spain"), from LNG Holdings SA by merging a subsidiary of ours with a company that had acquired them.

        We issued our Series I preferred stock to the owners of the company that had acquired LambdaNet France and Spain. This transaction is described in greater detail in Note 14 to our financial statements.

        We attempted to acquire LambdaNet Communications Deutschland, AG ("LNCD"), a sister company of LambdaNet France and Spain, but were unable to reach agreement with LNCD's bank creditors. LNCD filed for insolvency in Germany on February 12, 2004. LambdaNet France and Spain have made use of LNCD's facilities to complete communications circuits into Germany and also have depended on LNCD for network operations support, billing and other services. We have begun the process of fully separating the operations of LambdaNet France and Spain from LNCD but that is not complete and there may be disruptions as this process proceeds.

        We have entered into an agreement to acquire another German network, and may acquire additional European networks.

Year ended December 31, 2003 compared to the year ended December 31, 2002

        The following summary table presents a comparison of our results of operations for the years ended December 31, 2002 and 2003 with respect to certain key financial measures. The comparisons illustrated in the table are discussed in greater detail below.

	Year Ended December 31,
			Percent Change
	2002	2003
	(dollars in thousands)
Net service revenues	$51,913	$59,422	14.5%
Network operation costs	49,324	48,324	(2.0)%
Selling, general, and administrative expenses	36,539	43,938	20.2%
Depreciation and amortization expense	33,990	48,387	42.4%
Interest income	1,739	1,512	(13.1)%
Interest expense	(36,284)	(19,776)	(45.5)%
Net income (loss) applicable to common stockholders	(91,843)	88,743	(3.4)%

        Net Service Revenue.    Net service revenue for the year ended December 31, 2003 was $59.4 million compared to $51.9 million for the year ending December 31, 2002. The increase in net service revenue is primarily attributable to the increase in revenue from customers purchasing our on-net Internet access service offerings and the increase in off-net revenue from the customers acquired in the FNSI acquisition. Revenue related to the acquired assets of FNSI has been included in the consolidated statements of operations from the date of acquisition. The FNSI acquisition closed on February 28, 2003. Our increase in revenue was offset by a decline in revenues from the customers acquired in our April 2, 2002 acquisition of certain PSINet customer accounts and a stricter policy on cancellation of uncollectible customer accounts.

        Network Operations Costs.    Network operations costs during 2003 and 2002 were primarily comprised of the following elements:

  •
  the cost of leased network equipment sites and facilities;

  •
  salaries and related expenses of employees directly involved with our network activities;

  •
  transit charges—amounts paid to service providers as compensation for connecting to the Internet;

  •
  leased circuits obtained from telecommunications carriers (primarily local telephone companies);

  •
  building access agreement fees paid to landlords; and

  •
  maintenance charges related to our nationwide fiber-optic intercity network and metro rings.

        The cost of network operations was $48.3 million for the year ended December 31, 2003 compared to $49.3 million for the year ended December 31, 2002. The cost of network operations for the year ended December 31, 2003 and December 31, 2002 includes approximately $1.3 million and $0.2 million, respectively, of amortization of deferred compensation expense. The increase in amortization of deferred compensation expense is due to the amortization of deferred compensation expense recorded in connection with the grant of shares of Series H preferred stock to our employees in 2003. Deferred compensation is being amortized over the vesting period of the Series H preferred stock. The vesting period for grants under our offer to exchange is 27% upon grant with the remaining shares vesting ratably over a three-year period, and for new employees 25% after one year and then ratably over a four-year period. Total compensation expense related to Series H preferred stock was approximately $16.4 million for the year ended December 31, 2003. Beginning with the April 2, 2002 PSINet acquisition, we incurred transitional circuit and maintenance fees that were required to be paid for a seventy-five day period under the PSINet asset purchase agreement and recurring circuit fees for providing PSINet's off-net Internet access service. Recurring circuit fees decreased in the year ended December 31, 2003 compared to the year ended December 31, 2002 due to a reduction in the number of PSINet customers partly offset by an increase in circuit fees as a result of the February 28, 2003 FNSI acquisition. Fees associated with tenant license agreements acquired in the Allied Riser acquisition decreased in the year ended December 31, 2003 compared to the year ended December 31, 2002 due to the termination of many of these agreements.

        Selling, General, and Administrative Expenses.    Selling, general and administrative expenses, or SG&A, primarily include salaries and related administrative costs. SG&A expenses increased to $43.9 million for the year ended December 31, 2003 from $36.6 million for the year ended December 31, 2002. SG&A expenses for the year ended December 31, 2003 and December 31, 2002 included approximately $17.4 million and $3.1 million, respectively, of amortization of deferred compensation expense. The increase in amortization of deferred compensation expense is due to the amortization (described above) of deferred compensation expense recorded in connection with the our granting of shares of Series H preferred stock to our employees in 2003. Total compensation expense related to Series H preferred stock was approximately $16.4 million for the year ended December 31, 2003. SG&A for the year ended December 31, 2003 and December 31, 2002 included approximately $3.9 million and $3.2 million, respectively, of net expense for the valuation allowance for doubtful accounts. SG&A expenses before amortization of deferred compensation decreased primarily from a decrease in transitional activities associated with the PSINet and Allied Riser acquisitions and a decrease in headcount partially offset by an increase in the net expense for the valuation allowance for doubtful accounts. We capitalize the salaries and related benefits of employees directly involved with our construction activities. We began capitalizing these costs in July 2000 and will continue to capitalize these costs while we are involved in construction activities. We capitalized $2.6 million of these costs for the year ended December 31, 2003 and $4.8 million for the year ended December 31, 2002. The decline in capitalized costs is due to a decrease in construction activities.

        Depreciation and Amortization Expenses.    Depreciation and amortization expenses include the depreciation of our property and equipment and the amortization of our intangible assets. Depreciation and amortization expense increased to $48.4 million for the year ended December 31, 2003 from $34.0 million for the year ended December 31, 2002. Depreciation expense related to property and equipment was approximately $38.4 million and $26.6 million, for the years ended December 31, 2003 and December 31, 2002 respectively. Depreciation expense increased because we had more capital equipment and IRUs in service in 2003 than in the same period in 2002. Amortization expense related to intangible assets for the year ended December 31, 2003 and December 31, 2002 was approximately $10.0 million and $7.4 million, respectively. Amortization expense increased because we had more intangible assets in 2003 than in the same period in 2002. We begin to depreciate our capital assets once the related assets are placed in service. We believe that future depreciation expense will continue to increase primarily due to additional equipment being placed in service and an increase in IRUs as we expand our network.

        Interest Income and Expense.    Interest income relates to interest earned on our marketable securities including money market accounts, certificates of deposit and commercial paper. Interest income decreased to $1.5 million for the year ended December 31, 2003 from $1.7 million for the year ended December 31, 2002. The reduction in interest income resulted from a decrease in marketable securities and a reduction in interest rates.

        Interest expense includes interest charged on our credit facility, capital lease agreements, the convertible subordinated notes issued by our subsidiary Allied Riser and the amortization of deferred financing costs. Interest expense decreased to $19.8 million for the year ended December 31, 2003 from $36.3 million for the year ended December 31, 2002. The decrease in interest expense resulted from (1) the cancellation of $106.7 million in principal amount of the Riser convertible subordinated notes under the March 2003 settlement and exchange, (2) the July 31, 2003 restructuring of our credit facility with Cisco Capital which eliminated the amortization of our deferred financing costs and significantly reduced our indebtedness to Cisco Capital and (3) to a lesser extent, a reduction in interest rates. Borrowings under the credit facility accrued interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus 4.5 percent. The Cisco restructuring transaction was considered a troubled debt restructuring under Statement of Financial Accounting Standards ("SFAS") No.15, "Accounting by Debtors and Creditors of Troubled Debt Restructurings". Under SFAS No. 15, the $17.0 million Amended and Restated Cisco Note was recorded at its principal amount plus the estimated future interest payments. Interest payments begin in the 31st month following the effectiveness of the restructuring transaction and accrue at ninety day LIBOR plus 4.5%. No interest is payable, nor does interest accrue on the Amended and Restated Cisco Note for the first 30 months, unless the Company defaults under the terms of the Amended and Restated Credit Agreement. We believe that future interest expense will continue at a decreased rate due to the July 31, 2003 cancellation of debt outstanding under our credit facility, as discussed above.

        Income Taxes.    We recorded no income tax expense or benefit for the year ended December 31, 2003 or the year ended December 31, 2002. Due to the uncertainty surrounding the realization of our net operating losses and our other deferred tax assets, we have recorded a valuation allowance for the full amount of our net deferred tax asset. For federal and state tax purposes, our net operating loss carry-forwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws. For federal and state tax purposes, our net operating loss carry-forwards acquired in the Allied Riser merger will be subject to certain limitations on annual utilization due to the change in ownership as defined by federal and state tax laws. However, we achieve profitability, our net deferred tax assets may be available to offset future income tax liabilities.

        Under Section 108(a)(1)(B) of the Internal Revenue Code of 1986 gross income does not include any amount that would be includible in gross income by reason of the discharge of indebtedness to the extent that a non-bankrupt taxpayer is insolvent. Under Section 108(a)(1)(B) we believe that the gains on our debt restructuring with Cisco and settlement and exchange agreement with Allied Riser note holders will not result in taxable income, however, our net operating loss carry-forwards will be significantly reduced effective January 1, 2004 in connection with these transactions.

        Settlement of Note holder Litigation and Gain on Note Exchange.    In January 2003, we entered into an exchange agreement and a settlement agreement with the holders of approximately $106.7 million in face value of convertible subordinated notes issued by our subsidiary, Allied Riser. Pursuant to the exchange agreement, these note holders surrendered their notes, including accrued and unpaid interest thereon, in exchange for a cash payment of approximately $5.0 million, 3.4 million shares of our Series D preferred stock and 3.4 million shares of our Series E preferred stock. Pursuant to the settlement agreement, the note holders dismissed with prejudice litigation filed by the note holders in Delaware Chancery Court against Allied Riser. These transactions closed in March 2003 when the agreed amounts were paid and the Series D and Series E preferred shares were issued. This settlement and exchange eliminated the approximately $106.7 million principal payment obligation due in September 2007, interest accrued since the December 15, 2002 interest payment, all future interest payment obligations on these notes and settled the note holder litigation in exchange for the total cash payments of approximately $9.9 million and the issuance of preferred stock. At issuance, this preferred stock was convertible into approximately 4.2% of our then outstanding fully diluted common stock. The terms of the remaining $10.2 million of subordinated convertible notes were not impacted by these transactions and they continue to be due on June 15, 2007. These notes were recorded at their fair value of approximately $2.9 million at the merger date. The discount is accreted to interest expense through the maturity date

        As of December 31, 2002, we had accrued the amount payable under the settlement agreement, net of the recovery of $1.5 million under our insurance policy. This resulted in a net expense of $3.5 million recorded in the fourth quarter of 2002. The $4.9 million payment under the settlement agreement was made in March 2003. We received the $1.5 million recovered under our insurance policy in April 2003.

        The exchange agreement resulted in a gain of approximately $24.8 million recorded during the year ended December 31, 2003. The gain resulted from the difference between the $36.5 million net book value of the notes ($106.7 million face value less the related unamortized discount of $70.2 million) and $2.0 million of accrued interest and the consideration of approximately $5.0 million in cash and the $8.5 million estimated fair market value for the Series D and Series E preferred stock less approximately $0.2 million of transaction costs.

        Gain—Cisco credit facility restructuring.    The restructuring of our Cisco credit facility on July 31, 2003 resulted in a gain of approximately $215.4 million. On a basic income and diluted income per share basis the gain was $27.82 and $1.36 for the year ended December 31, 2003, respectively. The gain resulted from the retirement of the amounts outstanding under the Cisco credit facility and was determined as follows (in thousands):

Cash paid	$20,000
Issuance of Series F Preferred Stock	11,000
Amended and Restated Cisco Note, principal plus future interest	17,842
Transaction costs	1,167

Total Consideration	$50,009
Amount outstanding under Facility	(262,812)
Interest accrued under the Facility	(6,303)
Book value of cancelled warrants	(8,248)
Book value of unamortized Facility loan costs	11,922

Gain from Exchange Agreement	$(215,432)

        Earnings Per Share.    Basic net (loss) income per common share applicable to common stock was $11.46 for the year ended December 31, 2003 and $(28.22) for the year ended December 31, 2002. The weighted-average shares of common stock outstanding increased to 7.7 million shares for the year ended December 31, 2003 from 3.3 million shares for the year ended December 31, 2002 due to the July 31, 2003 conversion of our Series A, B, C, D and E convertible preferred stock into 10.8 million shares of common stock. A beneficial conversion charge of $52.0 million was recorded on July 31, 2003 since the conversion rates on our Series F and Series G convertible preferred stock at issuance were less than the trading price of our common stock on that date. The beneficial conversion charge reduced basic earnings per common share by $6.71 for the year ended December 31, 2003. Without the charge, basic earnings per common share was $18.17 for the year ended December 31, 2003. The Allied Riser merger resulted in an extraordinary gain of $8.4 million, or $2.59 per common share for the year ended December 31, 2002. The loss per common share, excluding the impact of the extraordinary gain, was ($30.82) for the year ended December 31, 2002.

        Diluted net (loss) income per common share applicable to common stock was $0.56 for the year ended December 31, 2003 and $(28.22) for the year ended December 31, 2002. The diluted weighted-average shares of common stock outstanding increased to 158.8 million shares for the year ended December 31, 2003 from 3.3 million shares for the year ended December 31, 2002 due primarily to the February 5, 2003 issuance of Series D and Series E convertible preferred stock, which were converible into approximately 0.7 million shares of our common stock,the July 31, 2003 issuance of Series F and Series G convertible preferred stock which is convertible into a total of 323.1 million shares of our common stock, the July 31, 2003 conversion of our Series A, B and C convertible preferred stock into approximately 10.1 million shares of common stock and the issuance of our shares of Series H preferred stock which is convertible into a total of approximately 41.4 million shares of our common stock. A beneficial conversion charge of $52.0 million was recorded on July 31, 2003 since the conversion rates on the Series F and Series G convertible preferred stock at issuance were less than the trading price of our common stock on that date. The beneficial conversion charge reduced diluted income per common share by $0.33 for the year ended December 31, 2003. Without the charge, diluted income per common share was $0.89 for the year ended December 31, 2003. The Allied Riser merger resulted in an extraordinary gain of $8.4 million, or $2.59 per common share for the year ended December 31, 2002. The loss per diluted common share, excluding the impact of the extraordinary gain, was ($30.82) for the year ended December 31, 2002.

        For the year ended December 31, 2002, options to purchase 1.0 million shares of common stock at a weighted-average exercise price of $4.41 per share, 95.1 million shares of preferred stock, which were convertible into 10.1 million shares of common stock, and warrants for 0.9 million shares of common stock are not included in the computation of diluted earnings per share as they are anti-dilutive. For the years ended December 31, 2002 and 2003, approximately 245,000 and 17,530 shares of common stock issuable on the conversion of the Allied Riser convertible subordinated notes, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

Results of Operations

Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

        The following summary table presents a comparison of our results of operations for the years ended December 31, 2001 and 2002 with respect to certain key financial measures. The comparisons illustrated in the table are discussed in greater detail below.

	Year Ended December 31,
			Percent Change
	2001	2002
	(dollars in thousands)
Net service revenues	$3,018	$51,913	1620.1%
Network operation costs	20,297	49,324	143.0%
Selling, general, and administrative expenses	30,280	36,539	20.7%
Depreciation and amortization expense	13,535	33,990	151.1%
Interest income	2,126	1,739	(18.2)%
Interest expense	(7,945)	(36,284)	356.7%
Net income (loss) applicable to common stockholders	(91,081)	(91,843)	0.8%

        Net Service Revenue.    Net service revenue for the year ended December 31, 2002 was $51.9 million compared to $3.0 million for the year ending December 31, 2001. The increase in net service revenue is attributable to the increase in customers purchasing our service offerings including the customers acquired in the PSINet, Allied Riser and NetRail acquisitions.

        Net service revenue for the three months December 31, 2002 was $13.8 million compared to $16.0 million for the three months ending September 30, 2002. This decline primarily resulted from service cancellations from customers acquired in the PSINet acquisition more than offsetting the increase in net service revenues from new installations of our on-net product offerings.

        Network Operations Costs.    Network operations costs during 2002 and 2001 were primarily comprised of the following elements:

  •
  for the year ended December 31, 2001, temporary leased transmission capacity incurred for certain network segments until the nationwide fiber-optic intercity network was placed in service—there were no such costs in 2002;

  •
  the cost of leased network equipment sites and facilities;

  •
  salaries and related expenses of employees directly involved with our network activities;

  •
  transit charges—amounts paid to service providers as compensation for connecting to the Internet;

  •
  leased circuits obtained from telecommunications carriers (primarily local telephone companies);

  •
  building access agreement fees paid to landlords; and

  •
  maintenance charges related to our nationwide fiber-optic intercity network and metro rings.

        The cost of network operations was $49.3 million for the year ended December 31, 2002 compared to $20.3 million for the year ended December 31, 2001. The increase was primarily due to an increase in the number of leased network facilities, circuit fees commencing in April 2002 related to the PSINet customers acquired, an increase in maintenance fees on our IRUs and network equipment, an increase in transit charges associated with an increase in network traffic, an increase in headcount, and an increase in the number of building access agreements and the related fees, including the building access agreements acquired in the February 2002 Allied Riser merger. These increases are partially offset by the elimination of temporary leased transmission capacity charges in 2002. The cost of temporary leased transmission capacity was $3.9 million for the year ended December 31, 2001. There were no such costs for the year ended December 31, 2002. Leased transmission capacity costs were incurred until the remaining segments of our nationwide fiber-optic intercity network were placed in service. As this leased capacity of the network was replaced with our dark fiber IRUs, the related cost of network operations decreased and depreciation and amortization expense increased. The cost of network operations for the years ended December 31, 2001 and December 31, 2002 includes approximately $0.3 million and $0.2 million, respectively, of amortization of deferred compensation.

        Selling, General, and Administrative Expenses.    Selling, general and administrative expenses, or SG&A, primarily include salaries and related administrative costs. SG&A increased to $36.6 million for the year ended December 31, 2002 from $30.3 million for the year ended December 31, 2001. SG&A for the years ended December 31, 2001 and December 31, 2002 includes approximately $3.0 million and $3.1 million, respectively, of amortization of deferred compensation. SG&A for the years ended December 31, 2001 and December 31, 2002 includes approximately $0.5 million and $3.2 million, respectively, of the valuation allowance for doubtful accounts. SG&A expenses increased primarily from an increase in activities required to support the increase in customers and expanding operations. We capitalize the salaries and related benefits of employees directly involved with our construction activities. We began capitalizing these costs in July 2000. We capitalized $7.0 million of these costs for the year ended December 31, 2001 and $4.7 million for the year ended December 31, 2002.

        Gain on Settlement of Vendor Litigation.    In December 2002 we reached an agreement with one of Allied Riser's vendors to settle the litigation brought by that vendor against Allied Riser. Under this settlement, Allied Riser agreed to make cash payments to the vendor of approximately $1.6 million in 2003. In exchange, the vendor dismissed the litigation and accepted that cash payment as payment in full of amounts due to the vendor under the contracts that were the subject of the litigation. In 2003, we paid $1.2 million of the $1.6 million settlement. The remaining $0.4 million was paid in equal monthly installments from April to July 2003. The settlement amount was less than the amounts recorded by Allied Riser resulting in a gain of approximately $5.7 million that was recorded in December 2002.

        Settlement of Noteholder Litigation.    In January 2003, Cogent Communications Group, Allied Riser and the holders of approximately $106.7 million in face value of subordinated convertible notes issued by Allied Riser entered into an exchange agreement and a settlement agreement. Pursuant to the exchange agreement, the note holders surrendered to Allied Riser their notes, including accrued and unpaid interest thereon, in exchange for an aggregate cash payment by Allied Riser in the amount of approximately $5.0 million and 3.4 million shares of our Series D Preferred Stock and 3.4 million shares of our Series E Preferred Stock. Under the agreement the Series D and Series E shares have been valued at the estimated fair value of approximately $1.25 per share. Pursuant to the settlement agreement, the note holders dismissed their litigation with prejudice and delivered to us, Allied Riser and certain former directors of Allied Riser a general release in exchange for an aggregate cash payment by Allied Riser of approximately $4.9 million.

        As of December 31, 2002, we accrued the amount payable under the settlement agreement, net of the recovery under our insurance policy. This resulted in a net expense of approximately $3.5 million recorded in 2002. The transaction under the exchange agreement resulted in a 2003 financial statement gain of approximately $25 million.

        Depreciation and Amortization.    Depreciation and amortization expense increased to $34.0 million for the year ended December 31, 2002 from $13.5 million for the year ended December 30, 2001. These expenses include the depreciation of the capital equipment required to support our network, and the amortization of our IRUs and intangible assets. Amortization expense related to intangible assets for the years ended December 31, 2001 and December 31, 2002 was approximately $1.3 million and $7.4 million, respectively. There were no intangible assets in 2001 until the September 7, 2001 acquisition of certain assets of NetRail. Depreciation expense increased because we had more capital equipment and IRUs in service in 2002 than in the same period in 2001. We begin to depreciate our capital assets once the related assets are placed in service.

        Interest Income and Expense.    Interest income decreased to $1.7 million for the year ended December 31, 2002 from $2.1 million for the year ended December 31, 2001. Interest income relates to interest earned on our marketable securities including money market accounts, certificates of deposit and commercial paper. The change in interest income resulted from a decrease in marketable securities and a reduction in interest rates.

        Interest expense increased to $36.3 million for the year ended December 31, 2002 from $7.9 million for the year ended December 31, 2001. The increase in interest expense resulted from an increase in borrowings under our credit facility, an increase in the number of capital leases and the interest expense associated with the Allied Riser convertible subordinated notes and was partially offset by a reduction in interest rates. Interest expense includes interest charged on our vendor financing facility, capital lease agreements, the Allied Riser convertible subordinated notes and the amortization of deferred financing costs. Cogent began borrowing under its credit facility with Cisco Capital in August 2000 and had borrowed $250.3 million at December 31, 2002 and $181.3 million at December 31, 2001. We capitalized $0.8 million of interest expense for the year ended December 31, 2002 and $4.4 million for the year ended December 31, 2001. The reduction in capitalized interest resulted from a reduction in the dollar value of our network under construction during the period and a reduction in interest rates. We began capitalizing interest in July 2000. Borrowings under the credit facility accrued interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin.

        Income Taxes.    We recorded no income tax expense or benefit for the year ended December 31, 2002 or the year ended December 31, 2001. Due to the uncertainty surrounding the realization of our net operating losses and our other deferred tax assets, we have recorded a valuation allowance for the full amount of our net deferred tax asset. For federal and state tax purposes, our net operating loss carry-forwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws. For federal and state tax purposes, our net operating loss carry-forwards acquired in the Allied Riser merger will be subject to certain limitations on annual utilization due to the change in ownership as defined by federal and state tax laws. Should we achieve profitability, our net deferred tax assets may be available to offset future income tax liabilities.

        Earnings Per Share.    Basic and diluted net loss per common share applicable to common stock decreased to $(28.22) for the year ended December 31, 2002 from $(64.78) for the year ended December 31, 2001. The weighted-average shares of common stock outstanding increased to 3.3 million shares for the year ended December 31, 2002 from 1.4 million shares for the year ended December 31, 2001, due primarily to the issuance of approximately 2.0 million shares of common stock to the Allied Riser shareholders on February 4, 2002. The Allied Riser merger resulted in an extraordinary gain of $8.4 million, or $2.59 per common share for the year ended December 31, 2002. The loss per common share, excluding the impact of the extraordinary gain, was ($30.82) for the year ended December 31, 2002.

        For the years ended December 31, 2001 and 2002, options to purchase 1.2 million and 1.0 million shares of common stock at weighted-average exercise prices of $5.30 and $4.41 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. For the years ended December 31, 2001 and 2002, 95.6 million and 95.1 million shares of preferred stock, which were convertible into 10.1 million and 10.1 million shares of common stock, respectively, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the years ended December 31, 2001 and 2002, warrants for 0.7 million and 0.9 million shares of common stock, respectively, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the year ended December 31, 2002, approximately 245,000 shares of common stock issuable on the conversion of the Allied Riser convertible subordinated notes, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

Liquidity and Capital Resources

        Since our inception, we have primarily funded our operations and capital expenditures through private equity financing, capital lease obligations and our credit facility with Cisco Capital. At December 31, 2003, our current cash and cash equivalents position and short-term investments totaled $12.0 million.

        During the years ended December 31, 2003, two transactions in particular has an impact on our liquidity and our level of indebtedness. These were our restructuring transaction with Cisco Capital and Cisco and our settlement with the Allied Riser Noteholders.

        Resolution of Default Under Cisco Credit Facility and Sale of Series F and Series G Preferred Stock.    Prior to July 31, 2003 we were party to a $409 million credit facility with Cisco Systems Capital Corporation ("Cisco Capital"). The credit facility required compliance with certain financial and operational covenants. We were in violation of a financial covenant as of December 31, 2002 and as a result Cisco Capital could have accelerated the due date of our indebtedness.

        On June 12, 2003, our Board of Directors unanimously adopted a resolution authorizing us to consummate a transaction with Cisco Capital and Cisco Systems, Inc. ("Cisco") that would restructure our indebtedness to Cisco Capital as well as to offer and sell a new series of preferred stock to certain of our existing stockholders in order to acquire the cash needed to complete the restructuring and additional working capital. On June 26, 2003, our stockholders approved these transactions.

        In order to complete the restructuring we entered into an agreement (the "Exchange Agreement") with Cisco and Cisco Capital pursuant to which, among other things, Cisco and Cisco Capital agreed to cancel the principal amount of indebtedness plus accrued interest and return warrants exercisable for the purchase of 0.8 million shares of our common stock (the "Cisco Warrants") in exchange for our cash payment of $20.0 million, the issuance of 11,000 shares of our Series F participating convertible preferred stock, and the issuance of an amended and restated promissory note for the aggregate principal amount of $17.0 million. On July 31, 2003, we were indebted to Cisco Capital for a total of $269.1 million ($262.8 million of principal and $6.3 million of accrued interest).

        In order to complete the restructuring we also entered into an agreement (the "Purchase Agreement") with certain of our existing preferred stockholders (the "Investors"), pursuant to which we agreed to issue and sell to the Investors in several sub-series, 41,030 shares of our Series G participating convertible preferred stock for $41.0 million in cash.

        On July 31, 2003, we closed the transactions contemplated by the Exchange Agreement and the Purchase Agreement. The closing of these transactions resulted in the following:

        Under the Purchase Agreement:

  •
  we issued 41,030 shares of Series G preferred stock in several sub-series for gross proceeds of $41.0 million;

  •
  our outstanding Series A, B, C, D and E participating convertible preferred stock was converted into approximately 10.8 million shares of common stock.

        Under the Exchange Agreement:

  •
  we paid Cisco Capital $20.0 million in cash and issued to Cisco Capital 11,000 shares of Series F participating convertible preferred stock;

  •
  we amended and restated the credit facility as described below;

  •
  we issued to Cisco Capital a $17.0 million promissory note payable under the terms described below;

  •
  our default under the Cisco credit facility was eliminated;

  •
  the amount outstanding under the Cisco credit facility including accrued interest was cancelled;

  •
  our service provider agreement with Cisco was amended; and the Cisco Warrants were cancelled.

        Settlement with Allied Riser Note Holders.    In January 2003, we entered into settlement and exchange agreements with the holders of approximately $106.7 million of face value of Allied Riser's $117 million convertible subordinated notes issued by our subsidiary Allied Riser. Pursuant to the exchange agreement, the note holders agreed to surrender their notes including accrued and unpaid interest in exchange for a cash payment of approximately $5.0 million and the issuance of 3.4 million shares of our Series D convertible preferred stock and 3.4 million shares of our Series E convertible preferred stock. Pursuant to the settlement agreement, the note holders agreed to dismiss with prejudice their litigation against Allied Riser, in exchange for a cash payment of approximately $4.9 million and a general release from us. These transactions closed in March 2003 when the approximately $9.9 million was paid and the preferred shares were issued. These settlement and exchange agreements eliminated the approximately $106.7 million principal payment obligation due in September 2007 interest accrued at a 7.5% annual rate since the last interest payment made on December 15, 2002, the future semi-annual interest payment obligations on these notes, and the note holder litigation in exchange for cash payments totaling $9.9 million and the issuance of preferred stock convertible at the time of its issuance into approximately 4.2% of our then outstanding fully diluted common stock. The terms of the remaining $10.2 million of subordinated convertible notes were not impacted by these transactions and they continue to be due on June 15, 2007. These notes were recorded at their fair value of approximately $2.9 million at the merger date. The discount is accreted to interest expense through the maturity date.

        Merger with Symposium Omega    On March 30, 2004 we merged with Symposium Omega, Inc., ("Omega") a Delaware corporation. Prior to the merger Omega had raised approximately $19.5 million in cash and agreed to acquire a German fiber optic network. We issued 3,891 shares of our Series J convertible preferred stock to the shareholders of Omega in exchange for all of the outstanding common stock of Omega. This Series J convertible preferred stock will become convertible into approximately 120.6 million shares of our common stock.

        Acquisition of German Network    The German network includes a pair of single mode fibers under a fifteen-year IRU, network equipment, and the co-location rights to facilities in approximately thirty-five points of presence in Germany. The agreement will require a one-time payment of approximately 2.3 million euros and includes monthly service fees of approximately 85,000 EUROS for co-location services and maintenance for the pair of single mode fibers.

        It is anticipated that the network will be delivered in full by May 2004. We intend to integrate this German network into our existing European networks and introduce point-to-point transport, transit services and our on-net product set in Germany.

        Net Cash Used in Operating Activities.    Net cash used in operating activities was $27.4 million for the year ended December 31, 2003 compared to $41.5 million for the year ended December 31, 2002. Net income was $140.7 million for the year ended December 31, 2003. Net (loss) was $(91.8) million for the year ended December 31, 2002. Net income for the year ended December 31, 2003 includes a gain of $215.4 million related to the restructuring of our credit facility with Cisco Capital and a $24.8 million gain related to the exchange of Allied Riser subordinated convertible notes both as discussed above. Net loss for the year ended December 31, 2002 includes an extraordinary gain of $8.4 million related to the Allied Riser merger. Depreciation and amortization including amortization of debt discount and deferred compensation was $70.2 million for the year ended December 31, 2003, and $45.9 million for the year ended December 31, 2002. Changes in current assets and liabilities resulted in an increase to operating cash of $1.9 million for the year ended December 31, 2003 and an increase in operating cash of $18.5 million for the year ended December 31, 2002.

        Net Cash Used in Investing Activities.    Net cash used in investing activities was $25.3 million for the year ended December 31, 2003 and $19.8 million for the year ended December 31, 2002. Purchases of property and equipment were $24.0 million for the year ended December 31, 2003 and $75.2 million for the year ended December 31, 2002. Purchases of short-term investments were $0.6 million for the year ended December 31, 2003 and $1.8 million for the year ended December 31, 2002. Investing activities for the year ended December 31, 2002 included the payment of $9.6 million related to the April 2002 acquisition of certain assets of PSINet, the payment of $3.6 million to acquire the minority interests of STOC, and $70.4 million of cash and cash equivalents acquired in the February 4, 2002 Allied Riser merger. Investing activities for the year ended December 31, 2003 included an additional $0.7 million related to the PSINet acquisition.

        Net Cash Provided by Financing Activities.    Financing activities provided net cash of $20.6 million for the year ended December 31, 2003 and $51.7 million for the year ended December 31, 2002. We received proceeds from borrowing under our credit facility of $8.0 million for the year ended December 31, 2003 and $54.4 million for the year ended December 31, 2002. For the year ended December 31, 2003 and December 31, 2002, we also borrowed $4.5 million and $14.8 million, respectively, to fund interest and fees related to the Cisco credit facility. The liquidation preference at December 31, 2003 of all classes of our preferred stock, was approximately $143.1 million. In connection with the Series G stock purchase agreement, our outstanding Series A, B, C, D and E participating convertible preferred stock was converted into approximately 10.8 million shares of common stock. The liquidation preferences on our preferred stock require that at least $11.0 million will be paid to the holders of the Series F preferred stock, at least $123.0 million will be paid to the holders of the Series G preferred stock and at least $9.1 million will be paid to the holders of the Series H preferred stock, before any payment is made to the holders of the our common stock. Principal repayments of capital lease obligations were $3.1 million and $2.7 million for the years ended December 31, 2003 and December 31, 2002, respectively. Financing activities for the year ended December 31, 2003 included a $5.0 million payment related to the exchange of Allied Riser subordinated convertible notes, a $20.0 million payment to Cisco Capital under the restructuring of the Cisco credit facility and net proceeds of $40.6 million from the sale of our Series G convertible preferred stock.

        Credit Facility.    In connection with the Exchange Agreement and the restructuring of our indebtedness to Cisco Capital we amended our credit facility with Cisco Capital (the "Amended and Restated Credit Agreement"). We closed our restructuring transaction and the Amended and Restated Credit Agreement became effective on July 31, 2003.

        Under the Amended and Restated Credit Agreement approximately $269.1 million ($262.8 million of principal and $6.3 million of accrued interest in indebtedness to Cisco Capital, was reduced to $17.0 million and Cisco Capital's obligation to make additional loans to us was terminated. Additionally the Amended and Restated Credit Agreement eliminated the covenants related to our financial performance. Cisco Capital retained its senior security interest in substantially all of our assets except that we will be permitted to subordinate Cisco Capital's security interest in our accounts receivable.

        The restructured Cisco debt is evidenced by an amended and restated note (the "New Note") for $17.0 million payable to Cisco Capital. The New Note is to be repaid in three installments. No interest is accrued or payable on the New Note for the first 30 months unless we default under the terms of the Amended and Restated Credit Agreement. Principal and interest is paid as follows: a $7.0 million principal payment is due after 30 months, a $5.0 million principal payment plus interest accrued is due in 42 months, and a final principal payment of $5.0 million plus interest is due in 54 months. When the New Note accrues interest, interest accrues at the 90-day LIBOR rate plus 4.5%.

        The New Note is subject to mandatory prepayment in full, without prepayment penalty, upon the occurrence of the closing of any change in control of the Company, the completion of any equity financing or receipt of loan proceeds above $30.0 million, our achievement of four consecutive quarters of operating cash flow of at least $5.0 million, or our merger resulting in a combined entity with an equity value greater than $100.0 million, each of these events as defined in the agreement. The debt is subject to partial mandatory prepayment in an amount equal to the lesser of $2.0 million or the amount raised if we raise less than $30.0 million in a future equity financing.

        Product and Service Agreement with Cisco Systems.    As part of our restructuring of our Cisco credit facility our product and services agreement with Cisco Systems was amended. The amended agreement has no minimum purchase commitment but does have a requirement that we purchase Cisco equipment for its network equipment needs. No financing is provided and we are required to pay Cisco in advance for any purchases.

        Our contractual cash obligations are as follows:

	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(in thousands)
Contractual Cash Obligations:
Long term debt	$28,033	$—	$17,706	$10,327	$—
Capital lease obligations	110,475	8,334	12,492	12,002	77,647
Operating leases	148,862	18,480	30,980	23,585	75,817
Unconditional purchase obligations	3,965	265	529	528	2,643

Total contractual cash obligations	$291,335	$27,079	$61,707	$46,442	$156,107

        Future Capital Requirements.    Our future capital requirements will depend on a number of factors, including our success in increasing the number of customers using our services, regulatory changes, competition, technological developments, potential merger and acquisition activity and the economy. Management believes that if we are able to increase the number of customers using our services as planned, our current cash position and the cash obtained in the merger with Symposium Omega, Inc. ("Omega") would be sufficient to fund our operations until we generate more cash than we consume. If we are unable to achieve revenue growth or if we have significant unplanned costs or cash requirements, we may need to raise additional funds through the issuance of debt or equity. We cannot assure you that this financing will be available on terms favorable to us or our stockholders, or at all. Insufficient funds may require us to delay or scale back the number of buildings that we serve or require us to restructure our business. If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders may result.

        We may elect to purchase or otherwise retire the remaining $10.2 million face value of Allied Riser notes with cash, stock or assets from time to time in open market or privately negotiated transactions, either directly or through intermediaries where we believe that market conditions are favorable to do so. Such purchases may have a material effect on our liquidity, financial condition and results of operations. We may elect to pay the semi-annual interest payments on the $10.2 million face value of Allied Riser notes with our common stock.

        We are subject to claims and lawsuits arising in the ordinary course of business. Management believes that the outcome of any such proceedings to which we are a party will not have a material adverse effect on us.

Recent Accounting Pronouncements

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46") to clarify the conditions under which assets, liabilities and activities of another entity should be consolidated into the financial statements of a company. FIN 46 requires the consolidation of a variable interest entity by a company that bears the majority of the risk of loss from the variable interest entity's activities, is entitled to receive a majority of the variable interest entity's residual returns, or both. The adoption of FIN 46 did not have an impact on our financial position or results of operations.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others," which expands previously issued accounting guidance and disclosure requirements for certain guarantees. The Interpretation requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. In November 2003 we provided an indemnification to certain shareholders discussed in Note 9 to our financial statements. Under the Interpretation, in 2003 we have recorded a long-term liability and corresponding asset of approximately $167,000 for the estimated fair value of this obligation.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The new guidance amends SFAS No. 133 for decisions made: (a) as part of the Derivatives Implementation Group process that effectively required amendments to SFAS No. 133, (b) in connection with other Board projects dealing with financial instruments, and (c) regarding implementation issues raised in relation to the application of the definition of derivative. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of the provisions of SFAS No. 149 did not have an impact on our results of operations or financial position.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities. The provisions of SFAS No. 150 became effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that existed as of July 1, 2003. We do not have any financial instruments that meet the provisions of SFAS No. 150, therefore, adopting the provisions of SFAS No. 150 did not have an impact on our results of operations or financial position.

        In November 2002, the FASB's Emerging Issues Task Force reached a final consensus on Issue No.00-21. "Accounting for Revenue arrangements with Multiple Deliverables" ("EITF 00-21"), which is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Under the EITF 00-21, revenue arrangements with multiple deliverables are required to be divided into separate units of accounting under certain circumstances. The adoption of EITF 00-21 did not have a material effect on our consolidated financial statements.

        In December 2003, the SEC issued Staff Accounting Bulletin No. 104, "Revenue Recognition", which updates the guidance in SAB No. 101, integrates the related set of Frequently Asked Questions, and recognizes the role of EITF 00-21. The adoption of SAB No. 104 did not have a material effect on our consolidated financial statements.

Critical Accounting Policies and Significant Estimates

        The preparation of consolidated financial statements requires management to make judgments based upon estimates and assumptions that are inherently uncertain. Such judgments affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Management continuously evaluates its estimates and assumptions, including those related to allowances for doubtful accounts, revenue allowances, long-lived assets, contingencies and litigation, and the carrying values of assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

        The following is a summary of our most critical accounting policies used in the preparation of our consolidated financial statements.

  •
  We recognize service revenue when the services are performed, evidence of an arrangement exists, the fee is fixed and determinable and collection is probable. Service discounts and incentives related to telecommunications services are recorded as a reduction of revenue when granted or ratably over the estimated customer life. Fees billed in connection with customer installations and other upfront charges are deferred and recognized ratably over the estimated customer life. Direct costs incurred for provisioning and installing a customer and sales and commission costs associated with acquiring the new customer are expensed as incurred.

  •
  We establish a valuation allowance for collection of doubtful accounts and other sales credit adjustments. Valuation allowances for sales credits are established through a charge to revenue, while valuation allowances for doubtful accounts are established through a charge to selling, general and administrative expenses. We assess the adequacy of these reserves monthly by evaluating general factors, such as the length of time individual receivables are past due, historical collection experience, the economic and competitive environment, and changes in the credit worthiness of our customers. As considered necessary, we also assess the ability of specific customers to meet their financial obligations to us and establish specific valuation allowances based on the amount we expect to collect from these customers. We believe that our established valuation allowances were adequate as of December 31, 2003 and December 31, 2002. If circumstances relating to specific customers change or economic conditions worsen such that our past collection experience and assessment of the economic environment are no longer valid, our estimate of the recoverability of our trade receivables could be changed. If this occurs, we adjust our valuation allowance in the period the new information is known.

  •
  We invoice certain customers for amounts contractually due for unfulfilled minimum contractual obligations. We recognize a corresponding sales allowance equal to this revenue resulting in the recognition of zero net revenue. We recognize net revenue as these billings are collected in cash. We vigorously seek payment of these amounts.

  •
  We record assets and liabilities under capital leases at the lesser of the present value of the aggregate future minimum lease payments or the fair value of the assets under lease.

  •
  We capitalize the direct costs incurred prior to an asset being ready for service as construction-in-progress. Construction in progress includes costs incurred under the construction contract, interest, and the salaries and benefits of employees directly involved with construction activities.

  •
  We record deferred compensation for options issued with exercise prices less than the estimated fair market value of our common stock at grant date. Prior to becoming a public company, we estimated the fair market value of our common stock based upon our most recent equity transaction. Subsequent to becoming a public company, we determine the fair value of our common stock by its closing price on the American Stock Exchange.

  •
  We estimate the fair market value of our equity securities which do not trade publicly based upon our most recent equity transaction for cash.

  •
  We estimate the fair market value of indemnifications utilizing a weighted average discounted cash flow analysis.

  •
  We estimate the fair market value of our Series H preferred stock based upon the number of common shares the Series H preferred stock converts into and the trading price of our common stock on the grant date.

  •
  We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. In the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax valuation allowance would increase income in the period such determination is made.

  •
  We review our long-lived assets, including property and equipment, and intangible assets with definite useful lives to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed pursuant to SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," ("SFAS No. 144"). Pursuant to SFAS No. 144, impairment is determined by comparing the carrying value of these long-lived assets to our best estimate of future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. As of December 31, 2003 and December 31, 2002 we tested our long-lived assets for impairment. We believe that no impairment existed under SFAS No. 144 as of December 31, 2003 and December 30, 2002. In the event that there are changes in the planned use of our long-lived assets or our expected future undiscounted cash flows are reduced significantly, our assessment of our ability to recover the carrying value of these assets under SFAS No. 144 could change.

    Because management's best estimate of undiscounted cash flows generated from these assets exceeds their carrying value for each of the periods presented, no impairment pursuant to SFAS No. 144 exists. However, because of the significant difficulties confronting the telecommunications industry, management believes that currently the fair value of our long-lived assets including our network assets and IRU's are significantly below the amounts we originally paid for them and may be less than their current depreciated cost basis.

  •
  We account for our business combinations pursuant to SFAS No. 141, "Business Combinations" ("SFAS No. 141"). Under SFAS No. 141 we allocate the cost of an acquired entity to the assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. Intangible assets are recognized when they arise from contractual or other legal rights or if they are separable as defined by SFAS No. 141. We determine estimated fair values using quoted market prices, when available, or the using present values determined at appropriate current interest rates. Consideration not in the form of cash is measured based upon the fair value of the consideration given.

  •
  We account for our intangible assets pursuant to SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). Under SFAS No. 142 we determine the useful lives of our intangible assets based upon the expected use of the intangible asset, contractual provisions, obsolescence and other factors. We amortized our intangible assets on a straight-line basis. We presently have no intangible assets that are not subject to amortization.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        All of our financial interests that are sensitive to market risk are entered into for purposes other than trading. Our primary market risk exposure is related to our marketable securities. We place our marketable securities investments in instruments that meet high credit quality standards as specified in our investment policy guidelines. Marketable securities were approximately $12.0 million at December 31, 2003, $7.9 million of which are considered cash equivalents and mature in 90 days or less and $4.1 million are short-term investments consisting of commercial paper and certificates of deposit. Approximately $0.8 million of these investments are restricted for collateral against letters of credit totaling $0.8 million.

        We also own approximately $1.6 million of commercial paper investments ($ 0.7 million) and a Canadian treasury bill ($ 0.9 million) that are classified as other long-term assets. These investments are restricted for collateral against letters of credit totaling approximately $1.6 million.

        As described in Item 2 effective on July 31, 2003 we restructured our debt with Cisco Capital and reduced the principal amount outstanding to $17.0 million. The restructured debt is evidenced by an amended and restated note (the "New Note") for $17.0 million payable to Cisco Capital. The New Note was issued under the current credit agreement that is to be repaid in three installments. No interest is payable on the New Note for the first 30 months unless we default under the terms of the Amended and Restated Credit Agreement. Principal and interest is paid as follows: a $7.0 million principal payment is due after 30 months, a $5.0 million principal payment plus interest accrued is due in 42 months, and a final principal payment of $5.0 million plus interest is due in 54 months. When the New Note accrues interest, interest accrues at the 90-day LIBOR rate plus 4.5%.

        If market rates were to increase immediately and uniformly by 10% from the level at December 31, 2003, the change to our interest sensitive assets and liabilities would have an immaterial effect on our financial position, results of operations and cash flows over the next fiscal year. A 10% increase in the weighted-average interest rate for the year ended December 31, 2003 would have increased our interest expense for the period by approximately $1.7 million.

APPENDIX E

AUDITED FINANCIAL STATEMENTS

Report of Independent Auditors

         Cogent Communications Group, Inc. Board of Directors:

        We have audited the accompanying consolidated balance sheets of Cogent Communications Group, Inc. and subsidiaries (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. Our audits also included the financial statement schedules listed in the index at Item 15(a)2. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits. The consolidated financial statements and schedule of the Company for the year ended December 31, 2001, were audited by other auditors who have ceased operations and whose report dated March 1, 2002 (except with respect to the matters discussed in Note 14, as to which the date is March 27, 2002) expressed an unqualified opinion on those statements and schedule.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the 2003 and 2002 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cogent Communications Group, Inc. and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules for the years ended December 31, 2003 and 2002, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                      /s/ Ernst & Young, LLP

McLean, VA
March 2, 2004, except for the second paragraph under "Management's Plans and Business Risk" in Note 1 and Note 15, as to which the date is March 30, 2004

        This is a copy of the audit report previously issued by Arthur Andersen LLP in connection with the company's filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2001. This audit report has not been reissued by Arthur Andersen LLP in connection with this Annual Report on Form 10-K, nor has Arthur Andersen LLP provided a consent to include its report in this Annual Report on Form 10-K. The registrant hereby discloses that the lack of a consent by Arthur Andersen LLP may impose limitations on recovery by investors.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

         To Cogent Communications Group, Inc., and Subsidiaries:

        We have audited the accompanying consolidated balance sheets of Cogent Communications Group, Inc. (a Delaware corporation), and Subsidiaries (together the Company) as of December 31, 2000 and 2001, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from inception (August 9, 1999) to December 31, 1999, and for the years ended December 31, 2000 and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cogent Communications Group, Inc., and Subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for the period from inception (August 9, 1999) to December 31, 1999, and for the years ended December 31, 2000 and 2001, in conformity with accounting principles generally accepted in the United States.

                      ARTHUR ANDERSEN LLP

Vienna, Virginia
March 1, 2002 (except with respect to the matters discussed in
Note 14, as to which the date is March 27, 2002)

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2002 AND 2003
(IN THOUSANDS, EXCEPT SHARE DATA)

	2002	2003
Assets
Current assets:
Cash and cash equivalents	$39,314	$7,875
Short term investments ($1,281 and $753 restricted, respectively)	3,515	4,115
Accounts receivable, net of allowance for doubtful accounts of $2,023 and $2,868, respectively	5,516	5,066
Prepaid expenses and other current assets	2,781	905

Total current assets	51,126	17,961
Property and equipment:
Property and equipment	365,831	400,097
Accumulated depreciation and amortization	(43,051)	(85,691)

Total property and equipment, net	322,780	314,406
Intangible assets:
Intangible assets	23,373	26,780
Accumulated amortization	(8,718)	(18,671)

Total intangible assets, net	14,655	8,109
Other assets ($4,001 and $1,608 restricted, respectively)	19,116	3,964

Total assets	$407,677	$344,440

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$7,830	$7,296
Accrued liabilities	18,542	7,885
Cisco credit facility, in default at December 31, 2002	250,305	—
Current maturities, capital lease obligations	3,505	3,646

Total current liabilities	280,182	18,827
Amended and Restated Cisco Note	—	17,842
Capital lease obligations, net of current	55,280	58,107
Convertible subordinated notes, net of discount of $78,140 and $6,084, respectively	38,840	4,107
Other long term liabilities	749	803

Total liabilities	375,051	99,686

Commitments and contingencies
Stockholders' equity:
Convertible preferred stock, Series A, $0.001 par value; 26,000,000 shares authorized, issued, and outstanding in 2002, none at December 31, 2003	25,892	—
Convertible preferred stock, Series B, $0.001 par value; 20,000,000 shares authorized; 19,370,223 shares issued and outstanding in 2002, none at December 31, 2003	88,009	—
Convertible preferred stock, Series C, $0.001 par value; 52,173,463 shares authorized; 49,773,402 shares issued and outstanding in 2002, none at December 31, 2003	61,345	—
Convertible preferred stock, Series F, $0.001 par value; none and 11,000 shares authorized, issued and outstanding at December 31, 2003; liquidation preference of $11,000	—	10,904
Convertible preferred stock, Series G, $0.001 par value; none and 41,030 shares authorized, issued and outstanding at December 31, 2003; liquidation preference of $123,000	—	40,787
Convertible preferred stock, Series H, $0.001 par value; none and 54,001 shares authorized, 53,372 shares issued and outstanding at December 31, 2003; liquidation preference of $9,110	—	45,990
Common stock, $0.001 par value; 21,100,000 and 395,000,000 shares authorized, respectively; 3,483,838 and 13,071,340 shares issued and outstanding, respectively	4	14
Additional paid-in capital	49,199	232,461
Deferred compensation	(6,024)	(32,680)
Stock purchase warrants	9,012	764
Treasury stock, none and 1,229,235 shares at December 31, 2003	—	(90)
Accumulated other comprehensive (loss) income — foreign currency translation adjustment	(44)	628
Accumulated deficit	(194,767)	(54,024)

Total stockholders' equity	32,626	244,754

Total liabilities and stockholders' equity	$407,677	$344,440

The accompanying notes are an integral part of these consolidated balance sheets.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2001, DECEMBER 31, 2002 AND DECEMBER 31, 2003
(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	2001	2002	2003
Service revenue, net	$3,018	$51,913	$59,422
Operating expenses:
Network operations (including $307, $233 and $1,307 of amortization of deferred compensation, respectively)	20,297	49,324	48,324
Selling, general, and administrative (including $2,958, $3,098 and $17,368 of amortization of deferred compensation, and $479, $3,209 and $3,876 of allowance for doubtful accounts expense, respectively)	30,280	36,593	43,938
Gain on settlement of vendor litigation	—	(5,721)	—
Depreciation and amortization	13,535	33,990	48,387

Total operating expenses	64,112	114,186	140,649

Operating loss	(61,094)	(62,273)	(81,227)
Gain — Cisco credit facility — troubled debt restructuring	—	—	215,432
Gain — Allied Riser note exchange	—	—	24,802
Settlement of note holder litigation	—	(3,468)	—
Interest income and other	2,126	1,739	1,512
Interest expense	(7,945)	(36,284)	(19,776)

(Loss) income before extraordinary item	$(66,913)	$(100,286)	$140,743

Extraordinary gain — Allied Riser merger	—	8,443	—

Net (loss) income	$(66,913)	$(91,843)	$140,743

Beneficial conversion charge	(24,168)	—	(52,000)

Net (loss) income applicable to common shareholders	$(91,081)	$(91,843)	$88,743

Net (loss) income per common share:
(Loss) income before extraordinary item	$(47.59)	$(30.82)	$18.17
Extraordinary gain	—	2.59	—

Basic net (loss) income per common share	$(47.59)	$(28.22)	$18.17

Beneficial conversion charge	$(17.19)	—	$(6.71)

Basic net (loss) income per common share available to common shareholders	$(64.78)	$(28.22)	$11.46

Diluted net (loss) income per common share — before extraordinary item	$(47.59)	$(30.82)	$0.89
Extraordinary gain	—	2.59	—

Diluted net (loss) income per common share	$(47.59)	$(28.22)	$0.89

Beneficial conversion charge	$(17.19)	—	$(0.33)

Diluted net (loss) income per common share available to common shareholders	$(64.78)	$(28.22)	$0.56

Weighted-average common shares — basic	1,406,007	3,254,241	7,744,350

Weighted-average common shares — diluted	1,406,007	3,254,241	158,777,953

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2001, DECEMBER 31, 2002 AND DECEMBER 31, 2003
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	Common Stock					Stock Purchase Warrants	Preferred Stock — A		Preferred Stock — B		Preferred Stock — C
			Additional Paid-in Capital	Deferred Compensation	Treasury Stock
	Shares	Amount					Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2000	1,400,698	$1	$189	$—	$—	$—	26,000,000	$25,892	19,809,783	$90,009	—	$—
Exercises of stock options	9,116	—	21	—	—	—	—	—	—	—	—	—
Issuance of stock purchase warrants	—	—	—	—	—	8,248	—	—	—	—	—	—
Issuance of Series C convertible preferred stock, net	—	—	—	—	—	—	—	—	—	—	49,773,402	61,345
Deferred compensation	—	—	14,346	(14,346)	—	—	—	—	—	—	—	—
Beneficial conversion—Series B convertible preferred stock	—	—	24,168	—	—	—	—	—	—	—	—	—
Amortization of deferred compensation	—	—	—	3,265	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2001	1,409,814	1	38,724	(11,081)	—	8,248	26,000,000	25,892	19,809,783	90,009	49,773,402	61,345
Exercises of stock options	7,296	—	1	—	—	—	—	—	—	—	—	—
Issuance of common stock, options and warrants—Allied Riser merger	2,009,678	3	10,230	—	—	764	—	—	—	—	—	—
Deferred compensation adjustments	—	—	(1,756)	1,726	—	—	—	—	—	—	—	—
Conversion of Series B convertible preferred stock	57,050	—	2,000	—	—	—	—	—	(439,560)	(2,000)	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—
Amortization of deferred compensation	—	—	—	3,331	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2002	3,483,838	4	49,199	(6,024)	—	9,012	26,000,000	25,892	19,370,223	88,009	49,773,402	61,345
Cancellations of shares granted to employees	—	—	(569)	995	—	—	—	—	—	—	—	—
Amortization of deferred compensation	—	—	—	18,675	—	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—
Issuances of preferred stock, net	—	—	—	(46,416)	—	—	—	—	—	—	—	—
Conversion of preferred stock into common stock	10,775,725	10	183,744	—	—	(8,248)	(26,000,000)	(25,892)	(19,362,531)	(87,974)	(49,773,402)	(61,345)
Cancellation of common stock—treasury stock	(1,225,825)	—	—	90	(90)	—	—	—	—	—	—	—
Shares returned to treasury—Allied Riser merger	(3,410)	—	—	—	—	—	—	—	—	—	—	—
Common shares issued—Allied Riser merger	41,012	—
Cancellation of Series B preferred stock	—	—	35	—	—	—	—	—	(7,692)	(35)	—	—
Issuance of options for common stock—FNSI acquisition	—	—	52	—	—	—	—	—	—	—	—	—
Beneficial conversion charge	—	—	52,000	—	—	—	—	—	—	—	—	—
Reclassification of beneficial conversion charge to additional paid in capital	—	—	(52,000)	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2003	13,071,340	$14	$232,461	$(32,680)	$(90)	$764	—	$—	—	$—	—	$—

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2001, DECEMBER 31, 2002 AND DECEMBER 31, 2003
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	Preferred Stock — D		Preferred Stock — E		Preferred Stock — F		Preferred Stock — G		Preferred Stock — H		Foreign Currency Translation Adjustment			Accumulated Other Comprehensive Income
												Accmuluated Deficit	Total Stockholder's Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2000	—	$—	—	$—	—	$—	—	$—	—	$—	$—	$(11,843)	$104,248	$—
Exercises of stock options	—	—	—	—	—	—	—	—	—	—	—	—	21	—
Issuance of stock purchase warrants	—	—	—	—	—	—	—	—	—	—	—	—	8,248	—
Issuance of Series C convertible preferred stock, net	—	—	—	—	—	—	—	—	—	—	—	—	61,345	—
Deferred compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Beneficial conversion—Series B convertible preferred stock	—	—	—	—	—	—	—	—	—	—	—	(24,168)	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	—	—	—	3,265	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(66,913)	(66,913)	—

Balance at December 31, 2001	—	—	—	—	—	——	—	—	—	—	—	(102,924)	110,214	—
Exercises of stock options	—	—	—	—	—	—	—	—	—	—	—	—	1	—
Issuance of common stock, options and warrants—Allied Riser merger	—	—	—	—	—	—	—	—	—	—	—	—	10,998	—
Deferred compensation adjustments	—	—	—	—	—	—	—	—	—	—	—	—	(30)	—
Conversion of Series B convertible preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	(44)	—	(44)	(44)
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	—	—	—	3,331	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(91,843)	(91,843)	(91,843)

Balance at December 31, 2002	—	—	—	—	—	—	—	—	—	—	(44)	(194,767)	32,626	(91,887)
Cancellations of shares granted to employees	—	—	—	—	—	—	—	—	(500)	(426)	—	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	—	—	—	18,675	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	672	—	672	672
Issuances of preferred stock, net	3,426,293	4,272	3,426,293	4,272	11,000	10,904	41,030	40,787	53,872	46,416	—	—	60,235	—
Conversion of preferred stock into common stock	(3,426,293)	(4,272)	(3,426,293)	(4,272)	—	—	—	—	—	—	—	—	(8,249)	—
Cancellation of common stock—treasury stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Shares returned to treasury—Allied Riser merger	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Common shares issued—Allied Riser merger	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Cancellation of Series B preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of options for common stock—FNSI acquisition	—	—	—	—	—	—	—	—	—	—	—	—	52	—
Beneficial conversion charge	—	—	—	—	—	—	—	—	—	—	—	(52,000)	—	—
Reclassification of benefical conversion charge to additional paid in capital	—	—	—	—	—	—	—	—	—	—	—	52,000	—	—
Net income	—	—	—	—	—	—	—	—	—	—	—	140,743	140,743	140,743

Balance at December 31, 2003	—	$—	—	$—	11,000	$10,904	41,030	$40,787	53,372	$45,990	$628	$(54,024)	$244,754	$49,528

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2001, DECEMBER 31, 2002 AND DECEMBER 31, 2003
(IN THOUSANDS)

	2001	2002	2003
Cash flows from operating activities:
Net (loss) income	$(66,913)	$(91,843)	$140,743
Adjustments to reconcile net (loss) income to net cash used in operating activities —
Depreciation and amortization, including amortization of debt issuance costs	13,594	36,490	49,746
Amortization of debt discount — convertible notes	—	6,086	1,827
Amortization of deferred compensation	3,265	3,331	18,675
Extraordinary gain — Allied Riser merger	—	(8,443)	—
Gain — Cisco credit facility troubled debt restructuring	—	—	(215,432)
Gain — Allied Riser note exchange	—	—	(24,802)
Gain on settlement of vendor litigation	—	(5,721)	—
Changes in assets and liabilities:
Accounts receivable	(1,156)	(2,894)	712
Prepaid expenses and other current assets	1,107	1,189	744
Other assets	(2,660)	1,134	1,899
Accounts payable and accrued liabilities	5,977	19,104	(1,469)

Net cash used in operating activities	(46,786)	(41,567)	(27,357)

Cash flows from investing activities:
Purchases of property and equipment	(118,020)	(75,214)	(24,016)
Cash acquired in Allied Riser merger	—	70,431	—
Purchase of minority interests in Shared Technologies of Canada, Inc.	—	(3,617)	—
Purchases of short term investments, net	(1,746)	(1,769)	(600)
Purchases of intangible assets	(11,886)	(9,617)	(700)

Net cash used in investing activities	(131,652)	(19,786)	(25,316)

Cash flows from financing activities:
Borrowings under Cisco credit facility	107,632	54,395	8,005
Exchange agreement payment — Allied Riser notes	—	—	(4,997)
Exchange agreement payment — Cisco credit facility debt restructuring	—	—	(20,000)
Proceeds from option exercises	21	1	—
Repayment of capital lease obligations	(12,754)	(2,702)	(3,076)
Deferred equipment discount	5,618	—	—
Issuances of preferred stock, net of issuance costs	61,345	—	40,630

Net cash provided by financing activities	161,862	51,694	20,562

Effect of exchange rate changes on cash	—	(44)	672

Net decrease in cash and cash equivalents	(16,576)	(9,703)	(31,439)
Cash and cash equivalents, beginning of year	65,593	49,017	39,314

Cash and cash equivalents, end of year	$49,017	$39,314	$7,875

Supplemental disclosures of cash flow information:
Cash paid for interest	$8,943	$12,440	$5,013
Cash paid for income taxes	—	—	—
Non-cash financing activities —
Capital lease obligations incurred	23,990	33,027	6,044
Warrants issued in connection with credit facility	8,248	—	—
Borrowing under credit facility for payment of loan costs and interest	6,441	14,820	4,502
Allied Riser Merger
Fair value of assets acquired		$74,791
Less: valuation of common stock, options & warrants issued		(10,967)
Less: extraordinary gain		(8,443)

Fair value of liabilities assumed		$55,381

NetRail Acquisition
Fair value of assets acquired	12,090
Less: cash paid	(11,740)

Fair value of liabilities assumed	350

PSINet Acquisition
Fair value of assets acquired		16,602	700
Less: cash paid		(9,450)	(700)

Fair value of liabilities assumed		7,152	—

FNSI Acquisition
Fair value of assets acquired			3,018
Less: valuation of options for common stock			(52)

Fair value of liabilities assumed			2,966

Exchange Agreement with Cisco Capital (See Note 1)

Conversion of preferred stock under Purchase Agreement (See Note 1)

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001, 2002, and 2003

1.     Description of the business and summary of significant accounting policies:

Description of business

        Cogent Communications, Inc. ("Cogent") was formed on August 9, 1999, as a Delaware corporation and is located in Washington, DC. Cogent is a facilities-based Internet Services Provider ("ISP"), providing primarily Internet access to businesses in over 30 major metropolitan areas in the United States and in Toronto, Canada and in 2004 expanded its operations into Western Europe. In 2001, Cogent formed Cogent Communications Group, Inc., (the "Company"), a Delaware corporation. Effective on March 14, 2001, Cogent's stockholders exchanged all of their outstanding common and preferred shares for an equal number of shares of the Company, and Cogent became a wholly owned subsidiary of the Company. The common and preferred shares of the Company include rights and privileges identical to the common and preferred shares of Cogent. This was a tax-free exchange that was accounted for by the Company at Cogent's historical cost. All of Cogent's options for shares of common stock were also converted to options of the Company.

        The Company's high-speed Internet access service is delivered to the Company's customers over a nationwide fiber-optic network. The Company's network is dedicated solely to Internet Protocol data traffic. The Company's network includes 30-year indefeasible rights of use ("IRUs") to a nationwide fiber-optic intercity network of approximately 12,500 route miles (25,000 fiber miles) of dark fiber from Wiltel Communications Group, Inc. ("Wiltel"). These IRUs are configured in two rings that connect many of the major metropolitan markets in the United States. In order to extend the Company's national backbone into local markets, the Company has entered into leased fiber agreements for intra-city dark fiber from approximately 20 providers. These agreements are primarily under 15-25 year IRUs. Since the Company's April 2002 acquisition of certain assets of PSINet, Inc. ("PSINet"), the Company began operating a more traditional Internet service provider business, with lower speed connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies). The Company utilizes leased circuits (primarily T-1 lines) to reach these customers.

Merger with Symposium Gamma, Inc. and Acquisition of Firstmark Communications Participations S.a.r.l. and Subsidiaries ("FMCP")

        In January 2004, Symposium Gamma, Inc. ("Gamma"), merged with the Company, as further discussed in Note 14. Under the merger agreement all of the issued and outstanding shares of Gamma common stock were converted into 2,575 shares of the Company's Series I convertible participating preferred stock. The Company plans to continue to support FMCP's products including point-to-point transport and transit services in over 40 markets and almost 30 data centers across Western Europe. The Company also intends to introduce in Western Europe a new set of products and services based on the Company's current North American product set.

Asset Purchase Agreement- Fiber Network Services, Inc.

        On February 28, 2003, the Company purchased certain assets of Fiber Network Solutions, Inc. ("FNSI") in exchange for the issuance of options for 120,000 shares of the Company's common stock and the Company's agreement to assume certain liabilities. The acquired assets include FNSI's customer contracts and accounts receivable. Assumed liabilities include certain of FNSI's accounts payable, facilities leases, customer contractual commitments and note obligations.

Asset Purchase Agreement—PSINet, Inc.

        In April 2002, the Company acquired certain of PSINet's assets and certain liabilities related to its operations in the United States for $9.5 million in cash in a sale conducted under Chapter 11 of the United States Bankruptcy Code. The acquired assets include certain of PSINet's accounts receivable and intangible assets, including customer contracts, settlement-free peering rights and the PSINet trade name. Assumed liabilities include certain leased circuit commitments, facilities leases, customer contractual commitments and co-location arrangements.

Merger Agreement—Allied Riser Communications Corporation

        On February 4, 2002, the Company acquired Allied Riser Communications Corporation ("Allied Riser"). Allied Riser provided broadband data, voice and video communication services to small- and medium-sized businesses located in selected buildings in North America, including Canada. Upon the closing of the merger on February 4, 2002, Cogent issued approximately 2.0 million shares, or at that time 13.4% of its common stock, on a fully diluted basis, to the existing Allied Riser stockholders and became a public company listed on the American Stock Exchange. The acquisition of Allied Riser provided the Company with in-building networks, pre-negotiated building access rights with building owners and real estate investment trusts across the United States and in Toronto, Canada and the operations of Shared Technologies of Canada ("STOC"). STOC provides voice and data services in Toronto, Canada.

NetRail Inc.

        On September 6, 2001, the Company paid approximately $11.7 million in cash for certain assets of NetRail, Inc, ("NetRail") a Tier-1 Internet service provider, in a sale conducted under Chapter 11 of the United States Bankruptcy Code. The purchased assets included certain customer contracts and the related accounts receivable, network equipment, and settlement-free peering arrangements.

Troubled Debt Restructuring and Sale of Preferred Stock

        Prior to July 31, 2003, the Company was party to a $409 million credit facility with Cisco Systems Capital Corporation ("Cisco Capital"). The credit facility required compliance with certain financial and operational covenants. The Company violated a financial debt covenant during the fourth quarter of 2002 and failed to subsequently cure the violation. Accordingly, the Company was in default on the credit facility and Cisco Capital was able to accelerate the loan payments and make the outstanding balance immediately due and payable.

        On June 12, 2003, the Board of Directors approved a transaction with Cisco Systems, Inc. ("Cisco") and Cisco Capital that restructured the Company's indebtedness to Cisco Capital while at the same time selling a new series of preferred stock to certain of the Company's existing stockholders. The sale of the new series of preferred stock was required to obtain the cash needed to complete the Cisco credit facility restructuring. On June 26, 2003, the Company's stockholders approved these transactions.

        In order to restructure the Company's credit facility the Company entered into an agreement (the "Exchange Agreement") with Cisco and Cisco Capital pursuant to which, among other things, Cisco and Cisco Capital agreed to cancel the principal amount of $262.8 million of indebtedness plus $6.3 million of accrued interest and return warrants exercisable for the purchase of 0.8 million shares of Common Stock (the "Cisco Warrants") in exchange for a cash payment by the Company of $20 million, the issuance of 11,000 shares of the Company's Series F participating convertible preferred stock, and the issuance of an amended and restated promissory note (the "Amended and Restated Cisco Note") with an aggregate principal amount of $17.0 million. The Exchange Agreement provides that the entire debt to Cisco Capital is reinstated if Cisco Capital is forced to disgorge the cash payment received under the Exchange Agreement.

        This transaction has been accounted for as a troubled debt restructuring pursuant to Statement of Financial Accounting Standards ("SFAS") No. 15, "Accounting by Debtors and Creditors of Troubled Debt Restructurings". Under SFAS No. 15, the Amended and Restated Cisco Note was recorded at its principal amount plus the total estimated future interest payments.

        In order to restructure the Company's credit facility the Company also entered into an agreement (the "Purchase Agreement") with certain of the Company's existing preferred stockholders (the "Investors"), pursuant to which the Company sold to the Investors in several sub-series, 41,030 shares of the Company's Series G participating convertible preferred stock for $41.0 million in cash.

        On July 31, 2003, the Company, Cisco Capital, Cisco and the Investors closed on the Exchange Agreement and the Purchase Agreement. The closing of these transactions resulted in the following:

        Under the Purchase Agreement:

  •
  The Company issued 41,030 shares of Series G preferred stock in several sub-series for gross cash proceeds of $41.0 million;

  •
  The Company's outstanding Series A, B, C, D and E participating convertible preferred stock ("Existing Preferred Stock") were converted into approximately 10.8 million shares of common stock.

        Under the Exchange Agreement:

  •
  The Company paid Cisco Capital $20.0 million in cash and issued to Cisco Capital 11,000 shares of Series F participating convertible preferred stock;

  •
  The Company issued to Cisco Capital a $17.0 million promissory note payable;

  •
  The default under the Cisco credit facility was eliminated;

  •
  The amount outstanding under the Cisco credit facility including accrued interest was cancelled;

  •
  The service provider agreement with Cisco was amended;

  •
  The Cisco Warrants were cancelled.

        The conversion of the Company's existing preferred stock into a total of 10.8 million shares of $0.001 par value common stock is detailed below. The conversion resulted in the elimination of the book values of these series of preferred stock and a corresponding increase to common stock of $10,000 based upon the common stock's par value and an increase in additional paid in capital of $183.7 million.

Existing Preferred	Shares outstanding	Conversion Ratio	Common Conversion
Series A	26,000,000	0.10000	2,600,000
Series B	19,362,531	0.12979	2,513,127
Series C	49,773,402	0.10000	4,977,340
Series D	3,426,293	0.10000	342,629
Series E	3,426,293	0.10000	342,629

TOTAL	101,988,519		10,775,725

        The gain resulting from the retirement of the amounts outstanding under the credit facility under the Exchange Agreement was determined as follows (in thousands):

Cash paid	$20,000
Issuance of Series F Preferred Stock	11,000
Amended and Restated Cisco Note, principal plus future interest payments	17,842
Transaction costs	1,167

Total consideration	50,009
Amount outstanding under the Cisco credit facility	(262,812)
Interest accrued under the Cisco credit facility	(6,303)
Book value of cancelled warrants	(8,248)
Book value of unamortized Cisco credit facility loan costs	11,922

Gain — Cisco credit facility — troubled debt restructuring	$(215,432)

        On a basic income and diluted income per share basis the gain was $27.82 and $1.36, respectively, for the year ended December 31, 2003.

Management's Plans and Business Risk

        The Company has experienced losses since its inception in 1999 and as of December 31, 2003 has an accumulated deficit of approximately $54 million and a working capital deficit of $0.9 million. The Company operates in the rapidly evolving Internet services industry, which is subject to intense competition and rapid technological change, among other factors. The successful execution of the Company's business plan is dependent upon the Company's ability to increase the number of customers purchasing services in the buildings connected to and being served by its network ("lit buildings"), its ability to increase its market share, the Company's ability to integrate acquired businesses and purchased assets, including its recent expansion into Western Europe into its operations and realize planned synergies, the availability of and access to intra-city dark fiber and multi-tenant office buildings, the availability and performance of the Company's network equipment, the extent to which acquired businesses and assets are able to meet the Company's expectations and projections, the Company's ability to retain and attract key employees, and the Company's ability to manage its growth, among other factors.

        On March 30, 2004, the Company merged with Symposium Omega, Inc ("Omega"). Prior to the merger, Omega had raised approximately $19.5 million in cash. The Company issued 3,891 shares of Series J convertible preferred stock to the shareholders of Omega in exchange for all of the outstanding common stock of Omega. This Series J convertible preferred stock will become convertible into approximately 120.6 million shares of the Company's common stock. Management believes that the Company's resources are adequate to meet its funding requirements until cash generated from its operations exceeds its funding requirements. Although management believes that the Company will successfully mitigate its risks, management cannot give assurances that it will be able to do so or that the Company will ever operate profitably.

Segments

        The Company's chief operating decision maker evaluates performance based upon underlying information of the Company as a whole. There is only one reporting segment.

Principles of consolidation

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Revenue recognition

        Net revenues from telecommunication services are recognized when the services are performed, evidence of an arrangement exists, the fee is fixed and determinable and collectibility is reasonably assured. Service discounts and incentives related to telecommunication services are recorded as a reduction of revenue when granted or ratably over the contract period. Fees billed in connection with customer installations and other upfront charges are deferred and recognized ratably over the estimated customer life.

        The Company establishes a valuation allowance for collection of doubtful accounts and other sales credit adjustments. Valuation allowances for sales credits are established through a charge to revenue, while valuation allowances for doubtful accounts are established through a charge to selling, general and administrative expenses. The Company assesses the adequacy of these reserves on a monthly basis by evaluating general factors, such as the length of time individual receivables are past due, historical collection experience, the economic and competitive environment, and changes in the credit worthiness of its customers. The Company believes that its established valuation allowances were adequate as of December 31, 2002 and 2003. If circumstances relating to specific customers change or economic conditions worsen such that the Company's past collection experience and assessment of the economic environment are no longer relevant, the Company's estimate of the recoverability of its trade receivables could be further reduced.

Network operations

        Network operations include costs associated with service delivery, network management, and customer support. This includes the costs of personnel and related operating expenses associated with these activities, network facilities costs, fiber maintenance fees, leased circuit costs, and access fees paid to office building owners.

International Operations

        The Company began recognizing revenue from operations in Canada through its wholly owned subsidiary, ARC Canada effective with the closing of the Allied Riser merger on February 4, 2002. All revenue is reported in United States dollars. Revenue for ARC Canada for the period from February 4, 2002 to December 31, 2002 and the year ended December 31, 2003 was approximately $4.3 million and $5.6 million, respectively. ARC Canada's total assets were approximately $7.5 million at December 31, 2002 and $11.8 million at December 31, 2003.

Foreign Currency Translation Adjustment

        The Company uses the U.S. dollar as its functional currency for operations in the U.S. and the Canadian dollar for STOC. The assets and liabilities of STOC are translated at the exchange rate prevailing at the balance sheet date. Related revenue and expense accounts for STOC are translated using the average exchange rate during the period. Cumulative foreign currency translation adjustments of $628,000 and ($44,000) at December 31, 2003 and 2002, respectively, are included in "Accumulated other comprehensive (loss) income" in the Consolidated Balance Sheets and in the Consolidated Statements of Changes in Shareholders' Equity.

Financial instruments

        The Company considers all highly liquid investments with an original maturity of three months or less at purchase to be cash equivalents. The Company determines the appropriate classification of its investments at the time of purchase and reevaluates such designation at each balance sheet date. At December 31, 2002 and 2003, the Company's marketable securities consisted of money market accounts, certificates of deposit and commercial paper.

        The Company is party to letters of credit totaling approximately $2.4 million as of December 31, 2003. These letters of credit are secured by certificates of deposit and commercial paper investments of approximately $2.4 million that are restricted and included in short-term investments and other assets. No claims have been made against these financial instruments. Management does not expect any losses from the resolution of these financial instruments and is of the opinion that the fair value of these instruments is zero since performance is not likely to be required.

        At December 31, 2002 and 2003, the carrying amount of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued expenses approximated fair value because of the short maturity of these instruments. The Allied Riser convertible subordinated notes due in June 2007 have a face value of $10.2 million. The notes were recorded at their fair value of approximately $2.9 million at the merger date. The resulting discount is being accreted to interest expense through the maturity date.

Short-Term Investments

        Short-term investments consist primarily of commercial paper with original maturities beyond three months, but less than 12 months. Such short-term investments are carried at cost, which approximates fair value due to the short period of time to maturity.

Credit risk

        The Company's assets that are exposed to credit risk consist of its cash equivalents, short-term investments, other assets and accounts receivable. The Company places its cash equivalents and short-term investments in instruments that meet high-quality credit standards as specified in the Company's investment policy guidelines. Accounts receivable are due from customers located in major metropolitan areas in the United States and in Ontario Canada. Revenues from the Company's wholesale customers and customers obtained through business combinations are subject to a higher degree of credit risk than customers who purchase its traditional retail service.

Comprehensive Income (Loss)

        Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting of Comprehensive Income" requires "comprehensive income" and the components of "other comprehensive income" to be reported in the financial statements and/or notes thereto. The Company did not have any significant components of "other comprehensive income," until the year ended December 31, 2002. Accordingly, reported net loss is the same as "comprehensive loss" for all periods presented prior to 2002 (amounts in thousands).

Property and equipment

        Property and equipment are recorded at cost and depreciated once deployed using the straight-line method over the estimated useful lives of the assets. Useful lives are determined based on historical usage with consideration given to technological changes and trends in the industry that could impact the network architecture and asset utilization. The direct costs incurred prior to an asset being ready for service are reflected as construction in progress. Interest is capitalized during the construction period based upon the rates applicable to borrowings outstanding during the period. Construction in progress includes costs incurred under the construction contract, interest, and the salaries and benefits of employees directly involved with construction activities. Expenditures for maintenance and repairs are expensed as incurred. Assets and liabilities under capital leases are recorded at the lesser of the present value of the aggregate future minimum lease payments or the fair value of the assets under lease. Leasehold improvements include costs associated with building improvements.

        Depreciation and amortization periods are as follows:

Type of asset	Depreciation or amortization period
Indefeasible rights of use (IRUs)	Shorter of useful life or IRU lease agreement; generally 15 to 20 years, beginning when the IRU is ready for use
Network equipment	Five to seven years
Leasehold improvements	Shorter of lease term or useful life; generally 10 to 15 years
Software	Five years
Office and other equipment	Three to five years
System infrastructure	Ten years

Long-lived assets

        The Company's long-lived assets include property and equipment and identifiable intangible assets to be held and used. These long-lived assets are currently reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed pursuant to Statement of Financial Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Pursuant to SFAS No. 144, impairment is determined by comparing the carrying value of these long-lived assets to management's probability weighted estimate of the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. The cash flow projections used to make this assessment are consistent with the cash flow projections that management uses internally to assist in making key decisions. In the event an impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset, which is generally determined by using quoted market prices or valuation techniques such as the discounted present value of expected future cash flows, appraisals, or other pricing models. Management believes that no such impairment existed in accordance with SFAS No. 144 as of December 31, 2002 or 2003. In the event there are changes in the planned use of the Company's long-term assets or the Company's expected future undiscounted cash flows are reduced significantly, the Company's assessment of its ability to recover the carrying value of these assets under SFAS No. 144 would change.

        Because management's best estimate of undiscounted cash flows generated from these assets exceeds their carrying value for each of the periods presented, no impairment pursuant to SFAS No. 144 exists. However, because of the significant difficulties confronting the telecommunications industry, management believes that the current fair value of our long-lived assets including our network assets and IRU's are significantly below the amounts the Company originally paid for them and may be less than their current depreciated cost basis.

Use of estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

        The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets or liabilities are computed based upon the differences between financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expense or benefits are based upon the changes in the assets or liability from period to period.

Stock-based compensation

        The Company accounts for its stock option plan and shares of restricted preferred stock granted under its 2003 Incentive Award Plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense related to fixed employee stock options and restricted shares is recorded only if on the date of grant, the fair value of the underlying stock exceeds the exercise price. The Company has adopted the disclosure only requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and to provide pro forma net income disclosures as if the fair value based method of accounting described in SFAS No. 123 had been applied to employee stock option grants and restricted shares. The following table illustrates the effect on net income and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 (in thousands except share and per share amounts):

	Year Ended December 31, 2001	Year Ended December 31, 2002	Year Ended December 31, 2003
Net (loss) income, as reported	$(66,913)	$(91,843)	$140,743
Add: stock-based employee compensation expense included in reported net loss, net of related tax effects	3,265	3,331	18,675
Deduct: total stock-based employee compensation expense determined under fair value based method, net of related tax effects	(3,159)	(4,721)	(19,866)

Pro forma — net (loss) income	$(66,807)	$(93,233)	$139,552

(Loss) income per share as reported — basic	$(47.59)	$(28.22)	$18.17

Pro forma (loss) income per share — basic	$(47.52)	$(28.65)	$18.02

(Loss) income per share as reported — diluted	$(47.59)	$(28.22)	$0.89

Pro forma (loss) income per share — diluted	$(47.52)	$(28.65)	$0.88

        The weighted-average per share grant date fair value of options granted was $14.85 in 2001, $2.44 in 2002 and $0.56 in 2003. The fair value of these options was estimated at the date of grant with the following weighted-average assumptions for 2001—an average risk-free rate of 5.0 percent, a dividend yield of 0 percent, an expected life of 5.0 years, and expected volatility of 128%, for 2002—an average risk-free rate of 3.5 percent, a dividend yield of 0 percent, an expected life of 5.0 years, and expected volatility of 162% and for 2003—an average risk-free rate of 3.5 percent, a dividend yield of 0 percent, an expected life of 5.0 years, and expected volatility of 197%. The weighted-average per share grant date fair value of Series H convertible preferred shares granted to employees in 2003 was $861.28 and was determined using the trading price of the Company's common stock on the date of grant. Each share of Series H convertible preferred stock converts into approximately 769 shares of common stock.

Basic and Diluted Net Loss Per Common Share

        Net income (loss) per share is presented in accordance with the provisions of SFAS No. 128 "Earnings per Share". SFAS No. 128 requires a presentation of basic EPS and diluted EPS. Basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted-average number of common shares outstanding for the period, adjusted, using the if-converted method, for the effect of common stock equivalents arising from the assumed conversion of participating convertible securities, if dilutive. Diluted net loss per common share is based on the weighted-average number of shares of common stock outstanding during each period, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, warrants, the conversion of preferred stock and conversion of participating convertible securities, if dilutive. Common stock equivalents have been excluded from the net loss per share calculation for 2001 and 2002 because their effect would be anti-dilutive.

        For the years ended December 31, 2001, and 2002, options to purchase 1.2 million and 1.0 million shares of common stock at weighted-average exercise prices of $5.30 and $4.41 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. For the years ended December 31, 2001, 2002 and 2003, 95.6 million and 95.1 million shares of preferred stock, which were convertible into 10.1 million and 10.1 million shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the years ended December 31, 2001 and 2002, warrants for 0.7 million and 0.9 million shares of common stock, respectively, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the years ended December 31, 2002 and 2003, approximately 245,000 and 17,530 shares, respectively, of common stock issuable on the conversion of the Allied Riser convertible subordinated notes. For the years ended December 31, 2002 and 2003, warrants for approximately 104,000 and 50,000 shares, respectively, of common stock were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

        The following details the determination of the diluted weighted average shares for the year ended December 31, 2003.

Year Ended December 31, 2003
Weighted average common shares outstanding — basic	7,744,350
Dilutive effect of stock options	7,417
Dilutive effect of preferred stock	150,972,671
Dilutive effect of warrants	53,515

Weighted average shares — diluted	158,777,953

        There is no effect on net income for the year ended December 31, 2003, caused by the conversion of any of the above securities included in the diluted weighted average shares calculation.

Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which is effective for fiscal years beginning after June 15, 2002. The statement provides accounting and reporting standards for recognizing obligations related to asset retirement costs associated with the retirement of tangible long-lived assets. Under this statement, legal obligations associated with the retirement of long-lived assets are to be recognized at their fair value in the period in which they are incurred if a reasonable estimate of fair value can be made. The fair value of the asset retirement costs is capitalized as part of the carrying amount of the long-lived asset and expensed using a systematic and rational method over the assets' useful life. Any subsequent changes to the fair value of the liability will be expensed. The adoption of this statement on January 1, 2003 did not have a material impact on the Company's operations or financial position.

        On July 29, 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 replaces Issue 94-3. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company has not recognized costs associated with exit or disposal activities and as a result the adoption of this statement did not have a material impact on the Company's operations or financial position.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," or SFAS No. 148. SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB No. 28, "Interim Financial Reporting," to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB No. 28. The provisions of SFAS No. 148 are effective for fiscal years beginning after December 15, 2002 with respect to the amendments of SFAS No. 123 and effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002 with respect to the amendments of APB No. 28. The Company has adopted SFAS No. 148 by including the required additional disclosures.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46") to clarify the conditions under which assets, liabilities and activities of another entity should be consolidated into the financial statements of a company. FIN 46 requires the consolidation of a variable interest entity by a company that bears the majority of the risk of loss from the variable interest entity's activities, is entitled to receive a majority of the variable interest entity's residual returns, or both. The adoption of FIN 46 did not have an impact on the Company's financial position or results of operations.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others," ("FIN 45") which expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN 45 requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. In November 2003, the Company provided an indemnification to certain selling former shareholders of LNG as discussed in Note 9. Pursuant to FIN 45, the Company has recorded a long-term liability and corresponding asset of approximately $167,000 for the estimated fair value of this obligation.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The new guidance amends SFAS No. 133 for decisions made: (a) as part of the Derivatives Implementation Group process that effectively required amendments to SFAS No. 133, (b) in connection with other Board projects dealing with financial instruments, and (c) regarding implementation issues raised in relation to the application of the definition of derivative. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of the provisions of SFAS No. 149 did not have an impact on the Company's results of operations or financial position.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities. The provisions of SFAS No. 150 became effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that existed as of July 1, 2003.The Company does not have any financial instruments that meet the provisions of SFAS No. 150; therefore, adopting the provisions of SFAS No. 150 did not have an impact on the Company's results of operations or financial position.

        In November 2002, the FASB's Emerging Issues Task Force reached a final consensus on Issue No.00-21. "Accounting for Revenue arrangements with Multiple Deliverables" ("EITF 00-21"), which is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Under EITF 00-21, revenue arrangements with multiple deliverables are required to be divided into separate units of accounting under certain circumstances. The adoption of EITF 00-21 did not have a material effect on the Company's consolidated financial statements.

        In December 2003, the SEC issued Staff Accounting Bulletin No. 104, "Revenue Recognition", which updates the guidance in SAB No. 101, integrates the related set of Frequently Asked Questions, and recognizes the role of EITF 00-21. The adoption of SAB No. 104 did not have a material effect on the Company's consolidated financial statements.

2.     Acquisitions:

        The acquisition of the assets of NetRail, PSINet and FNSI and the merger with Allied Riser were recorded in the accompanying financial statements under the purchase method of accounting. The FNSI purchase price allocation is preliminary and further refinements may be made. The PSINet purchase price was increased by $700,000 during 2003 to reflect the settlement of the pre-existing contingency discussed in Note 9. The operating results related to the acquired assets of NetRail, PSINet and FNSI and the merger with Allied Riser have been included in the consolidated statements of operations from the dates of their acquisition. The NetRail acquisition closed on September 6, 2001. The Allied Riser merger closed on February 4, 2002. The PSINet acquisition closed on April 2, 2002. The FNSI acquisition closed on February 28, 2003.

        The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the respective acquisition dates (in thousands).

	NetRail	Allied Riser	PSINet	FNSI
Current assets	$200	$71,502	$4,842	$291
Property, plant & equipment	150	—	294	—
Intangible assets	11,740	—	12,166	2,727
Other assets	—	3,289	—	—

Total assets acquired	$12,090	$74,791	$17,302	$3,018
Current liabilities	—	20,621	7,852	2,941
Long term debt	—	34,760	—	25

Total liabilities assumed	—	55,381	7,852	2,966

Net assets acquired	$12,090	$19,410	$9,450	$52

        The intangible assets acquired in the NetRail acquisition were allocated to customer contracts ($0.7 million) and peering rights ($11.0 million) and are being amortized over a weighted average useful life of 36 months. The intangible assets acquired in the PSINet acquisition were allocated to customer contracts ($4.7 million), peering rights ($5.4 million), trade name ($1.8 million), and a non-compete agreement ($0.3 million). These intangible assets are being amortized in periods ranging from two to five years. The intangible assets acquired in the FNSI acquisition were allocated to customer contracts ($2.6 million) and a non-compete agreement ($0.1 million). These intangible assets are being amortized in periods ranging from one to two years.

        The purchase price of Allied Riser was approximately $12.5 million and included the issuance of 13.4% of the Company's common stock at the acquisition date, or approximately 2.0 million shares of common stock valued at approximately $10.2 million, the issuance of warrants and options for the Company's common stock valued at approximately $0.8 million and transaction expenses of approximately $1.5 million. The fair value of the common stock was determined by using the average closing price of Allied Risers' common stock in accordance with SFAS No. 141. Allied Riser's subordinated convertible notes were recorded at their fair value using their quoted market price at the merger date. The fair value of net assets acquired was approximately $55.5 million resulting in negative goodwill of approximately $43.0 million. Negative goodwill was allocated to long-lived assets of approximately $34.6 million with the remaining $8.4 million recorded as an extraordinary gain.

        If the Allied Riser, PSINet and FNSI acquisitions had taken place at the beginning of 2002 and 2003, the unaudited pro forma combined results of the Company for the years ended December 31, 2002 and 2003 would have been as follows (amounts in thousands, except per share amounts).

	Year Ended December 31, 2002	Year Ended December 31, 2003
Revenue	$72,763	$61,172
Net (loss) income before extraordinary items	(108,739)	140,236
Net (loss) income	(100,296)	140,236
(Loss) income per share before extraordinary items — basic	$(31.46)	$18.11
(Loss) income per share before extraordinary items — diluted	$(31.46)	$0.88
(Loss) income per share — basic	$(29.02)	$18.11
(Loss) income per share — diluted	$(29.02)	$0.88

        In management's opinion, these unaudited pro forma amounts are not necessarily indicative of what the actual results of the combined operations might have been if the Allied Riser, PSINet and FNSI acquisitions had been effective at the beginning of 2002 and 2003.

3.     Property and equipment:

        Property and equipment consisted of the following (in thousands):

	December 31,
	2002	2003
Owned assets:
Network equipment	$173,126	$186,204
Software	6,998	7,482
Office and other equipment	2,600	4,120
Leasehold improvements	35,016	50,387
System infrastructure	29,996	32,643
Construction in progress	5,866	988

	253,602	281,824
Less — Accumulated depreciation and amortization	(36,114)	(72,762)

	217,488	209,062
Assets under capital leases:
IRUs	112,229	118,273
Less — Accumulated depreciation and amortization	(6,937)	(12,929)

	105,292	105,344

Property and equipment, net	$322,780	$314,406

        Depreciation and amortization expense related to property and equipment and capital leases was $12.2 million, $26.6 million and $38.4 million, for the years ended December 31, 2001, 2002 and 2003, respectively.

Capitalized interest, labor and related costs

        In 2001, 2002 and 2003, the Company capitalized interest of $4.4 million, $0.8 million and $0.1 million, respectively. In 2001, 2002 and 2003, the Company capitalized salaries and related benefits of $7.0 million, $4.8 million and $2.6 million, respectively.

4.     Accrued Liabilities:

        Accrued liabilities as of December 31 consist of the following (in thousands):

	2002	2003
General operating expenditures	$8,315	$4,541
Litigation settlement accruals	5,168	400
Deferred revenue	1,250	486
Payroll and benefits	543	419
Taxes	1,937	1,584
Interest	1,329	455

Total	$18,542	$7,885

5.     Intangible Assets:

        Intangible assets as of December 31 consist of the following (in thousands):

	2002	2003
Peering arrangements (weighted average life of 36 months)	$15,740	$16,440
Customer contracts (weighted average life of 25 months)	5,575	8,145
Trade name (weighted average life of 36 months)	1,764	1,764
Non-compete agreements (weighted average life of 45 months)	294	431

Total (weighted average life of 33 months)	$23,373	$26,780
Less — accumulated amortization	(8,718)	(18,671)

Intangible assets, net	$14,655	$8,109

        Intangible assets are being amortized over periods ranging from 24 to 60 months. Amortization expense for the years ended December 31, 2001, 2002 and 2003 was approximately $1.3 million, $7.4 million and $10.0 million respectively. Future amortization expense related to intangible assets is expected to be $7.0 million, $1.1 million, $59,000, and $15,000 for the years ending December 31, 2004, 2005, 2006 and 2007, respectively.

6.     Other assets:

        Other assets as of December 31 consist of the following (in thousands):

	2002	2003
Prepaid expenses	$500	$378
Deposits	5,335	3,419
Indemnification	—	167
Deferred financing costs	13,281	—

Total	$19,116	$3,964

        Deferred financing costs were costs related to the Cisco credit facility. In connection with the restructuring of the Cisco credit facility, these amounts were written-off in 2003 as discussed in Note 1.

7.     Long-term debt:

        In March 2000, Cogent entered into a $280 million credit facility with Cisco Capital. In March 2001, the credit facility was increased to $310 million and in October 2001 the agreement was increased to $409 million. The credit facility provided for the financing of purchases of up to $270 million of Cisco network equipment, software and related services, the funding up to $64 million of working capital, and funding up to $75 million for interest and fees related to the credit facility. Borrowings under the credit facility were subject to Cogent's satisfaction of certain operational and financial covenants. Cogent was in violation of a 2002 financial covenant and failed to subsequently cure the violation. Accordingly, the payment of outstanding borrowings under the credit facility may have been accelerated by Cisco Capital and made immediately due and payable. As a result, this obligation was recorded as a current liability on the accompanying December 31, 2002 balance sheet. Immediately prior to the closing of the Exchange Agreement on July 31, 2003, the Company was indebted under the Cisco credit facility for a total of $269.1 million ($262.8 million of principal and $6.3 million of accrued but unpaid interest).

Restructuring and Amended and Restated Credit Agreement

        In connection with the Exchange Agreement as further described in Note 1, the Company entered into the Amended and Restated Credit Agreement with Cisco Capital which became effective on July 31, 2003. Under the Amended and Restated Credit Agreement the Company's indebtedness to Cisco was reduced to a $17.0 million note and Cisco Capital's obligation to make additional loans to the Company was terminated. Additionally the Amended and Restated Credit Agreement eliminated the Company's financial performance covenants. Cisco Capital retained its senior security interest in substantially all of the Company's assets, however, the Company may subordinate Cisco Capital's security interest in the Company's accounts receivable to another lender.

        The restructured debt is evidenced by the Amended and Restated Cisco Note for $17.0 million payable to Cisco Capital. The Amended and Restated Cisco Note was issued under the Amended and Restated Credit Agreement that is to be repaid in three installments. No interest is payable, nor does interest accrue on the Amended and Restated Cisco Note for the first 30 months, unless the Company defaults under the terms of the Amended and Restated Credit Agreement. Principal and interest is paid as follows: a $7.0 million principal payment is due after 30 months, a $5.0 million principal payment plus interest accrued is due in 42 months, and a final principal payment of $5.0 million plus interest accrued is due in 54 months. When the Amended and Restated Cisco Note accrues interest, interest accrues at the 90-day LIBOR rate plus 4.5%.

        The Amended and Restated Cisco Note is subject to mandatory prepayment in full, without prepayment penalty, upon the occurrence of the closing of any change in control of the Company, the completion of any equity financing or receipt of loan proceeds in excess of $30.0 million, the achievement by the Company of four consecutive quarters of positive operating cash flow of at least $5.0 million, or the merger of the Company resulting in a combined entity with an equity value greater than $100.0 million, each of these events is defined in the agreement. The debt is subject to partial mandatory prepayment in an amount equal to the lesser of $2.0 million or the amount raised if the Company raises less than $30.0 million in a future equity financing.

        Future maturities of principal and estimated future interest under the Amended and Restated Cisco Note are as follows (in thousands):

For the year ending December 31,
2004	$—
2005	—
2006	7,515
2007	5,304
2008	5,023
Thereafter	—

$17,842

Allied Riser convertible subordinated notes

        On September 28, 2000, Allied Riser completed the issuance and sale in a private placement of an aggregate of $150.0 million in principal amount of its 7.50% convertible subordinated notes due September 15, 2007 (the "Notes"). At the closing of the merger between Allied Riser and the Company, approximately $117.0 million of the Notes were outstanding. The Notes were convertible at the option of the holders into shares of Allied Riser's common stock at an initial conversion price of approximately 65.06 shares of Allied Riser common stock per $1,000 principal amount. The conversion ratio is adjusted upon the occurrence of certain events. The conversion rate was adjusted to approximately 2.09 shares of the Company's common stock per $1,000 principal amount in connection with the merger. Interest is payable semiannually on June 15 and December 15, and is payable, at the election of the Company, in either cash or registered shares of the Company's common stock. The Notes are redeemable at the Company's option at any time on or after the third business day after June 15, 2004, at specified redemption prices plus accrued interest.

        In January 2003, the Company, Allied Riser and the holders of approximately $106.7 million in face value of the Allied Riser notes entered into an exchange agreement and a settlement agreement. Pursuant to the exchange agreement, these note holders surrendered their notes, including accrued and unpaid interest, in exchange for a cash payment of approximately $5.0 million, 3.4 million shares of the Company's Series D preferred stock and 3.4 million shares of the Company's Series E preferred stock. This preferred stock, at issuance, was convertible into approximately 4.2% of the Company's then outstanding fully diluted common stock. Pursuant to the settlement agreement, these note holders dismissed their litigation with prejudice in exchange for the cash payment. These transactions closed in March 2003 when the agreed amounts were paid and the Company issued the Series D and Series E preferred shares. The settlement and exchange transactions together eliminated $106.7 million in face amount of the notes due in June 2007, interest accrued on these notes since the December 15, 2002 interest payment, all future interest payment obligations on these notes and settled the note holder litigation discussed in Note 9. The terms of the remaining $10.2 million of subordinated convertible notes were not impacted by these transactions and they continue to be due on June 15, 2007. These notes were recorded at their fair value of approximately $2.9 million at the merger date. This discount is accreted to interest expense through the maturity date.

        As of December 31, 2002, the Company had accrued the amount payable under the settlement agreement, net of a recovery of $1.5 million under its insurance policy. This resulted in a net expense of $3.5 million recorded in 2002. The $4.9 million payment required under the settlement agreement was paid in March 2003. The Company received the $1.5 million insurance recovery in April 2003. The exchange agreement resulted in a gain of approximately $24.8 million recorded in March 2003. The gain resulted from the difference between the $36.5 million net book value of the notes ($106.7 face value less the related discount of $70.2 million) and $2.0 million of accrued interest and the exchange consideration which included $5.0 million in cash and the $8.5 million estimated fair market value for the Series D and Series E preferred stock less approximately $0.2 million of transaction costs.

8.     Income taxes:

        The net deferred tax asset is comprised of the following (in thousands):

	December 31
	2002	2003
Net operating loss carry-forwards	$179,151	$234,059
Depreciation	(6,097)	(23,627)
Start-up expenditures	3,912	3,724
Accrued liabilities	4,833	3,633
Deferred compensation	2,677	10,255
Other	40	28
Valuation allowance	(184,516)	(228,072)

Net deferred tax asset	$—	$—

        Due to the uncertainty surrounding the realization of its net deferred tax asset, the Company has recorded a valuation allowance for the full amount of its net deferred tax asset. Should the Company achieve profitability, its deferred tax assets may be available to offset future income tax liabilities. The federal and state net operating loss carry-forwards of approximately $577 million expire in 2020 to 2023. For federal and state tax purposes, the Company's net operating loss carry-forwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws. The federal and state net operating loss carry-forwards of Allied Riser Communications Corporation as of February 4, 2002 of approximately $257 million are subject to certain limitations on annual utilization due to the change in ownership as a result of the merger as defined by federal and state tax laws.

        Under Section 108(a)(1)(B) of the Internal Revenue Code of 1986 gross income does not include amounts that would be includible in gross income by reason of the discharge of indebtedness to the extent that a non-bankrupt taxpayer is insolvent. Under Section 108(a)(1)(B) the Company believes that its gains on the settlement of debt with certain Allied Riser note holders and its debt restructuring with Cisco Capital for financial reporting purposes will not result in taxable income. However, these transactions resulted in a reduction to the Company's net operating loss carry forwards of approximately $20 million in 2003 and will result in further reductions to the Company's net operating loss carry forwards of approximately $291 million in 2004.

        The following is a reconciliation of the Federal statutory income tax rate to the effective rate reported in the financial statements.

	2001	2002	2003
Federal income tax (benefit) at statutory rates	34.0%	34.0%	34.0%
State income tax (benefit) at statutory rates, net of Federal benefit	6.6	7.6	(3.7)
Impact of permanent differences	—	5.3	(53.0)
Change in valuation allowance	(40.6)	(46.9)	22.7

Effective income tax rate	—%	—%	—%

9.     Commitments and contingencies:

Capital leases—Fiber lease agreements

        The Company has entered into lease agreements with several providers for intra-city and inter-city dark fiber primarily under 15-25 year IRUs. These IRUs connect the Company's national backbone fiber with the multi-tenant office buildings and the customers served by the Company. Once the Company has accepted the related fiber route, leases of intra-city and inter-city fiber-optic rings that meet the criteria for treatment as capital leases are recorded as a capital lease obligation and IRU asset. The future minimum commitments under these agreements are as follows (in thousands):

For the year ending December 31,
2004	$8,334
2005	6,493
2006	5,999
2007	6,001
2008	6,001
Thereafter	77,647

Total minimum lease obligations	110,475
Less — amounts representing interest	(48,722)

Present value of minimum lease obligations	61,753
Current maturities	(3,646)

Capital lease obligations, net of current maturities	$58,107

Fiber Leases and Construction Commitments

        Certain of the Company's agreements for the construction of building laterals and for the leasing of metro fiber rings and lateral fiber include minimum specified commitments. The Company has also submitted product orders but not yet accepted the related fiber route or lateral construction. The future minimum commitments under these arrangements are approximately $0.3 million each of the years ending December 31, 2004 through December 31, 2008 and $2.7 million therafter.

Cisco equipment purchase commitment

        In March 2000, the Company entered into a five-year agreement to purchase from Cisco minimum annual amounts of equipment, professional services, and software. In October 2001, the commitment was increased to purchase a minimum of $270 million through December 2004. As of July 31, 2003, the Company had purchased approximately $198.1 million towards this commitment and had met all of the minimum annual purchase commitment obligations. As part of the Company's restructuring of the Cisco credit facility this agreement was amended. The amended agreement has no minimum purchase commitment but does have a requirement that the Company purchase Cisco equipment for its network equipment needs. No financing is provided and the Company is required to pay Cisco in advance for any purchases.

Legal Proceedings

        Vendor Claims and Disputes.    One of the Company's subsidiaries, Allied Riser Operations Corporation, is involved in a dispute with its former landlord in Dallas, Texas. On July 15, 2002, the landlord filed suit in the 193rd District Court of the State of Texas alleging that Allied Riser's March 2002 termination of its lease with the landlord resulted in a default under the lease. The Company believes, and Allied Riser Operations Corporation has responded, that the termination was consistent with the terms of the lease. Although the suit did not specify damages, the Company estimates, based upon the remaining payments under the lease and assuming no mitigation of damages by the landlord, that the amount in controversy may total approximately $3.0 million. The Company has not recognized a liability for this dispute and intends to vigorously defend its position.

        The Company generally accrues for the amounts invoiced by its providers of telecommunications services. Liabilities for telecommunications costs in dispute are generally reduced when the vendor acknowledges the reduction in its invoice and the credit is granted. In 2002, one vendor invoiced the Company for approximately $1.7 million in excess of what the Company believes is contractually due to the vendor. The vendor has initiated an arbitration proceeding related to this dispute. The Company has not reflected this disputed amount as a liability. The Company intends to vigorously defend its position related to these charges.

        PSINet Liquidating, LLC.    On March 19, 2003 PSINet Liquidating LLC filed a motion in the United States Bankruptcy Court for the Southern District of New York seeking an order instructing the Company to return certain equipment and to cease using certain equipment. The motion relates to the asset purchase agreement under which the Company purchased through the bankruptcy process certain assets from the estate of PSINet, Inc. The PSINet estate alleged that the Company failed to make available for pick-up and failed to return all of the equipment that the Company was obligated to return under the terms of the asset purchase agreement and that the Company was in some cases making use of that equipment in violation of the agreement. On May 7, 2003 the Company agreed with the PSINet estate on a mechanism for identifying equipment that still must be returned and determining the compensation for any unreturned equipment. The bankruptcy court has approved the agreement and the Company has funded a $600,000 escrow account related to this matter to resolve the potential remaining obligations for unreturned equipment. The Company believes that all equipment to be returned to the PSINet estate has been returned, and the Company is in the process of determining what, if any, amount will need to be released from the escrow account to the PSINet estate, as well as finalizing the purchase, in lieu of return, of selected equipment from the PSINet estate, for which the Company has accrued an additional $75,000.

        Employment Litigation    In 2003, a claim was filed against the Company by a former employee asserting primarily that additional commissions were due to the employee. The Company had filed a claim against this employee for breach of contract among other claims. A judgment was awarded and the Company has filed a motion for reconsideration. The Company recorded a liability for the estimated net loss under this judgment. The matter is awaiting final adjudication.

        The Company is involved in other legal proceedings in the normal course of business which management does not believe will have a material impact on the Company's financial condition

Operating leases and license agreements

        The Company leases office space, network equipment sites, and facilities under operating leases. The Company also enters into building access agreements with the landlords of its targeted multi- tenant office buildings. The Company acquired building access agreements and operating leases for facilities in connection with the Allied Riser merger. Future minimum annual commitments under these arrangements are as follows (in thousands):

2004	$15,019
2005	13,054
2006	10,842
2007	8,869
2008	7,346
Thereafter	28,469

$83,599

        Rent expense relates to leased office space and was $3.3 million in 2001 $3.3 million in 2002 and $2.3 million in 2003. The Company has subleased certain office space and facilities. Future minimum payments under these sub lease agreements are approximately $1.1 million, $0.7 million, $0.3 million, $0.2 million and $0.1 million for the years ending December 31, 2004 through December 31, 2008.

Maintenance and connectivity agreements

        The Company pays a monthly fee per route mile over a minimum of 20 years for the maintenance of its two national backbone fibers. In certain cases, the Company connects its customers and the buildings it serves to its national fiber-optic backbone using intra-city and inter-city fiber under operating lease commitments.

        Future minimum obligations as of December 31, 2003, related to these arrangements are as follows (in thousands):

Year ending December 31
2004	$3,461
2005	3,507
2006	3,577
2007	3,649
2008	3,721
Thereafter	47,348

$65,263

Shareholder Indemnification

        In November 2003 the Company's Chief Executive Officer acquired LNG Holdings S.A. ("LNG"). LNG, through its LambdaNet group of subsidiaries, operated a carriers' carrier fiber optic transport business in Europe. In connection with this transaction, the Company provided an indemnification to certain former LNG shareholders. The guarantee is without expiration and covers claims related to LNG's LambdaNet subsidiaries and actions taken in respect thereof including actions related to the transfer of ownership interests in LNG. Should the Company be required to perform the Company will defend the action and may attempt to recover from LNG and other involved entities. The Company has recorded a long-term liability and corresponding asset of approximately $167,000 for the estimated fair value of this obligation.

10.   Stockholders' equity:

        In June 2003, the Company's board of directors and shareholders approved the Company's fourth amended and restated certificate of incorporation. The amended and restated charter increased the number of authorized shares of the Company's common stock from 21,100,000 shares to 395,000,000 shares, eliminated the reference to the Company's Series A, B, C, D, and E preferred stock ("Existing Preferred Stock") and authorized 120,000 shares of authorized but unissued and undesignated preferred stock.

        On July 31, 2003 and in connection with the Company's debt restructuring and the Purchase Agreement, all of the Company's Existing Preferred Stock was converted into approximately 10.8 million shares of common stock. At the same time the Company issued 11,000 shares of Series F preferred stock to Cisco Capital under the Exchange Agreement and issued 41,030 shares of Series G preferred stock for gross proceeds of $41.0 million to the Investors under the Purchase Agreement.

        In September 2003, the Compensation Committee (the "Committee") of the board of directors adopted and the stockholders approved, the Company's 2003 Incentive Award Plan (the "Award Plan"). The Award Plan reserved 54,001 shares of Series H preferred stock for issuance under the Award Plan.

        Each share of the Series G preferred stock, Series F preferred stock and Series H preferred stock (collectively, the "New Preferred") may be converted into shares of common stock at the election of its holder at any time. The Series F preferred stock is convertible into 68.2 million shares of common stock. The Series G preferred stock is convertible into 254.9 million shares of common stock. The Series H preferred stock is convertible into 41.5 million shares of common stock. The New Preferred will be automatically converted into common stock, at the then applicable conversion rate in the event of an underwritten public offering of shares of the Company at a total offering of not less than $50 million at a post-money valuation of the Company of $500 million (a "Qualifying IPO"). The conversion prices are subject to adjustment, as defined.

        The New Preferred stock votes together with the common stock and not as a separate class. Each share of the New Preferred has a number of votes equal to the number of shares of common stock then issuable upon conversion of such shares. The consent of holders of a majority of the outstanding Series F preferred stock is required to declare or pay any dividend on the common or the preferred stock of the Company, and the consent of the holders of 80% of the Series G preferred stock is required prior to an underwritten public offering of the Company's stock unless the aggregate pre-money valuation of the Company at the time of the offering is at least $500 million, and the gross cash proceeds of the offering are $50 million.

        In the event of any dissolution, liquidation, or winding up of the Company, at least $11.0 million will be paid in cash to the holders of the Series F preferred stock, at least $123.0 million will be paid in cash to the holders of the Series G preferred stock and at least $9.1 million will be paid in cash to the holders of the Series H preferred stock before any payment is made to the holders of the Company's common stock.

Warrants and options

        Warrants to purchase 0.8 million shares of the Company's common stock were issued to Cisco Capital in connection with working capital loans under the Company's credit facility. On July 31, 2003 these warrants were cancelled as part of the restructuring of the Company's debt to Cisco Capital.

        In connection with the February 2002 merger with Allied Riser, the Company assumed warrants issued by Allied Riser that convert into approximately 0.1 million shares of the Company's common stock. All warrants are exercisable at exercise prices ranging from $0 to $475 per share. These warrants were valued at approximately $0.8 million using the Black- Scholes method of valuation and are recorded as stock purchase warrants using the following assumptions—average risk free rates of 4.7 percent, an estimated fair value of the Company's common stock of $5.32, expected live of 8 years and expected volatility of 207.3%.

        In connection with the February 2003 purchase of certain assets of Fiber Network Solutions, Inc., options for 120,000 shares of common stock at $0.45 per share were issued to certain the former FNSI vendors. The fair value of these options was estimated at $52,000 at the date of grant with the following weighted-average assumptions—an average risk-free rate of 3.5 percent, a dividend yield of 0 percent, an expected life of 10.0 years, and expected volatility of 128%.

Offer to exchange — Series H Preferred Stock

        In September 2003, the Company offered its employees the opportunity to exchange eligible outstanding stock options and certain common stock for restricted shares of Series H participating convertible preferred stock. In order for an employee to participate in the exchange, the employee was required to forfeit any and all shares of common stock ("Subject Common Stock") and his or her stock options granted under the Company's Amended and Restated Cogent Communications Group 2000 Equity Incentive Plan. Subject Common Stock included common stock received as a result of a conversion of Series B and Series C preferred stock but excluded common stock purchased on public markets. In October 2003, pursuant to the offer, the Company exchanged options representing the right to purchase an aggregate of approximately 1.0 million shares of the Company's common stock for approximately 53,500 shares of Series H restricted stock. In addition, all 1.2 million shares of Subject Common Stock were surrendered. The Company recorded a deferred compensation charge of approximately $46.1 million in the fourth quarter of 2003 related to these grants of restricted stock under this offer to exchange. The Company also granted approximately 350 shares of Series H preferred to certain new employees resulting in an additional deferred compensation charge of approximately $0.3 million. Deferred compensation is being amortized over the vesting period of the Series H preferred stock. For shares granted under the offer to exchange, the vesting period was 27% upon grant with the remaining shares vesting ratably over a three year period for grants to newly hired employees, the vesting period is generally 25% after one year with the remaining shares vesting over four years. Compensation expense related to Series H preferred stock was approximately $16.4 million for the year ended December 31, 2003. When an employee terminates prior to full vesting, the total remaining deferred compensation charge is reduced, the employee retains their vested shares and the employees' unvested shares are returned to the plan.

Dividends

        The Cisco credit facility prohibits the Company from paying cash dividends and restricts the Company's ability to make other distributions to its stockholders.

Beneficial Conversion Charges

        The October 2001 issuance of Series C preferred stock resulted in an adjustment of the conversion rate of the Series B preferred stock from 1.0 shares of common stock per ten shares of Series B preferred to 1.2979 shares of common stock per ten shares of Series B preferred. This equates to an additional 0.6 million shares of common stock. This transaction resulted in a non-cash beneficial conversion charge of approximately $24.2 million that was recorded in the Company's fourth quarter 2001 financial statements as a reduction to retained earnings and earnings available to common shareholders and an increase to additional paid-in capital.

        A beneficial conversion charge of $52.0 million was recorded on July 31, 2003 since the price per common share at which the Series F and Series G convertible preferred stock converted into at issuance were less than the quoted trading price of the Company's common stock on that date.

11.   Stock option plan:

        In 1999, the Company adopted its Equity Incentive Plan (the "Plan") for granting of options to employees, directors, and consultants under which 1,490,000 shares are reserved for issuance. Options granted under the Plan may be designated as incentive or nonqualified at the discretion of the Plan administrator. Stock options granted under the Plan generally vest over a four-year period and have a term of ten years. Stock options exercised, granted, and canceled during the period from inception (August 9, 1999) to December 31, 2003, were as follows:

	Number of options	Weighted-average exercise price
Outstanding at December 31, 2000	608,136	$9.90
Granted	822,072	$4.04
Exercised	(9,116)	$2.25
Cancellations	(263,173)	$12.10

Outstanding at December 31, 2001	1,157,919	$5.30

Granted	153,885	$1.93
Exercised	(7,296)	$0.13
Cancellations	(271,222)	$6.94

Outstanding at December 31, 2002	1,033,286	$4.41

Granted	157,175	$0.49
Exercised	—	—
Cancellations	(1,068,861)	$4.28

Outstanding at December 31, 2003	121,600	$0.45

        Options exercisable as of December 31, 2001, were 223,523 with a weighted-average exercise price of $7.24. Options exercisable as of December 31, 2002, were 506,833 with a weighted-average exercise price of $4.78. Options exercisable as of December 31,2003, were 120,043 with a weighted-average exercise price of $0.45. The weighted-average remaining contractual life of the outstanding options at December 31, 2003, was approximately 9 years.

OUTSTANDING AND EXERCISABLE BY PRICE RANGE
As of December 31, 2003

Range of Exercise Prices	Number Outstanding 12/31/2003	Weighted Average Remaining Contractual Life (years)	Weighted-Average Exercise Price	Number Exercisable As of 12/31/2002	Weighted-Average Exercise Price
$0.45	121,500	9.16	$0.45	120,000	$0.45
$2.00	100	8.01	$2.00	43	$2.00

Deferred Compensation Charge—Stock Options

        The Company recorded a deferred compensation charge of approximately $14.3 million in the fourth quarter of 2001 related to options granted at exercise prices below the estimated fair market value of the Company's common stock on the date of grant. The deferred compensation charge was amortized over the vesting period of the related options which was generally four years. In connection with the October 2003 offer to exchange and granting of Series H preferred stock the remaining $3.2 million unamortized balance of deferred compensation is now amortized over the vesting period of the Series H preferred stock.

        Compensation expense related to stock options was approximately $3.3 million for the years ended December 31, 2001 and 2002 and $2.3 million for the year ended December 31, 2003.

12.   Related party:

        The Company's headquarters is located in an office building owned by an entity controlled by the Company's Chief Executive Officer. The Company paid $453,000 in 2001, $410,000 in 2002 and $367,000 in 2003 in rent to this entity. In August 2003, the lease was amended to expire in August 2004. There are no amounts due to or from related parties at December 31, 2002 or 2003.

        In November 2003 the Company's Chief Executive Officer acquired LNG Holdings S.A. ("LNG"). LNG, through its LambdaNet group of subsidiaries, operated a carriers' carrier fiber optic transport business Europe. In connection with this transaction the Company provided an indemnification to certain former LNG shareholders.

13.   Quarterly financial information (unaudited):

	Three months ended
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002
	(in thousands, except share and per share amounts)
Net service revenue	$3,542	$18,578	$15,960	$13,833
Cost of network operations, including amortization of deferred compensation	6,908	16,007	14,243	12,166
Operating loss	(16,684)	(15,523)	(16,875)	(13,192)
Net loss	(17,959)	(24,562)	(25,409)	(23,914)
Net loss applicable to common stock	(17,959)	(24,562)	(25,409)	(23,914)
Net loss per common share	(6.81)	(7.18)	(7.34)	(6.86)
Weighted-average number of shares outstanding	2,637,951	3,419,582	3,463,995	3,483,838
	Three months ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
	(in thousands, except share and per share amounts)
Net service revenue	$14,233	$15,519	$15,148	$14,522
Cost of network operations, including amortization of deferred compensation	10,739	12,282	12,067	13,236
Operating loss	(14,880)	(16,568)	(15,901)	(33,878)
Gain — Cisco credit facility — troubled debt restructuring	—	—	215,432	—
Gain — Allied Riser note exchange	24,802	—	—	—
Net (loss) income	1,914	(22,796)	196,462	(34,837)
Net (loss) income applicable to common stock	1,914	(22,796)	144,462	(34,837)
Net (loss) income per common share — basic	0.55	(6.54)	18.48	(2.64)
Net (loss) income per common share — diluted	0.14	(6.54)	0.86	(2.64)
Weighted-average number of shares outstanding — basic	3,483,838	3,483,838	10,628,612	13,204,582
Weighted-average number of shares outstanding — diluted	13,845,149	3,483,838	228,595,536	13,204,582

        The net loss applicable to common stock for the first and fourth quarters of 2002 includes extraordinary gains of approximately $4.5 million and $3.9 million, respectively, related to the merger with Allied Riser. The net loss applicable to common stock for the third quarter of 2003 includes a non-cash beneficial conversion charge of $52.0 million.

14.   Subsequent events:

        Merger with Symposium Gamma, Inc. and Acquisition of Firstmark Communications Participations S.a.r.l. and Subsidiaries ("FMCP")

        In November 2003, approximately 90% of the stock of LNG, the then parent company to FMCP, was acquired by Symposium Inc. ("Symposium") a Delaware corporation. Symposium is wholly owned by the Company's Chief Executive Officer. In January 2004, LNG transferred its interest in FMCP to Symposium Gamma, Inc. ("Gamma"), a Delaware corporation in return for a commitment by Gamma to invest at least $2 million in the operations of LambdaNet France. Gamma (and the Company after the merger) undertook to obtain the release of LNG from certain guarantee obligations. Prior to this transfer, Gamma had raised approximately $2.5 million in a private equity transaction with certain existing investors in the Company and a new investor.

        In January 2004, Gamma merged with the Company. Under the merger agreement all of the issued and outstanding shares of Gamma common stock were converted into 2,575 shares of the Company's Series I convertible participating preferred stock and the Company became Gamma and FMCP's sole shareholder. The 2,575 shares of the Series I convertible participating preferred stock is convertible into approximately 16.0 million shares of the Company's common stock.

        The Company plans to continue to support the FMCP's products including point-to-point transport and transit services. The Company also intends to introduce in Europe a new set of products and services based on the Company's current North American product set.

Short Term Loans to FMCP

        In January 2004, FMCP's subsidiary in France borrowed approximately $1.4 million from the Company. This amount was repaid in full in February 2004. In February 2004, FMCP's subsidiaries in France and Spain each borrowed approximately $895,000 from the Company.

15.   Merger with Symposium Omega

        On March 30, 2004 the Company merged with Symposium Omega, Inc., ("Omega") a Delaware corporation. Prior to the merger Omega had raised approximately $19.5 million in cash and agreed to acquire a German fiber optic network. The Company issued 3,891 shares of Series J convertible preferred stock to the shareholders of Omega in exchange for all of the outstanding common stock of Omega. This Series J convertible preferred stock will become convertible into approximately 120.6 million shares of the Company's common stock. The German network includes a pair of single mode fibers under a fifteen-year IRU, network equipment, and the co-location rights to facilities in approximately thirty-five points of presence in Germany. The agreement will require a one-time payment of approximately 2.3 million EUROS and includes monthly service fees of approximately 85,000 EUROS for co location and maintenance for the pair of single mode fibers.

        It is anticipated that the network will be delivered in full by May 2004. The Company intends to integrate this German network into its existing European networks and introduce point-to-point transport, transit services and its North American product set in Germany.

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INFORMATION STATEMENT
PROPOSAL AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION
DESCRIPTION OF OUR BUSINESS
DESCRIPTION OF THE MERGERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
FINANCIAL INFORMATION REGARDING THE COMPANY
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Condensed Combined Pro Forma Balance Sheet As of December 31, 2003 (dollars in thousands)
Notes to the Unaudited Condensed Combined Pro Forma Balance Sheet As of December 31, 2003
Unaudited Condensed Combined Pro forma Statement of Operations For Year Ended December 31, 2003 (in thousands, except share and per share data)
Notes to the Unaudited Condensed Combined Pro forma Statement of Operations For Year Ended December 31, 2003
APPENDIX A AMENDMENT NO. 1 TO THE FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
APPENDIX B
APPENDIX C
APPENDIX D MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
APPENDIX E AUDITED FINANCIAL STATEMENTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Auditors
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2002 AND 2003 (IN THOUSANDS, EXCEPT SHARE DATA)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2001, DECEMBER 31, 2002 AND DECEMBER 31, 2003 (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2001, DECEMBER 31, 2002 AND DECEMBER 31, 2003 (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2001, DECEMBER 31, 2002 AND DECEMBER 31, 2003 (IN THOUSANDS)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2001, 2002, and 2003